Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

READY CAPITAL CORPORATION,

RC MERGER SUBSIDIARY, LLC

and

ANWORTH MORTGAGE ASSET CORPORATION

Dated as of December 6, 2020

i

Annex A	Certain Definitions

Annex B	Articles Supplementary of Parent Series B Preferred Stock

Annex C	Articles Supplementary of Parent Series C Preferred Stock

Annex D	Articles Supplementary of Parent Series D Preferred Stock

Exhibit A	Form of Amendment to the Company Management Agreement

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 6, 2020 (this “Agreement”), by and among Ready Capital Corporation, a Maryland corporation (“Parent”), RC Merger Subsidiary, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub”), and Anworth Mortgage Asset Corporation, a Maryland corporation (the “Company”).

WHEREAS, the Company and Parent are Maryland corporations operating as real estate investment trusts within the meaning, and under the provisions, of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes (“REITs”);

WHEREAS, the Board of Directors of the Company (the “Company Board”), acting upon the unanimous recommendation of a special committee of independent directors of the Company (the “Company Special Committee”) formed for the purpose of, among other things, evaluating and making a recommendation to the Company Board with respect to this Agreement and the transactions contemplated hereby (collectively, the “Transactions”), has unanimously (i) determined that this Agreement and the Transactions, including the merger of the Company with and into Merger Sub (the “Merger”), are in the best interests of the Company and its stockholders (the “Company Stockholders”), (ii) approved this Agreement and declared that the Transactions, including the Merger, are advisable, (iii) directed that the Merger and the other Transactions be submitted to the holders of Company Common Stock for consideration at the Company Stockholders Meeting and (iv) recommended that the Company Stockholders approve the Merger and the other Transactions (such recommendation made in clause (iv), the “Company Board Recommendation”);

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has unanimously (i) determined that this Agreement and the Transactions, including the Merger and the issuance of the shares of Parent Common Stock, Parent Series B Preferred Stock, Parent Series C Preferred Stock and Parent Series D Preferred Stock pursuant to this Agreement (collectively, the “Parent Stock Issuance”), are in the best interests of Parent and its stockholders (the “Parent Stockholders”), (ii) approved this Agreement and the Transactions, including the Merger and the Parent Stock Issuance, (iii) directed that the Parent Common Stock Issuance be submitted to the holders of Parent Common Stock for consideration at the Parent Stockholders Meeting and (iv) recommended that the holders of Parent Common Stock approve the issuance of the shares of Parent Common Stock to be issued in the Merger (the “Parent Common Stock Issuance”);

WHEREAS, the sole member of Merger Sub, in its capacity as the sole member of Merger Sub (the “Merger Sub Sole Member”), has by written consent (i) determined that this Agreement and the Transactions, including the Merger, are in the best interests of Merger Sub; (ii) approved this Agreement and declared that the Transactions, including the Merger, are advisable; (iii) approved this Agreement and the Transactions, including the Merger, and has taken all actions required to be taken by the Merger Sub Sole Member for the adoption, approval and due execution of this Agreement by Merger Sub and the consummation by Merger Sub of the Transactions, including the Merger;

WHEREAS, the external manager of Parent, Waterfall Asset Management, LLC (“Parent Manager”), has agreed, in a separate agreement of even date herewith with Parent (the “Parent Management Agreement Amendment”), to reduce its base management fee under the Parent Management Agreement by $1,000,000 for each of the first four fiscal quarters following the Effective Time;

WHEREAS, the Company Manager has agreed, in a separate agreement of even date herewith with the Company in substantially the form attached hereto as Exhibit A (the “Amendment to the Company Management Agreement”), to amend the Company Management Agreement to provide that the Company Management Agreement will terminate effective as of the Effective Time, on the terms and conditions set forth therein;

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the Parent Stock Issuance and also prescribe various terms of and conditions to the Merger and the Parent Stock Issuance; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement constitute and be adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:

Article I.

CERTAIN DEFINITIONS

1.1           Certain Definitions. As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.

1.2           Terms Defined Elsewhere. As used in this Agreement, the following capitalized terms are defined in this Agreement as referenced in the following table:

Definition	Section

Agreement	Preamble
Amendment to the Company Management Agreement	Recitals
Articles of Merger	2.2(b)
Book-Entry Shares	3.3(b)(i)
Cancelled Shares	3.1(b)(v)
Certificate of Merger	2.2(b)
Certificates	3.3(b)(i)
Closing	2.2(a)
Closing Date	2.2(a)
Code	Recitals
Company	Preamble

Definition	Section
Company Additional Dividend Amount	6.19(a)
Company Affiliate	9.10(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Change of Recommendation	6.3(b)
Company Common Stock	3.1(b)(i)
Company Contracts	3.2(b)
Company DER Consideration	3.2(b)
Company Director Designee	2.6
Company Disclosure Letter	Article IV
Company Dividend Equivalent Right	3.2(b)
Company Material Adverse Effect	4.1(a)
Company Permits	4.9
Company Plans	4.10(a)
Company SEC Documents	4.5(a)
Company Series A Preferred Stock	3.1(b)(iii)
Company Series B Preferred Stock	3.1(b)(iii)
Company Series C Preferred Stock	3.1(b)(iii)
Company Special Committee	Recitals
Company Stockholders	Recitals
Company Stockholders Meeting	4.4
Confidentiality Agreement	6.7(b)
Creditors’ Rights	4.3(a)
Delaware LLC Act	2.1
Delaware Secretary of State	2.2(b)
e-mail	9.3
Effective Time	2.2(b)
End Date	8.1(b)(ii)
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
Forfeited Phantom Shares	3.2(a)
GAAP	4.5(b)
Indemnified Liabilities	6.10(a)
Indemnified Persons	6.10(a)
Joint Proxy Statement	4.4
Letter of Transmittal	3.3(b)(i)
Leverage Covenants	6.1(a)(xiv)
Maryland Courts	9.7(b)
Maryland Department	2.2(b)
Material Company Insurance Policies	4.17
Material Parent Insurance Policies	5.17
Merger	Recitals
Merger Filings	2.2(b)
Merger Sub	Preamble
Merger Sub Sole Member	Recitals

Definition	Section
MGCL	2.1
Operating Partnership	2.1
Parent	Preamble
Parent Additional Dividend Amount	6.19(b)
Parent Affiliate	9.10(b)
Parent Board	Recitals
Parent Board Recommendation	5.3(a)
Parent Change of Recommendation	6.4(b)
Parent Common Stock Issuance	Recitals
Parent Contracts	5.16(b)
Parent Disclosure Letter	Article V
Parent Equity Plan	5.2(a)
Parent Management Agreement Amendment	Recitals
Parent Manager	Recitals
Parent Material Adverse Effect	5.1(a)
Parent Permits	5.9
Parent Plans	5.10(a)
Parent SEC Documents	5.5(a)
Parent Stock Issuance	Recitals
Parent Stockholders	Recitals
.pdf	9.5
Per Share Common Merger Consideration	3.1(b)(i)
Per Share Preferred Merger Consideration	3.1(b)(iii)
Per Share Preferred Series B Merger Consideration	3.1(b)(iii)
Per Share Preferred Series C Merger Consideration	3.1(b)(iii)
Per Share Preferred Series D Merger Consideration	3.1(b)(iii)
Per Share Stock Consideration	3.1(b)(i)
Phantom Share Consideration	3.2(a)
Qualified REIT Subsidiary	4.1(b)
Qualifying Income	8.3(i)(i)
Registration Statement	4.8
REITs	Recitals
Remedial Measures	6.1(b)(xiv)
Surviving Company	2.1
Taxable REIT Subsidiary	4.1(b)
Terminable Breach	8.1(b)(iii)
Transaction Litigation	6.15
Transactions	Recitals
Vesting Phantom Shares	3.2(a)

Article II.

THE MERGER

2.1            The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Company will be merged with and into Merger Sub in accordance with the provisions of the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (the “Delaware LLC Act”). As a result of the Merger, the separate existence of the Company shall cease and Merger Sub shall continue its existence under the Laws of the State of Delaware as the surviving limited liability company (in such capacity, Merger Sub is sometimes referred to herein as the “Surviving Company”). Immediately following the Merger, Parent shall contribute the Surviving Company to Sutherland Partners, L.P., a Delaware limited partnership (the “Operating Partnership”), in exchange for partnership interests in the Operating Partnership.

2.2            Closing.

(a)            The closing of the Merger (the “Closing”), shall take place at 9:00 a.m., New York, New York time, on a date that is two Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) by means of a virtual closing through the electronic exchange of signatures. For purposes of this Agreement “Closing Date” shall mean the date on which the Closing occurs.

(b)            As soon as practicable on the Closing Date after the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger (the “Certificate of Merger”) and filing with the State Department of Assessments and Taxation of Maryland (the “Maryland Department”) articles of merger (the “Articles of Merger,” together with the Certificate of Merger, the “Merger Filings”) in connection with the Merger, each in such form as is required by, and executed in accordance with, the Delaware LLC Act and MGCL, respectively, and the parties shall make all other filings or recordings required under the Delaware LLC Act and MGCL in connection with the Merger. The Merger shall become effective at the time specified in the Merger Filings (not to exceed 30 days after the later of the filing of the Certificate of Merger with the Delaware Secretary of State or the filing of the Articles of Merger with the Maryland Department), and following the filing of the Certificate of Merger with the Delaware Secretary of State and the filing of Articles of Merger with the Maryland Department (such date and time the Merger becomes effective, the “Effective Time”).

2.3            Effect of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the MGCL, including Section 3-114 thereof, and the Delaware LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

2.4            Organizational Documents. At the Effective Time, the Organizational Documents of Merger Sub in effect immediately prior to the Effective Time shall be the Organizational Documents of the Surviving Company, until thereafter amended, subject to Section 6.10(b), in accordance with their respective terms and applicable Law.

2.5            Managers and Officers of the Surviving Company. From and after the Effective Time, the managers and officers of Merger Sub immediately prior to the Effective Time shall be the managers and officers of the Surviving Company, and such managers and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Company.

2.6            Directors of Parent. Prior to the Effective Time, Parent shall take all necessary corporate action so that upon and immediately after the Effective Time, the size of the Parent Board is increased by one member, and Dominique Mielle (the “Company Director Designee”) is appointed to the Parent Board; provided that the Company Director Designee has provided a satisfactorily completed directors’ questionnaires to Parent prior to such appointment. In the event that the Company Director Designee is unable or unwilling to serve on the Parent Board prior to the Effective Time, then a substitute who is a current independent director of the Company shall be designated by the Company on the earlier to occur of (a) five Business Days after the date that the Company Director Designee is determined to be unable to serve or informs the Company that she is unwilling to serve and (b) the fifth Business Day prior to the Closing Date, which substitute member shall be deemed to be a Company Director Designee for purposes of this Agreement. Any such substitute Company Director Designee shall be reasonably acceptable to the Parent Board. The Company Director Designee must (i) satisfy the director qualification standards set forth in the Corporate Governance Guidelines of Parent, (ii) meet the qualifications of an “independent director” under the rules of the NYSE and (iii) provide to Parent the information required by Article II, Section 11 of the Company’s Amended and Restated Bylaws regarding such Company Director Designee, and shall be elected or appointed to the Parent Board to fill the vacancies on the Parent Board created by such increase to serve until the first annual meeting of stockholders following the Closing or until their successors are elected and qualified. The provisions of this Section 2.6 are intended to be for the benefit of, and shall be enforceable by, the Company Director Designee. The obligations of Parent and the Surviving Company under this Section 2.6 shall not be terminated or modified in such a manner as to adversely affect the rights of the Company Director Designee unless (x) such termination or modification is required by applicable Law or (y) the Company Director Designee has consented in writing to such termination or modification (it being expressly agreed that the Company Director Designee shall be a third-party beneficiary of this Section 2.6).

2.7            Tax Consequences. It is intended that, for U.S. federal income tax purposes, (a) the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code and (b) this Agreement be, and hereby is adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local law), the parties to this Agreement shall file all U.S. federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Merger described in this Section 2.7, and no party shall take a position inconsistent with such treatment.

Article III.

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND

MERGER SUB; EXCHANGE

3.1            Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or any holder of any securities of Parent, Merger Sub or the Company:

(a)            Membership Interests of Merger Sub. All of the membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as membership interests of the Surviving Company.

(b)           Capital Stock of the Company.

(i)            Subject to the other provisions of this Article III, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares, as defined below), shall be converted into the right to receive from Parent (A) that number of validly issued, fully-paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Per Share Stock Consideration”) and (B) the Per Share Cash Consideration (together with the Per Share Stock Consideration, the “Per Share Common Merger Consideration”).

(ii)           All such shares of Company Common Stock, when so converted pursuant to Section 3.1(b)(i), shall automatically be canceled and cease to exist. Each holder of a share of Company Common Stock that was outstanding immediately prior to the Effective Time (other than Cancelled Shares) shall cease to have any rights with respect thereto, except the right to receive (A) the Per Share Common Merger Consideration, (B) any dividends or other distributions in accordance with Section 3.3(g) and (C) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h), in each case, to be issued or paid in consideration therefor upon the surrender of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.3.

(iii)          Subject to the other provisions of this Article III, (A) each share of the Company’s 8.625% Series A Cumulative Preferred Stock, $0.01 par value per share (“Company Series A Preferred Stock”), issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) shall be converted into the right to receive one newly issued share of Parent Series B Preferred Stock (the “Per Share Preferred Series B Merger Consideration”), (B) each share of the Company’s 6.25% Series B Cumulative Convertible Preferred Stock, $0.01 par value per share (“Company Series B Preferred Stock”), issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) shall be converted into the right to receive one newly issued share of Parent Series C Preferred Stock (the “Per Share Preferred Series C Merger Consideration”), and (C) each share of the Company’s 7.625% Series C Cumulative Redeemable Preferred Stock, $0.01 par value per share (“Company Series C Preferred Stock”), issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) shall be converted into the right to receive one newly issued share of Parent Series D Preferred Stock (the “Per Share Preferred Series D Merger Consideration” and, together with the Per Share Preferred Series B Merger Consideration and Per Share Preferred Series C Merger Consideration, the “Per Share Preferred Merger Consideration”).

(iv)          All such shares of Company Preferred Stock, when so converted pursuant to Section 3.1(b)(iii), shall automatically be canceled and cease to exist. Each holder of a share of Company Preferred Stock that was outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the applicable Per Share Preferred Merger Consideration therefor upon the surrender of such share of Company Preferred Stock in accordance with Section 3.3.

(v)           All shares of Company Common Stock or Company Preferred Stock held by Parent or Merger Sub or by any wholly owned Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist as of the Effective Time, and no consideration shall be delivered or deliverable in exchange therefor (collectively, the “Cancelled Shares”).

(c)            Adjustment to Merger Consideration and Phantom Share Consideration. The Merger Consideration and Phantom Share Consideration shall be equitably adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock, Company Preferred Stock or Parent Common Stock, as applicable), subdivision, reorganization, reclassification, recapitalization, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock, Company Preferred Stock or Parent Common Stock outstanding after the date hereof and prior to the Effective Time. Nothing in this Section 3.1(c) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

3.2            Treatment of Company Equity-Based Awards.

(a)            Company Phantom Shares. Each Vesting Phantom Share shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, become fully vested and then immediately cancelled in exchange for the right to receive the Per Share Common Merger Consideration with respect to such Vesting Phantom Share (the “Phantom Share Consideration”), subject to applicable income and employment tax withholdings; provided, however, that any payments or settlement in respect of such Vesting Phantom Shares hereunder shall be subject to the terms and conditions governing the Vesting Phantom Shares award agreement and the applicable Company Equity Compensation Plan and all payments shall comply with the requirements of Section 409A of the Code. The Phantom Share Consideration paid with respect to Vesting Phantom Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the canceled Vesting Phantom Shares, as applicable, and on and after the Effective Time, any holder of Vesting Phantom Shares shall have no further rights with respect thereto, other than the right to receive the Phantom Share Consideration as provided in this Section 3.2(a). Each Forfeited Phantom Share shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be immediately cancelled without consideration, and any holder of a Forfeited Phantom Share shall have no further rights with respect thereto. For purposes of this Agreement, “Vesting Phantom Shares” means the Company Phantom Shares other than the Forfeited Phantom Shares that are outstanding immediately prior to the Effective Time. The “Forfeited Phantom Shares” means the Company Phantom Shares set forth on Schedule 3.2(a) of the Company Disclosure Letter.

(b)            Company Dividend Equivalent Rights. Each Company Dividend Equivalent Right that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be cancelled and no longer have any force or effect; provided, however, that any accrued amounts that have not yet been paid with respect to such Company Dividend Equivalent Right as of immediately prior to the Effective Time (the “Company DER Consideration”) shall be paid to the holder thereof at the Effective Time (or as soon as practicable thereafter but in no event later than the first payroll date following the Effective Time), less applicable income and employment tax withholdings. The Company DER Consideration paid with respect to Company Dividend Equivalent Rights in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the canceled Company Dividend Equivalent Rights, as applicable, and on and after the Effective Time, any holder of Company Dividend Equivalent Rights shall have no further rights with respect thereto, other than the right to receive the Company DER Consideration as provided in this Section 3.2(b).

(c)            Prior to the Effective Time, the Company shall take such actions as are deemed necessary by the Company to effectuate the treatment of the Company Phantom Shares and Company Dividend Equivalent Rights pursuant to the terms of Sections 3.2(a) and 3.2(b), including, without limitation, obtaining any consents from holders of Company Phantom Shares as deemed necessary by Parent, and to terminate the Company Equity Compensation Plans as of the Effective Time. Prior to making any written communications to the holders of Company Phantom Shares and Company Dividend Equivalent Rights related to the Transactions, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall give reasonable and good faith consideration to any comments made by Parent.

3.3            Payment for Securities; Exchange.

(a)            Exchange Agent; Exchange Fund. Prior to the Effective Time, Parent and Merger Sub shall enter into an agreement with the Company’s transfer agent to act as agent for the holders of Company Common Stock and Company Preferred Stock in connection with the Merger (the “Exchange Agent”) and to receive the Merger Consideration, the Phantom Share Consideration, and cash sufficient to pay cash in lieu of fractional shares pursuant to Section 3.3(h) and any dividends or other distributions pursuant to Section 3.3(g) to which such holders shall become entitled pursuant to this Article III. On or prior to the Closing Date and prior to the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, Company Preferred Stock and Vesting Phantom Shares, for issuance in accordance with this Article III through the Exchange Agent, (i) the number of shares of Parent Common Stock issuable to the holders of Company Common Stock or Vesting Phantom Shares outstanding immediately prior to the Effective Time pursuant to Sections 3.1 and 3.2(a) and (ii) the number of shares of applicable Parent Preferred Stock issuable to the holders of Company Preferred Stock outstanding immediately prior to the Effective Time pursuant to Section 3.1. Parent agrees to deposit with the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.3(g) and to make payments in lieu of fractional shares pursuant to Section 3.3(h). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration and the Phantom Share Consideration contemplated to be issued in exchange for shares of Company Common Stock and Company Preferred Stock and Vesting Phantom Shares (as applicable) pursuant to this Agreement out of the Exchange Fund (as hereinafter defined). Except as contemplated by this Section 3.3(a) and Sections 3.3(g) and 3.3(h), the Exchange Fund shall not be used for any other purpose. Any cash and shares of Parent Common Stock and Parent Preferred Stock deposited with the Exchange Agent (including any cash deposited to pay for fractional shares in accordance with Section 3.3(h) or any dividends or other distributions in accordance with Section 3.3(g) and the Phantom Share Consideration) shall hereinafter be referred to as the “Exchange Fund.” The Surviving Company shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Company Common Stock, Company Preferred Stock and Vesting Phantom Shares for the Merger Consideration and the Phantom Share Consideration (as applicable) and cash in lieu of fractional shares. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund.

(b)            Exchange Procedures.

(i)            As soon as practicable after the Effective Time, but in no event more than two Business Days after the Closing Date, Parent shall instruct the Exchange Agent to mail or otherwise deliver to each record holder, as of immediately prior to the Effective Time, of (A) a certificate or certificates that immediately prior to the Effective Time represents shares of Company Common Stock or Company Preferred Stock, as applicable (the “Certificates”) or (B) shares of Company Common Stock or Company Preferred Stock or Vesting Phantom Shares, as applicable, represented by book-entry (“Book-Entry Shares”), in each case, which shares were converted pursuant to Section 3.1 or 3.2(a) into the right to receive the applicable Merger Consideration or Phantom Share Consideration at the Effective Time, (1) a letter of transmittal (“Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing (it being understood that the forms of Letter of Transmittal to be mailed to the holders of Company Common Stock, Vesting Phantom Shares and Company Preferred Stock may vary in certain respects due to differences in the respective securities) and (2) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the applicable Merger Consideration or Phantom Share Consideration set forth in Section 3.1 or 3.2(a).

(ii)           Upon surrender to the Exchange Agent of a Certificate or Book-Entry Shares, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor (A) the applicable Merger Consideration or Phantom Share Consideration pursuant to the provisions of this Article III (which shares of Parent Common Stock and Parent Preferred Stock included in such Merger Consideration or Phantom Share Consideration shall be in uncertificated book-entry form) and (B) a check in the amount equal to the cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.3(h) and dividends and other distributions pursuant to Section 3.3(g). No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the applicable Merger Consideration or Phantom Share Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the applicable Merger Consideration or Phantom Share Consideration is to be made to a Person other than the record holder of such shares of Company Common Stock or Company Preferred Stock or Vesting Phantom Shares, as applicable, it shall be a condition of payment that shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the applicable Merger Consideration or Phantom Share Consideration to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of the Surviving Company that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 3.3(b)(ii), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration or Phantom Share Consideration payable in respect of such shares of Company Common Stock and Company Preferred Stock and Vesting Phantom Shares, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.3(h) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.3(g).

(c)            Termination of Rights. All Merger Consideration, Phantom Share Consideration, cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(h) and dividends or other distributions with respect to Parent Common Stock or Parent Preferred Stock pursuant to Section 3.3(g), in each case paid upon the surrender of and in exchange for shares of Company Common Stock and Company Preferred Stock and Vesting Phantom Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock, Company Preferred Stock or Vesting Phantom Shares, as applicable. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company for any reason, they shall be canceled and exchanged for the applicable Merger Consideration or Phantom Share Consideration payable in respect of the shares of Company Common Stock or Company Preferred Stock or Vesting Phantom Shares, as applicable, previously represented by such Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares evidencing Cancelled Shares), any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions with respect to Parent Common Stock or Parent Preferred Stock to which the holders thereof are entitled pursuant to Section 3.3(g), without any interest thereon.

(d)            Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed on the 365th day after the Closing Date shall be delivered to the Surviving Company upon demand, and any former holder of Company Common Stock, Company Preferred Stock or Vesting Phantom Shares who has not theretofore received the applicable Merger Consideration or Phantom Share Consideration to which they are entitled under this Article III, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions with respect to Parent Common Stock or Parent Preferred Stock to which the holders thereof are entitled pursuant to Section 3.3(g), in each case without interest thereon, shall thereafter look only to the Surviving Company and Parent for payment of their claim for such amounts.

(e)            No Liability. None of the Surviving Company, Parent or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration, Phantom Share Consideration or other amounts properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which the applicable Merger Consideration or Phantom Share Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(f)            Lost, Stolen, or Destroyed Certificates. If any Certificate (other than a Certificate evidencing Cancelled Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Company, the posting by such Person of a bond in such reasonable amount, pursuant to the policies and procedures of the transfer agent for Parent, as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the shares of Company Common Stock or Company Preferred Stock, as applicable, formerly represented by such Certificate, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions with respect to Parent Common Stock or Parent Preferred Stock to which the holders thereof are entitled pursuant to Section 3.3(g).

(g)            Distributions with Respect to Parent Common Stock or Parent Preferred Stock. No dividends or other distributions declared or made with respect to shares of Parent Common Stock or Parent Preferred Stock, as applicable, with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, that such holder would be entitled to receive upon surrender of such Certificate or Book-Entry Shares and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder, in each case until such holder shall surrender such Certificate or Book-Entry Shares in accordance with this Section 3.3. Following surrender of any such Certificate or Book-Entry Shares, there shall be paid to such holder of whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, to which such holder is entitled pursuant to this Agreement, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock or Parent Preferred Stock, as applicable. For purposes of dividends or other distributions in respect of shares of Parent Common Stock or Parent Preferred Stock, as applicable, all whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of Parent Common Stock or Parent Preferred Stock, as applicable, were issued and outstanding as of the Effective Time.

(h)            No Fractional Shares of Parent Common Stock. No certificates or scrip or shares representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock or Vesting Phantom Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the average of the volume weighted average prices of one share of Parent Common Stock for the five consecutive trading days immediately prior to the Closing Date as reported by Bloomberg, L.P. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock or Vesting Phantom Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder), the Exchange Agent shall so notify Parent, and Parent shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

(i)            Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from (A) the consideration to be paid by Parent or the Exchange Agent hereunder, (B) the Company DER Consideration and (C) any other amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted or withheld shall be paid over to the relevant Taxing Authority in accordance with applicable Law by the Exchange Agent, the Surviving Company or Parent, as the case may be, and such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(j)            Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other Transactions.

Article IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub on or prior to the date of this Agreement (the “Company Disclosure Letter”) and except as disclosed in the Company SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein, but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward looking in nature), the Company represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Closing Date, as follows:

4.1           Organization, Standing and Power.

(a)            Each of the Company and its Subsidiaries is, as applicable, a corporation, partnership or limited liability company duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as now being conducted, other than where the failure to be so organized, validly existing, in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (a “Company Material Adverse Effect”). Each of the Company and its Subsidiaries is duly qualified or licensed to do business and, where relevant, is in good standing in each jurisdiction in which the business it is conducting, other than where the failure to so qualify, be licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its Organizational Documents.

(b)            Schedule 4.1(b) of the Company Disclosure Letter sets forth an accurate and complete list of each Subsidiary of the Company, including a list of each Subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”), or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”), together with (i) the jurisdiction of incorporation or organization, as the case may be, of such Subsidiary, (ii) the type and percentage of interest held, directly or indirectly, by the Company in such Subsidiary, (iii) the amount of its authorized capital stock, and (iv) the amount of its outstanding capital stock.

4.2           Capital Structure.

(a)            As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Common Stock and (ii) 20,000,000 shares of Company Preferred Stock. At the close of business on September 30, 2020: (A) 99,140,394 shares of Company Common Stock were issued and outstanding; (B) 1,919,378 shares of the Company Series A Preferred Stock were issued and outstanding; (C) 779,743 shares of the Company Series B Preferred Stock were issued and outstanding; (D) 2,010,278 shares of the Company Series C Preferred Stock were issued and outstanding; (E) 379,165 Company Phantom Shares were issued and outstanding, 70,000 of which are Vested Phantom Shares and 309,165 of which are Forfeited Phantom Shares; (F) 754,611 Company Dividend Equivalent Rights were issued and outstanding; and (G) 1,620,835 shares of Company Common Stock were reserved for issuance pursuant to the Company Equity Compensation Plans. Except as set forth in this Section 4.2, at the close of business on September 30, 2020, there are no other shares of outstanding Company Capital Stock issued, reserved for issuance or outstanding.

(b)            All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights. All outstanding shares of Company Capital Stock have been issued and granted in compliance in all material respects with applicable state and federal securities Laws, the MGCL and the Organizational Documents of the Company. The Company owns, of record and beneficially, directly or indirectly, all of the issued and outstanding shares of capital stock of the Subsidiaries of the Company, free and clear of all Liens, other than Permitted Liens. As of the close of business on September 30, 2020, except as set forth in this Section 4.2, the DRSPP and the Organizational Documents of the Company, and except for the Company Phantom Shares and the Company Dividend Equivalent Rights, and stock grants or other awards granted in accordance with Section 6.1, there are no outstanding: (i) shares of Company Capital Stock, (ii) Voting Debt, (iii) securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock or Voting Debt, (iv) contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or capital stock, membership interests, partnership interests, joint venture interests or other equity interests of any Subsidiary of the Company, or (v) subscriptions, options, warrants, calls, puts, rights of first refusal or other rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound, in any case, obligating the Company or any Subsidiary of the Company to (A) issue, deliver, transfer, sell, purchase, redeem or acquire, or cause to be issued, delivered, transferred, sold, purchased, redeemed or acquired, additional shares of Company Capital Stock, any Voting Debt or other voting securities of the Company or (B) grant, extend or enter into any such subscription, option, warrant, call, put, right of first refusal or other similar right, commitment or agreement. Except as set forth in the Organizational Documents of the Company, there are no stockholder agreements, voting trusts or other agreements to which the Company is a party or by which it is bound relating to the voting of any shares of the Company Capital Stock.

(c)            Except as set forth in Section 4.2(c) of the Company Disclosure Letter, the Company has not exempted any Person from the share ownership limits set forth in the Organizational Documents of the Company or established or increased an “excepted holder limit,” which exemption or “excepted holder limit” remains in effect.

(d)            All dividends or other distributions on the shares of Company Capital Stock and any material dividends or other distributions on any securities of any Subsidiary of the Company which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been declared and are not yet due and payable).

4.3            Authority; No Violations; Approvals.

(a)            The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, including the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to (i) the Company Stockholder Approval, (ii) the filing of the Articles of Merger with, and acceptance for record by, the Maryland Department and (iii) the filing of the Certificate of Merger with, and acceptance for record by, the Delaware Secretary of State. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid execution of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at law (collectively, “Creditors’ Rights”). The Company Board, at a meeting duly called and held, acting upon the unanimous recommendation of the Company Special Committee, (A) determined that this Agreement and the Transactions, including the Merger, are in the best interests of the Company and the Company Stockholders, (B) approved this Agreement and declared that the Transactions, including the Merger, are advisable, (C) directed that the Merger and the other Transactions be submitted to the holders of Company Common Stock for consideration at the Company Stockholders Meeting and (D) made the Company Board Recommendation. As of the date hereof, none of the foregoing actions by the Company Board have been rescinded or modified in any way. Assuming that the terms of the Parent Series B Preferred Stock, Parent Series C Preferred Stock and Parent Series D Preferred Stock to be issued to the holders of Company Series A Preferred Stock, Company Series B Preferred Stock and Company Series C Preferred Stock, respectively, are as set forth in the articles supplementary in the forms attached hereto as Annex B, Annex C and Annex D, as applicable, (x) no holder of Company Preferred Stock (other than holders of Company Series B Preferred Stock and holders of Company Series C Preferred Stock) shall have the right to convert any of the shares of Company Preferred Stock, as applicable, into Company Common Stock, and (y) the Company Stockholder Approval is the only vote of the holders of any class or series of the Company Capital Stock that is necessary to approve the Merger and the other Transactions (including the conversion of the Company Preferred Stock in accordance with Section 3.1(b)).

(b)            The execution and delivery of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) assuming that the Company Stockholder Approval is obtained, contravene, conflict with or result in a violation of any provision of the Organizational Documents of the Company, (ii) result in a violation of, or default under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of any Company Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 4.4 are duly and timely obtained or made and the Company Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and an adverse effect on the validity of the Merger.

4.4            Consents. No Consent from any Governmental Entity is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for: (a) the filing with the SEC of (i) a joint proxy statement in preliminary and definitive form (the “Joint Proxy Statement”) relating to the meeting of the Company Stockholders to consider the approval of the Merger and the other Transactions (including any postponement, adjournment or recess thereof, the “Company Stockholders Meeting”) and the Parent Stockholders Meeting and (ii) such reports under the Exchange Act and the Securities Act, and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (b) the filing of the Articles of Merger and any other required filings with, and the acceptance for record by, the Maryland Department pursuant to the MGCL; (c) the filing of Certificate of Merger and any other required filings with, and the acceptance for record by, the Delaware Secretary of State pursuant to the Delaware LLC Act; (d) filings as may be required under the rules and regulations of the NYSE; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” laws or Takeover Laws; and (f) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and an adverse effect on the validity of the Merger.

4.5            SEC Documents; Financial Statements; Internal Controls and Procedures.

(a)            Since December 31, 2018, the Company has filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, schedules and statements, as amended, collectively, the “Company SEC Documents”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, each of the Company SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            The consolidated audited and unaudited interim financial statements of the Company included or incorporated by reference in the Company SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments) the consolidated financial position, results of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries, as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim financial statements, to absence of notes and normal year-end adjustments). To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review and the Company does not have outstanding and unresolved comments from the SEC with respect to any of the Company SEC Documents. None of the Company SEC Documents as of the date hereof is the subject of any confidential treatment request by the Company.

(c)            Other than any off-balance sheet financings as and to the extent specifically disclosed in the Company SEC Documents filed or furnished prior to the date hereof, neither the Company nor any Subsidiary of the Company is a party to, or has any contract to become a party to, any joint venture, off-balance sheet partnership or any similar contractual arrangement, including any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.

(d)            The Company has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. From January 1, 2018 to the date of this Agreement, the Company’s auditors and the Company Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting, and, in each case, neither the Company nor any of its Representatives has failed to disclose such information to the Company’s auditors or the Company Board.

4.6            Absence of Certain Changes or Events.

(a)            From January 1, 2020 through the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(b)            From January 1, 2020 through the date of this Agreement, except for events giving rise to and the discussion and negotiation of this Agreement, the Company and each of its Subsidiaries have conducted their business in the ordinary course of business in all material respects.

4.7            No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities reflected or reserved against on the consolidated balance sheet of the Company dated as of December 31, 2019 (including the notes thereto) contained in the Company SEC Documents filed or furnished prior to the date hereof; (b) liabilities incurred in the ordinary course of business subsequent to December 31, 2019; (c) liabilities incurred in connection with the preparation, negotiation and consummation of the Transactions; (d) liabilities incurred as permitted under Section 6.1(b)(ix); and (e) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.8            Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent pursuant to which shares of Parent Common Stock, Parent Series B Preferred Stock, Parent Series C Preferred Stock and Parent Series D Preferred Stock issuable in the Merger will be registered with the SEC (including any amendments or supplements, the “Registration Statement”) shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement shall, at the date it is first mailed to the Company Stockholders and to Parent Stockholders and at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made therein based on information (i) supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein or (ii) not supplied by or on behalf of the Company and not obtained from or incorporated by reference to the Company’s filings with the SEC.

4.9            Company Permits; Compliance with Applicable Law. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company Permits”), except where the failure to so hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company is in violation or breach of, or default under, any Company Permit, nor has the Company or any Subsidiary of the Company received any claim or notice indicating that the Company or any Subsidiary of the Company is currently not in compliance with the terms of any Company Permits, except where the failure to be in compliance with the terms of any Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The businesses of the Company and its Subsidiaries are not currently being conducted, and at no time since December 31, 2019 have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, to the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding anything to the contrary in this Section 4.9, the provisions of this Section 4.9 shall not apply to matters addressed in Section 4.10, Section 4.11 and Section 4.12.

4.10            Compensation; Benefits.

(a)            Set forth on Schedule 4.10(a) of the Company Disclosure Letter is a list, as of the date hereof, of all of the material Employee Benefit Plans sponsored, maintained, or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability or that provide benefits to any individual performing services to the Company or any of its Subsidiaries (the “Company Plans”). True, correct and complete copies of each of the Company Plans and the most current version of any related trust agreements, insurance contracts or other funding arrangements, summary plan descriptions, the most recent Form 5500 filing and the most current version of any applicable IRS determination letters have been furnished or made available to Parent or its Representatives.

(b)            Each Company Plan has been administered, funded (if applicable) and maintained in compliance with its terms and all applicable Laws, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)            As of the date of this Agreement, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of the Company Plans, except for such pending actions, suits or claims that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)            There are no material unfunded benefit obligations that have not been properly accrued for in the Company’s financial statements or disclosed in the notes thereto in accordance with GAAP.

(e)            None of the Company or any of its Subsidiaries or any entity which would be deemed to be a single employer with Company or any of its Subsidiaries under Code Section 414 contributes to or has an obligation to contribute to, and no Company Plan is, (i) a plan subject to Title IV of ERISA and/or Section 412 of the Code, (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA, (iii) a multiple employer plan as described in Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement (within the meaning of ERISA 3(40)).

(f)            Except as contemplated by this Agreement or as set forth on Schedule 4.10(f) of the Company Disclosure Letter, the execution and delivery of this Agreement and the consummation of the Transactions will not (either alone or in combination with another event), (i) result in any payment from the Company or any of its Subsidiaries becoming due, or increase in the amount of any compensation due, to any of their respective officers, employees or consultants, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment (including the funding of a trust or transfer of any assets to fund any benefits under any Company Plan) or vesting of any compensation or benefits payable to or in respect of any current or former employee, director or consultant, or (iv) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Plan.

(g)            Each Company Plan that is a non-qualified deferred compensation plan or arrangement within the meaning of Section 409A of the Code, and any underlying award or benefit, is in compliance, in all material respects, with Section 409A of the Code and no payment or award that has been made to any participant under a Company Plan is subject to the interest and penalties specified in Section 409A(a)(1)(B) of the Code. Neither the Company nor any Subsidiary of the Company (i) has any obligation to reimburse or indemnify any participant in a Company Plan for any of the interest or penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future, or (ii) has been required to report to any government authority any correction or taxes due as a result of a failure to comply with Section 409A of the Code.

4.11         Labor Matters. Neither the Company nor any Subsidiary of the Company is a party to, or bound by, any collective bargaining agreement or other contract with a labor union or labor organization. Neither the Company nor any Subsidiary of the Company is subject to a material labor dispute, strike or work stoppage. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the knowledge of the Company, threatened involving employees of the Company or any Subsidiary of the Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Subsidiary of the Company are, and have been since January 1, 2019, in compliance with all applicable Laws respecting employment and employment practices, including terms and conditions of employment, wages and hours, equal opportunity, civil rights, labor relations, occupational health and safety, privacy, worker classification and payroll taxes, as applicable.

4.12         Taxes.

(a)            The Company and each of its Subsidiaries has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Taxing Authority all U.S. federal income and all other material Tax Returns required to be filed by them, taking into account any extensions of time properly obtained within which to file such Tax Returns, and all such Tax Returns were and are correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provision for, all material amounts of Taxes required to be paid by them, whether or not shown on any Tax Return.

(b)            The Company (i) for its taxable years commencing with the Company’s taxable year that ended on December 31, 2009 and through and including its taxable year ended December 31, 2019 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2020 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will end December 31, 2020 and for its taxable year that will end with the Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity to its qualification as a REIT and, to the knowledge of the Company, no such challenge is pending or has been threatened in writing.

(c)            Each of the Company’s Subsidiaries has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income tax purposes as (i) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a Qualified REIT Subsidiary or (iii) a Taxable REIT Subsidiary.

(d)            Neither the Company nor any of its Subsidiaries holds any asset the disposition of which would be subject to (or to rules similar to) Section 337(d) or Section 1374 of the Code or the regulations thereunder, nor has it disposed of any such asset during its current taxable year.

(e)            (i) There are no audits, investigations by any Governmental Entity or other proceedings pending or, to the knowledge of the Company, threatened with regard to any material Taxes or Tax Returns of the Company or any of its Subsidiaries; (ii) no material deficiency for Taxes of the Company or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the knowledge of the Company, threatened, by any Governmental Entity, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(f)            The Company and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(g)            There are no Tax Liens upon any property or assets of the Company or any of its Subsidiaries except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(h)            Neither the Company nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority or has entered into any written agreement with a Taxing Authority.

(i)             There are no Tax allocation, protection or sharing agreements or similar arrangements with respect to or involving the Company or any of its Subsidiaries, and after the Closing Date neither the Company nor any of its Subsidiaries shall be bound by any such Tax allocation or protection agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements.

(j)             Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any Subsidiary of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise by Law.

(k)            Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(l)             Neither the Company nor any of its Subsidiaries (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(m)           Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(n)            Since the Company’s formation, (i) neither the Company nor any of its Subsidiaries has incurred any liability for material Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code which have not been previously paid and (ii) neither the Company nor any of its Subsidiaries has incurred any material liability for any other Taxes other than (A) in the ordinary course of business or consistent with past practice or (B) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. No event has occurred, and, to the knowledge of the Company, no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon the Company or any of its Subsidiaries.

(o)            No written power of attorney that has been granted by the Company or any of its Subsidiaries (other than to the Company or any of its Subsidiaries) is currently in force with respect to any matter relating to Taxes.

(p)            This Section 4.12 constitutes the exclusive representations and warranties of the Company with respect to Tax matters.

4.13            Litigation. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (a) Proceeding pending, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties, rights or assets or (b) judgment, decree, injunction, ruling or order, in each case, of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries.

4.14         Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company or the Subsidiaries of the Company own or are licensed or otherwise possess valid rights to use all Company Intellectual Property used in the conduct the business of the Company and its Subsidiaries as it is currently conducted, (b) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, (c) there are no pending or, to the knowledge of the Company, threatened claims with respect to any of the Company Intellectual Property rights owned by the Company or any Subsidiary of the Company and (d) to the knowledge of the Company, no Person is currently infringing or misappropriating Company Intellectual Property. The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of the Company and its Subsidiaries as presently conducted, except where failure to do so would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.15         Real Property. Neither the Company nor any Subsidiary of the Company owns any real property, other than as and to the extent disclosed in Schedule 4.15 of the Company Disclosure Letter or the Company SEC Documents filed with the SEC prior to the date hereof. Neither the Company nor any Subsidiary of the Company has leased or subleased any real property and does not have any obligation to pay any rent or other fees for any real property other than as and to the extent disclosed in Schedule 4.15 of the Company Disclosure Letter or the Company SEC Documents filed with the SEC prior to the date hereof.

4.16         Material Contracts.

(a)            Schedule 4.16(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of:

(i)           each contract (other than this Agreement) that involves a pending or contemplated merger, business combination, acquisition, purchase, sale or divestiture that requires the Company or any of its Subsidiaries to dispose of or acquire assets or properties with a fair market value in excess of $25,000,000;

(ii)          each contract that grants any right of first refusal or right of first offer or that limits the ability of the Company, any Subsidiary of the Company or any of their respective Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any businesses, securities or assets (other than provisions requiring notice of or consent to assignment by any counterparty thereto);

(iii)         each contract relating to outstanding Indebtedness (or commitments or guarantees in respect thereof) of the Company or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $15,000,000, other than agreements solely among the Company and its wholly owned Subsidiaries;

(iv)            other than contracts entered into in the ordinary course of business, each contract under which the Company or a Subsidiary of the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or a Subsidiary of the Company);

(v)         each contract that involves or constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a forward swap or other hedging transaction of any type, except for contracts entered into for bona fide hedging purposes;

(vi)        each employment contract to which the Company or a Subsidiary of the Company is a party other than at-will arrangements that can be terminated at any time without material liability to the Company or any of its Subsidiaries;

(vii)       each contract containing any non-compete, exclusivity or similar type of provision that materially restricts the ability of the Company or any of its Subsidiaries (including Parent upon consummation of the Transactions) to compete in any line of business or with any Person or geographic area;

(viii)      each partnership, joint venture, limited liability company or strategic alliance agreement to which the Company or a Subsidiary of the Company is a party (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries);

(ix)         each contract between or among the Company or any Subsidiary of the Company, on the one hand, and the Company Manager or any officer, director or Affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) or of the Company Manager, on the other hand;

(x)          each contract that obligates the Company or any of its Subsidiaries to indemnify any past or present directors, officers, or employees of the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries is the indemnitor;

(xi)         each vendor, supplier or consulting or similar contract not otherwise described in this Section 4.16(a) that (A) cannot be voluntarily terminated pursuant to its terms within sixty (60) days after the Effective Time and (B) under which it is reasonably expected the Company or any of its Subsidiaries will be required to pay fees, expenses or other costs in excess of $50,000 following the Effective Time; and

(xii)        each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) not otherwise described in this Section 4.16(a) with respect to the Company or any Subsidiary of the Company.

(b)            Collectively, the contracts set forth in Schedule 4.16(a) of the Company Disclosure Letter are herein referred to as the “Company Contracts.” Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each of its Subsidiaries that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder. Complete and accurate copies of each Company Contract in effect as of the date hereof (including all amendments and modifications) have been furnished to or otherwise made available to Parent.

4.17         Insurance. To the knowledge of the Company, all current, material insurance policies of the Company and its Subsidiaries (collectively, the “Material Company Insurance Policies”) are in full force and effect. All premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly paid. No written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy.

4.18         Opinion of Financial Advisor. The Company Board has received an opinion from Credit Suisse Securities (USA) LLC addressed to the Company Board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, the Per Share Common Merger Consideration to be received by the holders of Company Common Stock (other than the holders of Cancelled Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders of Company Common Stock, a copy of which opinion has been (or within two Business Days after the date hereof will be) delivered to Parent for information purposes only.

4.19         Brokers. Except for the fees and expenses payable to Credit Suisse Securities (USA) LLC, which shall be paid by the Company, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

4.20         State Takeover Statute. Neither the Company nor any of its affiliates or associates (each as defined in the Maryland Business Combination Act) is the beneficial owner (as defined in the Maryland Business Combination Act), directly or indirectly, of, nor at any time during the last two (2) years has been the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of Parent. The Company Board has taken all action necessary to render inapplicable to the Merger and the other Transactions: (a) the provisions of Subtitle 6 of Title 3 of the MGCL, (b) the provisions of Subtitle 7 of Title 3 of the MGCL and (c) to the extent applicable to the Company, any other Takeover Law.

4.21         Investment Company Act. Neither the Company nor any of its Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act.

4.22         No Additional Representations.

(a)            Except for the representations and warranties made in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective properties, assets or businesses; or (ii) except for the representations and warranties made by the Company in this Article IV, any oral or written information presented to Parent or Merger Sub or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions.

(b)            Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making, and the Company expressly disclaims reliance upon, any representations, warranties or statements relating to Parent or its Subsidiaries (including Merger Sub) whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article V, the Parent Disclosure Letter or in any other document or certificate delivered by Parent or Merger Sub or their respective Affiliates or Representatives in connection herewith, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, or any of its Affiliates or Representatives. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Affiliates or Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).

Article V.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”) and except as disclosed in the Parent SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein, but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” Section and any other disclosures included therein to the extent they are predictive or forward looking in nature), Parent and Merger Sub jointly and severally represent and warrant to the Company, as of the date hereof and as of the Closing Date, as follows:

5.1           Organization, Standing and Power.

(a)            Each of Parent and its Subsidiaries (including Merger Sub) is, as applicable, a corporation, partnership or limited liability company duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than where the failure to be so organized, validly existing, in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (a “Parent Material Adverse Effect”). Each of Parent and its Subsidiaries is duly qualified or licensed to do business and, where relevant, is in good standing in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification, licensing or good standing necessary, other than where the failure to so qualify, be licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and Merger Sub each has heretofore made available to the Company complete and correct copies of its Organizational Documents.

(b)            Schedule 5.1(b) of the Parent Disclosure Letter sets forth an accurate and complete list of each Subsidiary of Parent, including a list of each Subsidiary that is a Qualified REIT Subsidiary, or a Taxable REIT Subsidiary, together with (i) the jurisdiction of incorporation or organization, as the case may be, of such Subsidiary and (ii) the type and percentage of interest held, directly or indirectly, by Parent in such Subsidiary.

5.2           Capital Structure.

(a)            As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 500,000,000 shares of Parent Common Stock and (ii) 50,000,000 shares of Parent Preferred Stock. At the close of business on September 30, 2020: (A) 54,175,648 shares of Parent Common Stock were issued and outstanding; (B) no shares of Pre-Merger Parent Preferred Stock were issued and outstanding; (C) 1,426,426 shares of Parent Common Stock were reserved for issuance pursuant to the 2012 equity incentive plan of Parent (the “Parent Equity Plan”); and (D) 6,876,540 shares of Parent Common Stock were reserved for issuance in connection with the conversion of 7.00% convertible senior notes due 2023. Except as set forth in this Section 5.2, at the close of business on September 30, 2020, there are no other shares of outstanding Parent Capital Stock issued, reserved for issuance or outstanding.

(b)            All outstanding shares of Parent Capital Stock have been, and all shares of Parent Capital Stock to be issued in connection with the Merger, when so issued in accordance with the terms of this Agreement, are or will be, as applicable, (i) duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights and (ii) issued and granted in compliance in all material respects with applicable state and federal securities Laws, the MGCL and the Organizational Documents of Parent. The Parent Common Stock and Parent Preferred Stock to be issued pursuant to this Agreement, when issued, will be (A) validly issued, fully paid and nonassessable and not subject to preemptive rights, (B) free and clear of any Liens and (C) issued in compliance in all material respects with (1) applicable securities Laws and other applicable Law and (2) all requirements set forth in any applicable contracts. Parent owns, of record and beneficially, directly or indirectly, all of the issued and outstanding shares of capital stock of the Subsidiaries of Parent, free and clear of all Liens, other than Permitted Liens.

(c)            As of the close of business on September 30, 2020, except as set forth in this Section 5.2, and except for changes since September 30, 2020 resulting from the exercise of stock options outstanding at such date (and the issuance of shares thereunder), or stock grants or other awards granted in accordance with Section 6.2(b)(ii), there are no outstanding: (i) shares of Parent Capital Stock, (ii) Voting Debt, (iii) securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for shares of Parent Capital Stock or Voting Debt, (iv) contractual obligations of Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any shares of Parent Capital Stock or capital stock, membership interests, partnership interests, joint venture interests or other equity interests of any Subsidiary of Parent, or (v) subscriptions, options, warrants, calls, puts, rights of first refusal or other rights (including preemptive rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound, in any case, obligating Parent or any Subsidiary of Parent to (A) issue, deliver, transfer, sell, purchase, redeem or acquire, or cause to be issued, delivered, transferred, sold, purchased, redeemed or acquired, additional shares of Parent Capital Stock, any Voting Debt or other voting securities of Parent or (B) grant, extend or enter into any such subscription, option, warrant, call, put, right of first refusal or other similar right, commitment or agreement. There are no stockholder agreements, voting trusts or other agreements to which Parent is a party or by which it is bound relating to the voting of any shares of Parent Capital Stock.

(d)            As of the date of this Agreement, all of the outstanding limited liability company interests of Merger Sub are validly issued, fully paid and nonassessable and are wholly owned by Parent.

(e)            All dividends or other distributions on the shares of Parent Capital Stock and any material dividends or other distributions on any securities of any Subsidiary of Parent which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been declared and are not yet due and payable).

5.3            Authority; No Violations; Approvals.

(a)            Each of Parent and Merger Sub has all requisite organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions, including the consummation of the Merger, have been duly authorized by all necessary organizational action on the part of each of Parent (subject to obtaining Parent Stockholder Approval) and Merger Sub, subject, with respect to consummation of the Merger, the filing of the Certificate of Merger and Articles of Merger with, and acceptance for record by, the Delaware Secretary of State and Maryland Department, respectively. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due and valid execution of this Agreement by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to Creditors’ Rights. The Parent Board, at a meeting duly called and held unanimously, (i) determined that this Agreement and the Transactions, including the Parent Stock Issuance, are in the best interests of Parent and its stockholders, (ii) approved this Agreement and the Transactions, including the Parent Stock Issuance, (iii) directed that the Parent Common Stock Issuance be submitted to the holders of Parent Common Stock for its consideration at the Parent Stockholders Meeting and (iv) recommended that the holders of Parent Common Stock approve the Parent Common Stock Issuance (such recommendation described in clause (iv), the “Parent Board Recommendation”). The Merger Sub Sole Member has (A) (1) determined that this Agreement and the Transactions, including the Merger, are in the best interests of Merger Sub and (2) approved this Agreement and declared that the Transactions, including the Merger, are advisable, and (B) executed a written consent pursuant to which it has authorized, adopted and approved this Agreement and the Transactions, including the Merger. As of the date hereof, none of the foregoing actions by the Parent Board or the Merger Sub Sole Member have been rescinded or modified in any way. The Parent Stockholder Approval is the only vote of the holders of any class or series of Parent Capital Stock necessary to approve the Parent Stock Issuance and Transactions, including the Merger.

(b)            The execution and delivery of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) assuming that the Parent Stockholder Approval is obtained, contravene, conflict with or result in a violation of any provision of the Organizational Documents of either Parent or Merger Sub, (ii) result in a violation of, or default under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Liens upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of any Parent Contract to which Parent or any of its Subsidiaries is a party or by which Parent or Merger Sub or any of their respective Subsidiaries or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 5.4 are duly and timely obtained or made and the Parent Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Liens that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and an adverse effect on the validity of the Merger.

5.4            Consents. No Consent from any Governmental Entity is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, except for: (a) the filing with the SEC of (i) the Joint Proxy Statement and the Registration Statement and (ii) such reports under the Exchange Act and the Securities Act, and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (b) the filing of the Articles of Merger and any other required filings with, and the acceptance for record by, the Maryland Department pursuant to the MGCL; (c) the filing of the Certificate of Merger and any other required filings with, and the acceptance for record by, the Delaware Secretary of State pursuant to the Delaware LLC Act; (d) filings as may be required under the rules and regulations of the NYSE; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” laws or Takeover Laws; and (f) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and an adverse effect on the validity of the Merger.

5.5            SEC Documents.

(a)            Since December 31, 2018, Parent has filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, schedules and statements, as amended, collectively, the “Parent SEC Documents”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, each of the Parent SEC Documents, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            The consolidated audited and unaudited interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP, applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments) the consolidated financial position, results of operations, stockholders’ equity and cash flows of Parent and its Subsidiaries, as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim financial statements, to absence of notes and normal year-end adjustments). To the knowledge of Parent, as of the date hereof, none of the Parent SEC Documents is the subject of ongoing SEC review and Parent does not have outstanding and unresolved comments from the SEC with respect to any of the Parent SEC Documents. None of the Parent SEC Documents as of the date hereof is the subject of any confidential treatment request by Parent.

(c)            Other than any off-balance sheet financings as and to the extent specifically disclosed in the Parent SEC Documents filed or furnished prior to the date hereof, neither Parent nor any Subsidiary of Parent is a party to, or has any contract to become a party to, any joint venture, off-balance sheet partnership or any similar contractual arrangement, including any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Documents.

(d)            Parent has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. From January 1, 2018 to the date of this Agreement, Parent’s auditors and the Parent Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting, and, in each case, neither Parent nor any of its Affiliates or Representatives has failed to disclose such information to Parent’s auditors or the Parent Board.

5.6            Absence of Certain Changes or Events.

(a)            From January 1, 2020 through the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(b)            From January 1, 2020 through the date of this Agreement, except as for events giving rise to and the discussion and negotiation of this Agreement, Parent and each of its Subsidiaries have conducted their business in the ordinary course of business in all material respects.

5.7            No Undisclosed Material Liabilities. There are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities reflected or reserved against on the consolidated balance sheet of Parent dated as of December 31, 2019 (including the notes thereto) contained in the Parent SEC Documents filed or furnished prior to the date hereof; (b) liabilities incurred in the ordinary course of business subsequent to December 31, 2019; (c) liabilities incurred in connection with the preparation, negotiation and consummation of the Transactions; and (d) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.8            Information Supplied. None of the information supplied or to be supplied by Parent or the Parent Manager for inclusion or incorporation by reference in (a) the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement shall, at the date it is first mailed to the Company Stockholders and to Parent Stockholders and at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act and the rules and regulations thereunder; provided, however, that no representation is made by Parent with respect to statements made therein based on information (i) supplied by the Company specifically for inclusion or incorporation by reference therein or (ii) not supplied by or on behalf of Parent and not obtained from or incorporated by reference to the Parent’s filings with the SEC.

5.9            Parent Permits; Compliance with Applicable Laws. Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Parent Permits”), except where the failure to so hold would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Subsidiary of Parent is in violation or breach of, or default under, any Parent Permit, nor has Parent or any Subsidiary of Parent received any claim or notice indicating that Parent or any Subsidiary of Parent is currently not in compliance with the terms of any Parent Permits, except where the failure to be in compliance with the terms of any Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The businesses of Parent and its Subsidiaries are not currently being conducted, and at no time since December 31, 2019 have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, to the knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Notwithstanding anything to the contrary in this Section 5.9, the provisions of this Section 5.9 shall not apply to matters addressed in Section 5.10, Section 5.11 and Section 5.12.

5.10         Compensation; Benefits.

(a)            Set forth on Schedule 5.10(a) of the Parent Disclosure Letter is a list, as of the date hereof, of all of the material Employee Benefit Plans sponsored, maintained, or contributed to by Parent or any of its Subsidiaries or with respect to which Parent or any of its Subsidiaries could reasonably be expected to have any liability or that provide benefits to any individual performing services to Parent or any of its Subsidiaries (the “Parent Plans”). True, correct and complete copies of each of the Parent Plans and the most current version of any related trust agreements, insurance contracts or other funding arrangements, summary plan descriptions, the most recent Form 5500 filing and the most current version of any applicable IRS determination letters have been furnished or made available to the Company or its Representatives.

(b)            Each Parent Plan has been administered, funded (if applicable) and maintained in compliance with its terms and all applicable Laws, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)            As of the date of this Agreement, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Parent, threatened against, or with respect to, any of the Parent Plans, except for such pending actions, suits or claims that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)            There are no material unfunded benefit obligations that have not been properly accrued for in Parent’s financial statements or disclosed in the notes thereto in accordance with GAAP.

(e)            None of Parent or any of its Subsidiaries or any entity which would be deemed to be a single employer with Parent or any of its Subsidiaries under Code Section 414 contributes to or has an obligation to contribute to, and no Parent Plan is, (i) a plan subject to Title IV of ERISA and/or Section 412 of the Code, (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA, (iii) a multiple employer plan as described in Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement (within the meaning of ERISA 3(40)).

5.11         Labor Matters.

(a)            As of the date of this Agreement, (i) neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with any labor union, (ii) there is no pending union representation petition involving employees of Parent or any of its Subsidiaries, and (iii) Parent does not have knowledge of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

(b)            As of the date of this Agreement, there is no unfair labor practice, charge or grievance arising out of a collective bargaining agreement, other agreement with any labor union, or other labor-related grievance proceeding against Parent or any of its Subsidiaries pending, or, to the knowledge of Parent, threatened, other than such matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)            As of the date of this Agreement, there is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of Parent, threatened, against or involving Parent or any of its Subsidiaries, other than such matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)            Parent and each of its Subsidiaries are, and since January 1, 2019 have been, in compliance in all respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and bonus, equal opportunity, civil rights, labor relations, occupational health and safety, privacy, worker classification and payroll taxes and there are no Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, other than any such matters described in this sentence that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2020, neither Parent nor any of its Subsidiaries has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to Parent or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.12         Taxes.

(a)            Parent and each of its Subsidiaries has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Taxing Authority all U.S. federal income and all other material Tax Returns required to be filed by them, taking into account any extensions of time properly obtained within which to file such Tax Returns, and all such Tax Returns were and are correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provision for, all material amounts of Taxes required to be paid by them, whether or not shown on any Tax Return.

(b)            Parent (i) for its taxable years commencing with Parent’s taxable year that ended on December 31, 2011 and through and including its taxable year ended December 31, 2019 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2020 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year ending December 31, 2020 and thereafter; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity to its qualification as a REIT, and to the knowledge of Parent, no such challenge is pending or has been threatened in writing.

(c)            Each of Parent’s Subsidiaries has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income tax purposes as (i) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a Qualified REIT Subsidiary or (iii) a Taxable REIT Subsidiary.

(d)            Neither Parent nor any of its Subsidiaries holds any asset the disposition of which would be subject to (or to rules similar to) Section 337(d) or Section 1374 of the Code or the regulations thereunder, nor has it disposed of any such asset during its current taxable year.

(e)            (i) There are no audits, investigations by any Governmental Entity or other proceedings pending or, to the knowledge of Parent, threatened with regard to any material Taxes or Tax Returns of Parent or any of its Subsidiaries; (ii) no material deficiency for Taxes of Parent or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the knowledge of Parent, threatened, by any Governmental Entity, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect; (iii) neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither Parent nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither Parent nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(f)            Parent and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(g)           There are no Tax Liens upon any property or assets of Parent or any of its Subsidiaries except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(h)           Neither Parent nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority or has entered into any written agreement with a Taxing Authority.

(i)            There are no Tax allocation, protection or sharing agreements or similar arrangements with respect to or involving Parent or any of its Subsidiaries, and after the Closing Date neither Parent nor any of its Subsidiaries shall be bound by any such Tax allocation or protection agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements.

(j)            Neither Parent nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any Subsidiary of Parent) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise by Law.

(k)           Neither Parent nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(l)            Neither Parent nor any of its Subsidiaries (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(m)          Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(n)           Since Parent’s formation, (i) neither Parent nor any of its Subsidiaries has incurred any liability for material Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code which have not been previously paid and (ii) neither Parent not any of its Subsidiaries has incurred any material liability for any other Taxes other than (A) in the ordinary course of business or consistent with past practice or (B) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. No event has occurred, and, to the knowledge of Parent, no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon Parent or any of its Subsidiaries.

(o)            No written power of attorney that has been granted by Parent or any of its Subsidiaries (other than to Parent or any of its Subsidiaries) is currently in force with respect to any matter relating to Taxes.

(p)           Merger Sub has at all times been treated as disregarded as separate from Parent for U.S. federal income tax purposes.

(q)           This Section 5.12 constitutes the exclusive representations and warranties of Parent with respect to Tax matters.

5.13         Litigation. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no (a) Proceeding pending, or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties, rights or assets or (b) judgment, decree, injunction, ruling or order, in each case, of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries.

5.14         Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) Parent or the Subsidiaries of Parent own or are licensed or otherwise possess valid rights to use all Parent Intellectual Property used in the conduct the business of Parent and its Subsidiaries as it is currently conducted, (b) to the knowledge of Parent, the conduct of the business of Parent and its Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, (c) there are no pending or, to the knowledge of Parent, threatened claims with respect to any of the Parent Intellectual Property rights owned by Parent or any Subsidiary of Parent, and (d) to the knowledge of Parent, no Person is currently infringing or misappropriating Parent Intellectual Property. Parent and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of Parent and its Subsidiaries as presently conducted, except where failure to do so would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.15         Real Property. Neither Parent nor any Subsidiary of Parent owns any real property. Neither Parent nor any Subsidiary of Parent has leased or subleased any real property and does not have any obligation to pay any rent or other fees for any real property other than as and to the extent disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof.

5.16         Material Contracts.

(a)            Schedule 5.16(a) of the Parent Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of:

(i)            other than contracts providing for the acquisition, origination, purchase, sale or divestiture of loans, mortgage backed securities, mortgage servicing rights, debt securities and other financial instruments owned or entered into by Parent or any Subsidiary of Parent in the ordinary course of business, each contract that involves a pending or contemplated merger, business combination, acquisition, purchase, sale or divestiture that requires Parent or any of its Subsidiaries to dispose of or acquire assets or properties with a fair market value in excess of $25,000,000;

(ii)           each contract relating to outstanding Indebtedness (or commitments or guarantees in respect thereof) of Parent or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $15,000,000, other than agreements solely between or among Parent and its wholly owned Subsidiaries;

(iii)           other than contracts entered into in the ordinary course of business, each contract under which Parent or a Subsidiary of Parent has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than Parent or a Subsidiary of Parent);

(iv)          each master agreement under which Parent or a Subsidiary of Parent enters into any interest rate cap, interest rate collar, interest rate swap or other forward, swap or other hedging transaction of any type, except for contracts entered into for bona fide hedging purposes;

(v)           each contract between or among Parent or any Subsidiary of Parent, on the one hand, and Parent Manager or any officer, director or Affiliate (other than a wholly owned Subsidiary of Parent) of Parent or any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) or of the Parent Manager, on the other hand; and

(vi)          each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) not otherwise described in this Section 5.16(a) with respect to Parent or Subsidiary of Parent.

(b)           Collectively, the contracts set forth in Schedule 5.16(a) of the Parent Disclosure Letter are herein referred to as the “Parent Contracts.” Except as had not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Contract is legal, valid, binding and enforceable in accordance with its terms on Parent and each of its Subsidiaries that is a party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as had not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in breach or default under any Parent Contract nor, to the knowledge of Parent, is any other party to any such Parent Contract in breach or default thereunder. Complete and accurate copies of each Parent Contract in effect as of the date hereof (including all amendments and modifications) have been furnished to or otherwise made available to the Company.

5.17         Insurance. To the knowledge of Parent, all current, material insurance policies of Parent and each of its Subsidiaries (collectively, the “Material Parent Insurance Policies”) are in full force and effect. All premiums payable under the Material Parent Insurance Policies prior to the date of this Agreement have been duly paid. No written notice of cancellation or termination has been received with respect to any Material Parent Insurance Policy.

5.18         Opinion of Financial Advisor. The Parent Board has received the opinion of Wells Fargo Securities, LLC addressed to the Parent Board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, the Per Share Common Merger Consideration to be paid by Parent in the Merger is fair, from a financial point of view, to Parent, a copy of which opinion has been (or within two Business Days after the date hereof will be) delivered to the Company for information purposes only.

5.19         Brokers. Except for the fees and expenses payable to Wells Fargo Securities, LLC, which shall be paid by Parent, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

5.20         State Takeover Statute. Neither Parent nor any of its affiliates or associates (each as defined in the Maryland Business Combination Act) is the beneficial owner (as defined in the Maryland Business Combination Act), directly or indirectly, of, nor at any time during the last two (2) years has been the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the Company. The Parent Board has taken all action necessary to render inapplicable to the Merger and the other Transactions: (a) the provisions of Subtitle 6 of Title 3 of the MGCL, (b) the provisions of Subtitle 7 of Title 3 of the MGCL, (c) to the extent applicable to Parent, any other Takeover Law. No other Takeover Laws are applicable to this Agreement, the Merger or the other Transactions.

5.21         Investment Company Act. Neither Parent nor any of its Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act.

5.22         Ownership of Company Capital Stock. Neither Parent nor any Subsidiary of Parent nor any of their respective affiliates or associates (as defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, or has the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or the right to vote pursuant to any agreement, arrangement or understanding, any shares of Company Common Stock, Company Preferred Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock, Company Preferred Stock or any securities of any Subsidiary of the Company, except as set forth in this Agreement. Neither Parent nor any its Subsidiaries is an affiliate or associate (as defined in Rule 12b-2 of the Exchange Act) of the Company. Neither Parent nor any of the Subsidiaries of Parent has at any time been an assignee or has otherwise succeeded to the beneficial ownership of any shares of Company Common Stock or Company Preferred Stock during the last two years.

5.23         Business Conduct. Merger Sub was formed on December 3, 2020. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions. Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

5.24         No Additional Representations.

(a)            Except for the representations and warranties made in this Article V, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Parent in this Article V, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Transactions.

(b)           Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that none of the Company or any other Person has made or is making, and each of Parent and Merger Sub expressly disclaims reliance upon, any representations, warranties or statements relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article IV, the Company Disclosure Letter or in any other document or certificate delivered by the Company or its Affiliates or Representatives in connection herewith, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company or its Subsidiaries furnished or made available to Parent, or any of its Affiliates or Representatives. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Affiliates or Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).

Article VI.
COVENANTS AND AGREEMENTS

6.1           Conduct of Company Business Pending the Merger.

(a)           The Company agrees that, except (i) as set forth on Schedule 6.1(a) of the Company Disclosure Letter, (ii) as permitted or required by this Agreement, (iii) as may be required by applicable Law or (iv) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, (A) the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (1) conduct its businesses in all material respects in the ordinary course consistent with past practice and (2) preserve substantially intact its present business organization and preserve its existing relationships with its key business relationships, vendors and counterparties and (B) the Company shall maintain its status as a REIT; provided, however, that no action by the Company or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.1(b).

(b)            Except (w) as set forth on Schedule 6.1(b) of the Company Disclosure Letter, (x) as permitted or required by this Agreement, (y) as may be required by applicable Law, or (z) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII the Company shall not, and shall not permit any of its Subsidiaries to:

(i)            (A) declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding capital stock of, or other equity interests in, the Company or any of its Subsidiaries, except for (1) regular quarterly dividends payable in respect of the Company Common Stock consistent with past practice at a rate not to exceed $0.05 per share per quarter; (2) regular quarterly dividends payable in respect of the Company Preferred Stock consistent with past practice and the terms of such Company Preferred Stock; (3) dividends or other distributions to the Company by any directly or indirectly wholly owned Subsidiary of the Company; (4) without duplication of the amounts described in clauses (1) through (3), any dividends or other distributions reasonably necessary for the Company to maintain its status as a REIT under the Code and avoid the imposition of corporate level tax under Section 857 of the Code or excise Tax under Section 4981 of the Code (including the Minimum Distribution Dividend) or required under the Organizational Documents of the Company or such Subsidiary, or (5) any dividend to the extent authorized, declared and paid in accordance with Section 6.19; (B) split, combine or reclassify any capital stock of, or other equity interests in, the Company or any of its Subsidiaries (other than for transactions by a wholly owned Subsidiary of the Company); or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company, except as required by the Organizational Documents of the Company or any Subsidiary of the Company or any Company Plan, in each case, existing as of the date hereof (or granted following the date of this Agreement in accordance with the terms of this Agreement);

(ii)            offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance or delivery of Company Common Stock upon the vesting or lapse of any restrictions on any Company Phantom Share or other awards granted under the Company Equity Compensation Plans and outstanding on the date hereof or issued in compliance with clause (B) below; (B) issuances of Company Phantom Shares, Company Dividend Equivalent Rights or other awards granted under the Company Equity Compensation Plans to employees, directors and other service providers in amounts and at times consistent with past practice, not to exceed in the aggregate the number of shares (including Company Phantom Shares and Company Dividend Equivalent Rights) set forth on Schedule 6.1(b)(ii) of the Company Disclosure Letter; (C) shares of Company Capital Stock or capital stock or other ownership interests of any Subsidiary of the Company issued as a dividend made in accordance with Section 6.1(b)(i); and (D) the issuance of Company Common Stock in connection with the dividend reinvestment component (but not the optional cash purchase component) of the DRSPP consistent with past practice and in accordance with the terms of the DRSPP existing as of the date hereof;

(iii)           amend the Company’s Organizational Documents or amend the Organizational Documents of any of the Company’s Subsidiaries;

(iv)          (A) merge, consolidate, combine or amalgamate with any Person other than another wholly owned Subsidiary of the Company or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner) any assets (other than acquisitions of portfolio assets in the ordinary course consistent with past practice) or any business or any corporation, partnership, association or other business organization or division;

(v)           sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any material portion of its assets, other than sales, leases or dispositions of assets, (A) pursuant to an agreement of the Company or any of its Subsidiaries in effect on the date of this Agreement, (B) that, if other than in the ordinary course of business consistent with past practice, involve consideration that does not exceed $10,000,000 individually or $25,000,000 in the aggregate or (C) made in the ordinary course of business consistent with past practice;

(vi)          adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries;

(vii)         change in any material respect its accounting principles, practices or methods in a manner that would materially affect the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries except as required by GAAP or applicable Law;

(viii)        except (A) in the ordinary course of business consistent with past practice, (B) if required by Law or (C) if and to the extent necessary (1) to preserve the Company’s qualification as a REIT under the Code or (2) to qualify or preserve the status of any Subsidiary of the Company as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be, make or change any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, file any amended Tax Return if the filing of such amended Tax Return would result in a material increase in the Taxes payable by the Company or any of its Subsidiaries, settle or compromise any material liability for Taxes or any Tax audit or other proceeding relating to a material amount of Taxes, enter into any closing or similar agreement with any Taxing Authority, surrender any right to claim a material refund of Taxes, or agree to any extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(ix)           (A) grant any material increases in the compensation payable or to become payable to any of its directors, executive officers or any other employees; or (B) establish any material Employee Benefit Plan which was not in existence or approved by the Company Board or duly authorized committee thereof prior to the date of this Agreement, or amend any such plan or arrangement in existence on the date of this Agreement if such amendment would have the effect of enhancing or increasing any benefits thereunder; provided, however, that no action will be a violation of this Section 6.1(b)(ix) if it is taken (1) pursuant to Section 3.2 or as permitted under Section 6.1(b)(ii), (2) in order to comply with applicable Law, (3) pursuant to a Company Plan existing as of the date hereof, or (4) as otherwise provided in the Amendment to the Company Management Agreement;

(x)            (A) enter into any contract that would be a Company Contract, except in the ordinary course of business consistent with past practice and as would not reasonably be expected to prevent or materially delay the consummation of the Transactions, or (B) modify, amend, terminate or assign, or waive or assign any rights under, any Company Contract in any material respect in a manner which is materially adverse to the Company and its Subsidiaries, taken as a whole, or which could reasonably be expected to prevent or materially delay the consummation of the Transactions, and, for the avoidance of doubt, with respect to clauses (A) and (B), except for any termination or renewal in accordance with the terms of any existing Company Contract that occurs automatically without any action (other than notice of renewal) by Company or any Subsidiary of the Company;

(xi)           other than the settlement of any Proceeding reflected or reserved against on the balance sheet of the Company (or in the notes thereto) and that would not reasonably be expected to restrict the operations of the Company and its Subsidiaries, settle or offer or propose to settle, any Proceeding (excluding any audit, claim or other proceeding in respect of Taxes) involving the payment of monetary damages or other transfer of value by the Company or any of its Subsidiaries of any amount exceeding $1,000,000 individually, or $5,000,000 in the aggregate or involving the award of injunctive or other equitable relief against the Company or any of its Subsidiaries or any admission of wrongdoing;

(xii)          take any action, or fail to take any action, which action or failure could reasonably be expected to cause the Company to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xiii)         take any action, or fail to take any action, which action or failure could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(xiv)         other than in the ordinary course of business consistent with past practice, incur, create, assume, refinance, replace or prepay in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise); provided, however, (A) the Company shall not take any affirmative action that would result in the Leverage Ratio exceeding the Maximum Leverage Ratio or, if the Leverage Ratio already exceeds the Maximum Leverage Ratio, any affirmative actions to further increase the Leverage Ratio and (B) the Company shall not take any affirmative actions that would result in Liquidity being less than the Minimum Liquidity or, if Liquidity is already less than the Minimum Liquidity, any affirmative actions to further decrease Liquidity (subsections (A) and (B) of this sentence together, the “Leverage Covenants”); provided, further however, that in the event of a breach of the Leverage Covenants, the Company shall, after consultation with Parent, take such steps as may be required to reverse such actions (“Remedial Measures”) within five (5) Business Days of notice of such breach in accordance with Section 6.1(c). The Leverage Covenants shall be tested and certified each Business Day after the date hereto by the Company as part of its daily investment holdings report in accordance with Section 6.1(c). The foregoing shall not restrict (A) the incurrence of any Indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or (B) guarantees by the Company of Indebtedness of its Subsidiaries or guarantees by the Subsidiaries of the Company of Indebtedness of the Company or any other Subsidiaries of the Company, which Indebtedness is incurred in compliance with this clause (xiv);

(xv)         Notwithstanding anything to the contrary in this Agreement, the Company shall not take any affirmative action that would result in the Duration Gap exceeding the Duration Gap Limit or, if the Duration Gap already exceeds the Duration Gap Limit, any affirmative actions to further increase the Duration Gap; provided, however, that in the event of a breach of the foregoing covenant, the Company shall, after consultation with Parent, take Remedial Measures within five Business Days of the notice of such breach in accordance with Section 6.1(c).  The Duration Gap shall be tested and certified each Business Day after the date hereto by the Company as part of its daily investment holdings report in accordance with Section 6.1(c);

(xvi)         take any action, or fail to take any action, which action or failure would reasonably be expected to cause the Company or any of the Subsidiaries of the Company to be required to be registered as an investment company under the Investment Company Act; or

(xvii)       agree or enter into any arrangement or understanding to take any action that is prohibited by this Section 6.1(b).

(c)           Within one Business Day after the date hereof, the Company shall deliver a statement that sets forth all of the Company’s holdings in its investment portfolios, including but not limited to, all assets, debt and hedging transactions. From the date hereof until the Closing Date, the Company shall (i) manage its investment portfolios in all material respects in the ordinary course consistent with past practice; provided, however, that the Company shall not purchase any assets except for Agency RMBS, in the ordinary course consistent with past practice, subject to the provisions of Section 6.1(b); (ii) on each Business Day prior to the Closing, participate in a call with the investment personnel of Parent to discuss the status of the Company’s and the Parent’s respective portfolios and planned portfolio management activities (including any actions planned to be taken in the event that the Leverage Ratio exceeds the Maximum Leverage Ratio, Liquidity is less than the Minimum Liquidity or the Duration Gap exceeds the Duration Gap Limit); (iii) consult with the Parent in good faith if the Leverage Ratio exceeds the Maximum Leverage Ratio, the Liquidity is less than the Minimum Liquidity or the Duration Gap exceeds the Duration Gap Limit and will further consult with the Parent in good faith prior to taking any portfolio management activities of the Company, including prior to taking any actions to cure breaches of Section 6.1(b)(xiv) and Section 6.1(b)(xv); and (iv) on each Business Day prior to the Closing, report to Parent all investment and hedging transactions daily to Parent by 5:00 pm New York, New York time on such day which report shall include a daily computation of the Leverage Ratio, Liquidity and the Duration Gap.

(d)           Not earlier than seven (7) Business Days nor later than five (5) Business Days before the Closing, the Company shall deliver a materially accurate forecast of Company Transaction Expenses and Company Termination Expenses, along with a computation of the Excess Amount.

(e)           Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company or any of its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board, upon advice of counsel to the Company, is reasonably necessary for the Company to (i) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, (ii) avoid incurring entity level income or excise Taxes under the Code or applicable state or local Law, including making dividend or other distribution payments to the Company Stockholders in accordance with this Agreement or otherwise or (iii) avoid being required to register as an investment company under the Investment Company Act; provided that prior to taking any action under this paragraph, the Company shall provide Parent with reasonable advance notice of any proposed action and shall in good faith discuss such proposed action with Parent.

6.2           Conduct of Parent Business Pending the Merger.

(a)           Parent agrees that, except (i) as set forth on Schedule 6.2(a) of the Parent Disclosure Letter, (ii) as permitted or required by this Agreement, (iii) as may be required by applicable Law or (iv) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, (A) Parent shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (1) conduct its businesses in all material respects in the ordinary course consistent with past practice and (2) preserve substantially intact its present business organization and preserve its existing relationships with its key customers, service providers (including Parent Manager) suppliers, business relationships, vendors and counterparties and (B) Parent shall maintain its status as a REIT; provided, however, that no action by Parent or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.2(b).

(b)           Except (w) as set forth on Schedule 6.2(b) of the Parent Disclosure Letter, (x) as permitted or required by this Agreement, (y) as may be required by applicable Law or (z) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, Parent shall not, and shall not permit any of its Subsidiaries to:

(i)            (A) declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding capital stock of, or other equity interests in, Parent or any of its Subsidiaries, except for (1) regular quarterly dividends payable in respect of the Parent Common Stock consistent with past practice; (2) regular quarterly dividends payable in respect of the Parent Preferred Stock consistent with past practice and the terms of such Parent Preferred Stock; (3) dividends or other distributions to Parent by any directly or indirectly wholly owned Subsidiary of Parent; (4) without duplication of the amounts described in clauses (1) through (3), dividends or other distributions reasonably necessary for Parent to maintain its status as a REIT under the Code and avoid the imposition of corporate level tax under Section 857 of the Code or excise Tax under Section 4981 of the Code (including the Minimum Distribution Dividend) or required under the Organizational Documents of Parent or such Subsidiary, or (5) any dividend to the extent declared and paid in accordance with Section 6.19; (B) split, combine or reclassify any capital stock of, or other equity interests in, Parent or any of its Subsidiaries (other than for transactions by a wholly owned Subsidiary of the Company); or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent, except as required by the terms of any capital stock or equity interest of Parent or any Subsidiary of Parent or as contemplated by any Parent Plan, in each case, existing as of the date hereof (or granted following the date of this Agreement in accordance with the terms of this Agreement);

(ii)            offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance or delivery of Parent Common Stock upon the vesting or lapse of any restrictions on any awards granted under the Parent Equity Plan and outstanding on the date hereof or issued in compliance with clause (B) below; (B) issuances of awards granted under the Parent Equity Plan to employees and directors in amounts and at times consistent with past practice; and (C) issuances of Parent Common Stock at a price (without regard for underwriter discounts and offering and sale expenses) not less than the per share value of the Parent’s net assets as of the date of such issuance in offerings with aggregate proceeds of up to $125,000,000;

(iii)          amend Parent’s Organizational Documents or adopt any material change in the Organizational Documents of any of Parent’s Subsidiaries;

(iv)          (A) merge, consolidate, combine or amalgamate with any Person other than the Company or a wholly owned Subsidiary of Parent, or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any assets or any business or any corporation, partnership, association or other business organization or division thereof, in each case, if such action could reasonably be expected to prevent or materially delay Parent’s or Merger Sub’s ability to consummate or finance the Transactions contemplated hereby;

(v)           sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any material portion of its assets, other than sales, leases or dispositions of assets (A) pursuant to an agreement of the Company or any of its Subsidiaries in effect on the date of this Agreement, (B) that, if other than in the ordinary course of business consistent with past practice, involve consideration that does not exceed $10,000,000 individually or $25,000,000 in the aggregate or (C) made in the ordinary course of business consistent with past practice;

(vi)          adopt a plan of complete or partial liquidation or dissolution of Parent or any of its Subsidiaries, other than such transactions among Parent and any wholly owned Subsidiary of Parent (other than Merger Sub) or between or among wholly owned Subsidiaries of Parent (other than Merger Sub);

(vii)         change in any material respect their material accounting principles, practices or methods in a manner that would materially affect the consolidated assets, liabilities or results of operations of Parent and its Subsidiaries, except as required by GAAP or applicable Law;

(viii)        except (A) in the ordinary course of business, (B) if required by Law, or (C) if and to the extent necessary (1) to preserve Parent’s qualification as a REIT under the Code or the qualification of any Subsidiary of Parent as a REIT under the Code or (2) to qualify or preserve the status of any Subsidiary of Parent as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be, make or change any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, file any amended Tax Return if the filing of such amended Tax Return would result in a material increase in the Taxes payable by Parent or any of its Subsidiaries, settle or compromise any material liability for Taxes or any Tax audit or other proceeding relating to a material amount of Taxes, enter into any closing or similar agreement with any Taxing Authority, surrender any right to claim a material refund of Taxes, or agree to any extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(ix)           take any action, or fail to take any action, which action or failure could reasonably be expected to cause Parent to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(x)            take any action, or fail to take any action, which action or failure could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(xi)            except in accordance with Section 2.6, increase or decrease the size of the Parent Board or enter into any agreement obligating Parent or the Parent Board to nominate any individual for election to the Parent Board or elect any individual to fill any vacancy on the Parent Board;

(xii)           take any action, or fail to take any action, which action or failure would reasonably be expected to cause Parent or any of its Subsidiaries to be required to be registered as an investment company under the Investment Company Act;

(xiii)           modify, amend, terminate or assign, or waive or assign any rights under, the Parent Management Agreement, other than as set forth in the Parent Management Agreement Amendment; or

(xiv)          agree or enter into any arrangement or understanding to take any action that is prohibited by this Section 6.2(b).

(c)           From the date hereof until the Closing Date, Parent shall manage its investment portfolios in all material respects in the ordinary course consistent with past practice.

(d)           Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parent or its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of Parent Board, upon advice of counsel to Parent, is reasonably necessary for Parent to (i) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, (ii) avoid incurring entity level income or excise Taxes under the Code or applicable state or local Law or (iii) avoid being required to register as an investment company under the Investment Company Act; provided that prior to taking any action under this paragraph, Parent shall provide the Company with reasonable advance notice of any proposed action and shall in good faith discuss such proposed action with the Company.

6.3            No Solicitation by the Company.

(a)            From and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII, the Company will, and will cause its Subsidiaries and instruct and use commercially reasonable efforts to cause its Representatives to, immediately cease, and cause to be terminated, any discussion or negotiations with any Person conducted heretofore by the Company or any of its Subsidiaries or Representatives with respect to a Company Competing Proposal.

(b)            Except as otherwise permitted by this Section 6.3, from and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII, the Company will not, and will cause its Subsidiaries and will instruct and use commercially reasonable efforts to cause its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage the making of a Company Competing Proposal, (ii) engage in any discussions or negotiations with any Person with respect to a Company Competing Proposal, (iii) furnish any non-public information regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person in connection with or in response to a Company Competing Proposal, (iv) enter into any binding or nonbinding letter of intent or agreement in principle, or other agreement providing for a Company Competing Proposal (other than a confidentiality agreement as provided in Section 6.3(d)(ii)), or (v) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, any Company Competing Proposal (the taking of any action described in clause (v) of this Section 6.3(b) being referred to as a “Company Change of Recommendation”).

(c)            From and after the date of this Agreement, the Company shall advise Parent of the receipt by the Company of any Company Competing Proposal made on or after the date of this Agreement or any request for non-public information or data relating to the Company or any of its Subsidiaries made by any Person in connection with a Company Competing Proposal or any request for discussions or negotiations with the Company or a Representative of the Company relating to a Company Competing Proposal (in each case within two Business Days thereof), and the Company shall provide to Parent (within such two Business Day time frame) either (i) a copy of any such Company Competing Proposal made in writing provided to the Company or any of its Subsidiaries or (ii) a written summary of the material terms of such Company Competing Proposal, if not made in writing. The Company shall keep Parent reasonably informed on a current basis with respect to the status and material terms of any such Company Competing Proposal and any material changes to the status of any such discussions or negotiations.

(d)           Notwithstanding anything in this Agreement to the contrary, the Company, directly or indirectly through one or more of its Representatives, may:

(i)              make such disclosures as the Company Board or any committee thereof determines in good faith are necessary to comply with Rule 14e-2(a), Item 1012(a) of Regulation M-A and Rule 14d-9 promulgated under the Exchange Act or other applicable securities laws; provided, however, that none of the Company, the Company Board or any committee thereof shall, except as expressly permitted by Section 6.3(d)(iii) or Section 6.3(e), effect a Company Change of Recommendation in any disclosure document or communication filed or publicly issued or made in conjunction with the compliance with such requirements;

(ii)             prior to the receipt of the Company Stockholder Approval, engage in the activities prohibited by Sections 6.3(b)(ii) and 6.3(b)(iii) with any Person if (A) the Company receives a written, bona fide Company Competing Proposal from such Person that was not solicited at any time following the execution of this Agreement and (B) such Company Competing Proposal did not arise from a material breach of the obligations set forth in this Section 6.3; provided, however, that (1) no non-public information that is prohibited from being furnished pursuant to Section 6.3(b) may be furnished until the Company receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of nonpublic information furnished to such Person by or on behalf of the Company that are no less favorable to the Company in the aggregate than the terms of the Confidentiality Agreement, as determined by the Company Board (or any committee thereof) in good faith after consultation with its outside legal counsel; provided, further, that such confidentiality agreement does not contain provisions that prohibit the Company from complying with the provisions of this Section 6.3, and (2) prior to taking any such actions, the Company Board (or any committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Company Competing Proposal is, or could reasonably be expected to lead to, a Company Superior Proposal;

(iii)            prior to the receipt of the Company Stockholder Approval, in response to a bona fide written Company Competing Proposal from a third party that was not solicited at any time following the execution of this Agreement and did not arise from a material breach of the obligations set forth in this Section 6.3, if the Company Board (or any committee thereof) so chooses, cause the Company to effect a Company Change of Recommendation or terminate this Agreement pursuant to Section 8.1(d)(i), if prior to taking such action (A) the Company Board (or any committee thereof) determines in good faith after consultation with its financial advisors and outside legal counsel that such Company Competing Proposal is a Company Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by Parent in response to such Company Competing Proposal), and (B) the Company shall have given notice to Parent that the Company has received such proposal in accordance with Section 6.3(c), specifying the material terms and conditions of such proposal, and, that the Company intends to take such action, and either (1) Parent shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Company Stockholders Meeting and the third Business Day after the date on which such notice is given to Parent, or (2) if Parent within the period described in the foregoing clause (1) shall have proposed revisions to the terms and conditions of this Agreement, the Company Board (or any committee thereof), after consultation with its financial advisors and outside legal counsel, shall have determined in good faith that the Company Competing Proposal remains a Company Superior Proposal with respect to Parent’s revised proposal; provided, however, that each time material modifications to the financial terms of a Company Competing Proposal determined to be a Company Superior Proposal are made, the time period set forth in this clause (B) prior to which the Company may effect a Company Change of Recommendation or terminate this Agreement shall be extended for two Business Days after notification of such change to Parent; and

(iv)            prior to the receipt of the Company Stockholder Approval, seek clarification from (but not engage in negotiations with or provide non-public information to) any Person that has made a Company Competing Proposal that was not solicited at any time following the execution of this Agreement solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Company Board or any committee thereof to make an informed determination under Section 6.3(d)(ii).

(e)           Notwithstanding anything in this Agreement to the contrary, the Company Board (or a committee thereof) shall be permitted, at any time prior to the receipt of the Company Stockholder Approval, other than in response to a Company Competing Proposal (which is addressed in Section 6.3(d)(iii)), to make a Company Change of Recommendation if, prior to taking such action, (i) the Company Board (or a committee thereof) determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be likely to be inconsistent with its legal duties as directors under applicable Law, (ii) the Company shall have given notice to Parent that the Company intends to effect a Company Change of Recommendation (which notice will reasonably describe the reasons for such Company Change of Recommendation), and either (A) Parent shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Company Stockholders Meeting and the third Business Day after the date on which such notice is given to Parent, or (B) if Parent within the period described in the foregoing clause (A) shall have proposed revisions to the terms and conditions of this Agreement, the Company Board (or a committee thereof), after consultation with its outside legal counsel, shall have determined in good faith that such proposed changes do not obviate the need for the Company Board to effect a Company Change of Recommendation and that the failure to make a Company Change of Recommendation would reasonably be likely to be inconsistent with its legal duties as directors under applicable Law.

6.4            No Solicitation by Parent.

(a)            From and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII, Parent will, and will cause its Subsidiaries and instruct and use commercially reasonable efforts to cause its Representatives to immediately cease, and cause to be terminated, any discussion or negotiations with any Person conducted heretofore by Parent or any of its Subsidiaries or Representatives with respect to a Parent Competing Proposal.

(b)           Except as otherwise permitted by this Section 6.4, from and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII, Parent will not, and will cause its Subsidiaries and will instruct and use commercially reasonable efforts to cause its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage the making of a Parent Competing Proposal, (ii) engage in any discussions or negotiations with any Person with respect to a Parent Competing Proposal, (iii) furnish any non-public information regarding Parent or its Subsidiaries, or access to the properties, assets or employees of Parent or its Subsidiaries, to any Person in connection with or in response to a Parent Competing Proposal, (iv) enter into any binding or nonbinding letter of intent or agreement in principle, or other agreement providing for a Parent Competing Proposal (other than a confidentiality agreement as provided in Section 6.4(d)(ii)), or (v) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Company, the Parent Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, any Parent Competing Proposal (the taking of any action described in clause (v) of this Section 6.4(b) being referred to as a “Parent Change of Recommendation”).

(c)           From and after the date of this Agreement, Parent shall advise the Company of the receipt by Parent of any Parent Competing Proposal made on or after the date of this Agreement or any request for non-public information or data relating to Parent or any of its Subsidiaries made by any Person in connection with a Parent Competing Proposal or any request for discussions or negotiations with Parent or a Representative of Parent relating to a Parent Competing Proposal (in each case within two Business Days thereof), and Parent shall provide to the Company (within such two Business Day time frame) either (i) a copy of any such Parent Competing Proposal made in writing or by electronic transmission provided to Parent or any of its Subsidiaries or (ii) a written summary of the material terms of such Parent Competing Proposal, if not made in writing or by electronic transmission. Parent shall keep the Company reasonably informed on a current basis with respect to the status and material terms of any such Parent Competing Proposal and any material changes to the status of any such discussions or negotiations.

(d)           Notwithstanding anything in this Agreement to the contrary, Parent, directly or indirectly through one or more of its Representatives, may:

(i)              make such disclosures as the Parent Board or any committee thereof determines in good faith are necessary to comply with Rule 14e-2(a), Item 1012(a) of Regulation M-A and Rule 14d-9 promulgated under the Exchange Act or other applicable securities laws; provided, however, that none of Parent, the Parent Board or any committee thereof shall, except as expressly permitted by Section 6.4(d)(iii) or Section 6.4(e), effect a Parent Change of Recommendation in any disclosure document or communication filed or publicly issued or made in conjunction with the compliance with such requirements;

(ii)             prior to the receipt of the Parent Stockholder Approval, engage in the activities prohibited by Sections 6.4(b)(ii) and 6.4(b)(iii) with any Person if (A) Parent receives a written, bona fide Parent Competing Proposal from such Person that was not solicited at any time following the execution of this Agreement and (B) such Parent Competing Proposal did not arise from a material breach of the obligations set forth in this Section 6.4; provided, however, that (1) no non-public information that is prohibited from being furnished pursuant to Section 6.4(b) may be furnished until Parent receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of nonpublic information furnished to such Person by or on behalf of Parent that are no less favorable to Parent in the aggregate than the terms of the Confidentiality Agreement, as determined by the Parent Board in good faith after consultation with its outside legal counsel; provided, further, that such confidentiality agreement does not contain provisions that prohibit Parent from complying with the provisions of this Section 6.4, and (2) prior to taking any such actions, the Parent Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Parent Competing Proposal is, or is reasonably expected to lead to, a Parent Superior Proposal;

(iii)            prior to receipt of the Parent Stockholder Approval, in response to a bona fide written Parent Competing Proposal from a third party that was not solicited at any time following the execution of this Agreement and did not arise from a material breach of the obligations set forth in this Section 6.4, if the Parent Board so chooses, cause Parent to effect a Parent Change of Recommendation, if prior to taking such action (A) the Parent Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Parent Competing Proposal is a Parent Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by the Company in response to such Parent Competing Proposal); and (B) Parent shall have given notice to the Company that Parent has received such proposal in accordance with Section 6.4(c), specifying the material terms and conditions of such proposal, and, that Parent intends to take such action, and either (1) the Company shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Parent Stockholders Meeting and the third Business Day after the date on which such notice is given to the Company, or (2) if the Company within the period described in the foregoing clause (1) shall have proposed revisions to the terms and conditions of this Agreement in a manner that would form a binding contract if accepted by Parent, the Parent Board, after consultation with its financial advisors and outside legal counsel, shall have determined in good faith that the Parent Competing Proposal remains a Parent Superior Proposal with respect to the Company’s revised proposal; provided, however, that each time material modifications to the financial terms of a Parent Competing Proposal determined to be a Parent Superior Proposal are made, the time period set forth in this clause (B) prior to which Parent may effect a Parent Change of Recommendation or terminate this Agreement shall be extended for two Business Days after notification of such change to the Company; and

(iv)            prior to receipt of the Parent Stockholder Approval, seek clarification from (but not engage in negotiations with or provide non-public information to) any Person that has made a Parent Competing Proposal that was not solicited at any time following the execution of this Agreement solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Parent Board or any committee thereof to make an informed determination under Section 6.4(d)(ii).

(e)            Notwithstanding anything in this Agreement to the contrary, the Parent Board shall be permitted, at any time prior to the receipt of the Parent Stockholder Approval, other than in response to a Parent Competing Proposal (which is addressed in Section 6.4(d)(iii)), to make a Parent Change of Recommendation if, prior to taking such action, (i) the Parent Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its legal duties as directors under applicable Law and (ii) Parent shall have given notice to the Company that Parent intends to effect a Parent Change of Recommendation (which notice will reasonably describe the reasons for such Parent Change of Recommendation), and either (A) the Company shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Parent Stockholders Meeting and the third Business Day after the date on which such notice is given to the Company, or (B) if the Company within the period described in the foregoing clause (A) shall have proposed revisions to the terms and conditions of this Agreement, the Parent Board, after consultation with its outside legal counsel, shall have determined in good faith that such proposed changes do not obviate the need for the Parent Board to effect a Parent Change of Recommendation and that the failure to make a Parent Change of Recommendation would be reasonably likely to be inconsistent with its legal duties as directors under applicable Law.

6.5           Preparation of Joint Proxy Statement and Registration Statement.

(a)           Parent will promptly furnish to the Company such data and information relating to it, its Subsidiaries (including Merger Sub) and the holders of Parent Capital Stock, as the Company may reasonably request for the purpose of including such data and information in the Joint Proxy Statement and any amendments or supplements thereto used by the Company to obtain the Company Stockholder Approval. The Company will promptly furnish to Parent such data and information relating to it, its Subsidiaries and the holders of Company Capital Stock, as Parent may reasonably request for the purpose of including such data and information in the Registration Statement (including the Joint Proxy Statement) and any amendments or supplements thereto.

(b)           Promptly following the date hereof, the Company and Parent shall cooperate in preparing and shall cause to be filed with the SEC a mutually acceptable Joint Proxy Statement relating to the matters to be submitted to the holders of Company Common Stock at the Company Stockholders Meeting and the holders of Parent Common Stock at the Parent Stockholders Meeting, and Parent shall prepare and file with the SEC the Registration Statement (of which the Joint Proxy Statement will be a part). The Company and Parent shall each use commercially reasonable efforts to cause the Registration Statement and the Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Parent and the Company shall each use its commercially reasonable efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and Parent and the Company shall use commercially reasonable efforts to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of the Company and Parent will advise the other promptly after it receives any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or any request by the SEC for additional information. Each of the Company and Parent shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent will (i) provide the other with an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that with respect to documents filed by a party that are incorporated by reference in the Joint Proxy Statement or Registration Statement, this right of approval shall apply only with respect to information relating to the other party, its Subsidiaries and its Affiliates, their business, financial condition or results of operations or the Transactions; and provided, further that the Company, in connection with any Company Change of Recommendation, or Parent, in connection with any Parent Change of Recommendation, may amend or supplement the Joint Proxy Statement (including by incorporation by reference) and make other filings with the SEC, to effect such Company Change of Recommendation or Parent Change of Recommendation, as applicable.

(c)           Parent and the Company each shall make all necessary filings with respect to the Merger and the Transactions under the Securities Act and the Exchange Act and applicable blue sky laws and, in each case, the rules and regulations thereunder. Each party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock or Parent Preferred Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of the Company and Parent will use commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(d)           If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Stockholders and the Parent Stockholders.

6.6           Stockholders Meetings.

(a)           The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Joint Proxy Statement by the SEC. Except as permitted by Section 6.3, the Company shall, through the Company Board, recommend to the Company Stockholders that they vote in favor of the approval of the Merger and the other Transactions at the Company Stockholders Meeting and the Company Board shall solicit from the Company Stockholders proxies in favor of the approval of the Merger and the other Transactions, and the Joint Proxy Statement shall include a statement to the effect that the Company Board has resolved to make the Company Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall be required to adjourn or postpone the Company Stockholders Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the Company Stockholders or (B) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to establish a quorum at such Company Stockholders Meeting and (ii) may adjourn or postpone the Company Stockholders Meeting if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to obtain the Company Stockholder Approval; provided, however, that unless otherwise agreed to by the parties, the Company Stockholders Meeting shall not be adjourned or postponed to a date that is more than 30 days after the date for which the meeting was previously scheduled (it being understood that such Company Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) or (i)(B) exist, and such Company Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided, further, that the Company Stockholders Meeting shall not be adjourned or postponed to a date on or after two Business Days prior to the End Date. Notwithstanding the foregoing, the Company may adjourn or postpone the Company Stockholders Meeting to a date no later than the second Business Day after the expiration of any of the periods contemplated by Section 6.3(d)(iii)(B). If requested by Parent, the Company shall promptly provide to Parent all voting tabulation reports relating to the Company Stockholders Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representative. Unless this Agreement has been terminated in accordance with Article VIII, the Company’s obligations to call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 6.6(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Company Superior Proposal or Company Competing Proposal, or by any Company Change of Recommendation.

(b)           Parent shall take all action necessary in accordance with applicable Laws and the Organizational Documents of Parent to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Parent Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Joint Proxy Statement by the SEC. Except as permitted by Section 6.4, the Parent, through the Parent Board, shall recommend to the Parent Stockholders that they vote in favor of the Parent Common Stock Issuance at the Parent Stockholders Meeting and the Parent Board shall solicit from Parent Stockholders proxies in favor of the Parent Common Stock Issuance at the Parent Stockholders Meeting, and the Joint Proxy Statement shall include a statement to the effect that the Parent Board has resolved to make the Parent Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Parent (i) shall be required to adjourn or postpone the Parent Stockholders Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the Parent Stockholders or (B) if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to establish a quorum at such Parent Stockholders Meeting and (ii) may adjourn or postpone the Parent Stockholders Meeting if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to obtain the Parent Stockholder Approval; provided, however, that unless otherwise agreed to by the parties, the Parent Stockholders Meeting shall not be adjourned or postponed to a date that is more than 30 days after the date for which the meeting was previously scheduled (it being understood that such Parent Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) or (i)(B) exist, and such Parent Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided, further, that the Parent Stockholders Meeting shall not be adjourned or postponed to a date on or after two Business Days prior to the End Date. Notwithstanding the foregoing, Parent may adjourn or postpone the Parent Stockholders Meeting to a date no later than the second Business Day after the expiration of any of the periods contemplated by Section 6.4(d)(iii)(B). If requested by the Company, Parent shall promptly provide the Company with all voting tabulation reports relating to the Parent Stockholders Meeting that have been prepared by Parent or Parent’s transfer agent, proxy solicitor or other Representative. Unless this Agreement has been terminated in accordance with Article VIII, Parent’s obligations to call, give notice of, convene and hold the Parent Stockholders Meeting in accordance with this Section 6.6(b) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Parent Superior Proposal or Parent Competing Proposal, or by any Parent Change of Recommendation.

(c)           The parties shall use their commercially reasonable efforts to hold the Company Stockholders Meeting and the Parent Stockholders Meeting on the same day.

6.7            Access to Information.

(a)           Each party shall, and shall cause each of its Subsidiaries to, afford to the other party and its Representatives, during the period prior to the earlier of the Effective Time and the termination of this Agreement pursuant to the terms of Section 8.1, reasonable access, during normal business hours and upon reasonable prior notice, to the officers, any other employees, and offices of such party and its Subsidiaries and to their books, records, contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to the other party and its Representatives such information concerning its and its Subsidiaries’ business, properties, contracts, records and personnel as such other party may reasonably request, including information about the Company’s financing, hedging activities, portfolio risk and portfolio activities. Each of the Company and Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of the other party that may result from the requests for access, data and information hereunder. Notwithstanding the foregoing provisions of this Section 6.7(a), each party shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to the other party or any of its Representatives to the extent that (i) such information is subject to an attorney/client privilege, the attorney work product doctrine or other legal privilege or (ii) such access or the furnishing of such information is prohibited by applicable Law or an existing contract or agreement or a contract or agreement entered into after the date of this Agreement in the ordinary course of business consistent with past practice. Each party agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.7(a) for any purpose unrelated to the consummation of the Transactions.

(b)           The Mutual Non-Disclosure Agreement, dated as of November 8, 2020, between Parent and the Company (the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder. All information provided to any party or its Representatives pursuant to or in connection with this Agreement is deemed to be “Evaluation Material” as defined under the Confidentiality Agreement.

(c)           Prior to the Closing, the Company shall use reasonable best efforts to cause the Company Manager and each Affiliate of the Company Manager to deliver to the Company all contracts and records in the Company Manager’s or any of its Affiliates’ possession or control to the extent (with respect to the contracts) they are contracts to which the Company or any Subsidiary of the Company is a party, and with respect to records, to the extent they pertain to the business of the Company and its Subsidiaries; provided that, for the avoidance of doubt, such records shall not include records that are the owned property of the Company Manager and are not owned property of the Company or any of its Subsidiaries.

6.8           Reasonable Best Efforts.

(a)           Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other Transactions as soon as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other Transactions and (ii) taking all steps as may be necessary, subject to the limitations in this Section 6.8, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals.

(b)           In connection with and without limiting the foregoing, each of the parties shall give any required notices to third parties, and each of the parties shall use, and cause each of their respective Subsidiaries and Affiliates to use, its reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the Merger. Each of the parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required filings or submissions with any Governmental Entity and will cooperate in responding to any inquiry from a Governmental Entity, including promptly informing the other parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Entity with respect to this Agreement. To the extent reasonably practicable, the parties and their Representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, none of the parties shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity in respect of any filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Entity.

(c)           In connection with obtaining any approval or consent from any Person with respect to the Merger, neither the Company nor any Subsidiary of the Company shall pay or commit to pay to any Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person without the prior written consent of Parent. The parties shall cooperate to obtain such consents.

6.9           Employee Matters. Nothing in this Agreement shall constitute an amendment to, or be construed as amending, any Employee Benefit Plan sponsored, maintained or contributed to by the Company, Parent or any of their respective Subsidiaries.

6.10         Indemnification; Directors’ and Officers’ Insurance.

(a)           Without limiting any other rights that any Indemnified Person (as defined below) may have pursuant to the Company’s Organizational Documents, any employment agreement or any indemnification agreement in effect on the date hereof or otherwise (which agreements shall be assumed by Parent and the Surviving Company), from and after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (the “Indemnified Persons”) against and from all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of, or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case, to the extent any such Indemnified Person is entitled to be so indemnified by the Company or its Subsidiaries on the date hereof. Without limiting the foregoing, in the event any such Proceeding is brought or threatened to be brought against any Indemnified Persons (whether arising before or after the Effective Time), (i) the Indemnified Persons may retain the Company’s regularly engaged legal counsel or other counsel satisfactory to such Indemnified Person, and Parent and the Surviving Company shall pay all reasonable fees and expenses of such counsel for the Indemnified Persons as promptly as statements therefor are received, and (ii) the Surviving Company shall use its best efforts to assist in the defense of any such matter. Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 6.10, upon learning of any such Proceeding, shall notify the Surviving Company (provided, that the failure so to notify shall not relieve a party from any obligations that it may have under this Section 6.10 except to the extent such failure materially prejudices such party’s position with respect to such claims). Notwithstanding anything to the contrary set forth in this Agreement, Parent or the Surviving Company, as applicable, (i) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (ii) shall not have any obligation hereunder to any Indemnified Person to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Indemnified Person shall promptly refund to Parent or the Surviving Company the amount of all such expenses theretofore advanced pursuant hereto, if any.

(b)           Parent and the Surviving Company shall not amend, repeal or otherwise modify any provision in the Organizational Documents of the Surviving Company or its Subsidiaries in any manner that would affect (or manage the Surviving Company or its Subsidiaries, with the intent to or in a manner that would affect) adversely the rights thereunder or under the Organizational Documents of the Surviving Company or any of its Subsidiaries of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by applicable Law. Parent shall, and shall cause the Surviving Company and its Subsidiaries to, fulfill and honor any indemnification, expense advancement or exculpation agreements between the Company or any of its Subsidiaries and any of its directors, officers or employees existing on the date of this Agreement.

(c)           The Company shall put in place, and fully prepay immediately prior to the Effective Time, “tail” insurance policies with a claims period of at least six years from the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time.

(d)           In the event that Parent, the Surviving Company or any Subsidiary of the Surviving Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent, the Surviving Company or such Subsidiary of the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 6.10. Parent and the Surviving Company shall not sell, transfer, distribute or otherwise dispose of any of their assets or the assets of any Subsidiary in a manner that would reasonably be expected to render Parent or the Surviving Company unable to satisfy their obligations under this Section 6.10. The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, the parties and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 6.10, and his, her or its heirs and representatives. The rights of the Indemnified Persons under this Section 6.10 are in addition to any rights such Indemnified Persons may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable contracts or Law. Parent and the Surviving Company shall pay all expenses, including attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.10.

6.11         Stockholder Litigation. In the event any Transaction Litigation is commenced, the parties agree to cooperate and use their reasonable best efforts to defend against and respond thereto. Each party shall give the other party a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation and shall consider in good faith the other party’s advice with respect to such Transaction Litigation; provided, that the Company shall not agree to settle any Transaction Litigation without the prior written consent of Parent.

6.12         Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the parties. From and after the date hereof, so long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective controlled Affiliates or Subsidiaries, nor the Parent Manager, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), unless (a) such party determines, after consultation with outside counsel, that it is required by applicable Law or the rules of any stock exchange upon which such party’s capital stock is traded to issue or cause the publication of any press release or other announcement with respect to the Transactions, including the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto or (b) in the case of the Company or Parent, it deems it necessary or appropriate to issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions in connection with or following a Company Change of Recommendation or a Parent Change of Recommendation, respectively; provided, however, each party and their respective controlled Affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.12.

6.13         Control of Business. Without limiting in any way any party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the other party and their respective Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.14         Transfer Taxes. Parent and the Company shall cooperate in attempting to minimize the amount of Transfer Taxes. All Transfer Taxes incurred in connection with the Transactions shall be paid 50% by the Company and 50% by Parent, whether levied on Parent or any other Person, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

6.15         Notification. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (a) of any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Merger or the other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Company or Parent, (b) of any Proceeding commenced or, to any party’s knowledge, threatened against, such party or any of its Affiliates or otherwise relating to, involving or affecting such party or any of its Affiliates, in each case, in connection with, arising from or otherwise relating to the Merger or any other Transaction (“Transaction Litigation”), and (c) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Subsidiaries of the Company or any of the Subsidiaries of Parent, respectively, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that in each case, the delivery of any notice pursuant to this Section 6.15 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any party. The failure to deliver any such notice shall not affect any of the conditions set forth in Article VII or give rise to any right to terminate under Article VIII.

6.16         Section 16 Matters. Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be reasonably necessary or advisable to cause any dispositions of equity securities of the Company (including derivative securities) and acquisitions of equity securities of Parent (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act.

6.17         Listing Application. Parent shall take all actions necessary to cause the Parent Common Stock, the Parent Series B Preferred Stock, the Parent Series C Preferred Stock and the Parent Series D Preferred Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance.

6.18         Tax Matters. The parties shall use their respective reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. None of the parties shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. The parties shall each use commercially reasonable efforts to obtain or cause to be provided, as appropriate, the opinions of counsel described in Sections 7.2(d) and 7.2(e) and Sections 7.3(d) and 7.3(e), respectively. Provided that the opinions of counsel described in Sections 7.2(e) and 7.3(e) have been received, the parties shall treat the Merger as a “reorganization” under Section 368(a) of the Code, and no party shall take any position for tax purposes inconsistent therewith, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law).

6.19         Additional Dividends.

(a)           Prior to the Effective Time, the Company shall declare a dividend to its stockholders, the payment date for which shall be the close of business on the last Business Day prior to the Closing Date, subject to funds being legally available therefor. The record date for such dividends shall be three (3) Business Days before the payment date. The per share dividend amount payable by the Company pursuant to this Section 6.19(a) shall be an amount equal to (i) the Company’s then-most recent quarterly dividend (on a per share basis), multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the Closing Date, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (ii) an additional amount (the “Company Additional Dividend Amount”), if any, necessary so that the aggregate dividend payable is equal to the Minimum Distribution Dividend. The Company and Parent shall cooperate in good faith to determine whether it is necessary to authorize and declare a Company Additional Dividend Amount and the amount (if any) of the Company Additional Dividend Amount.

(b)           Prior to the Effective Time, Parent shall declare a dividend to its stockholders, the payment date for which shall be the close of business on the last Business Day prior to the Closing Date, subject to funds being legally available therefor. The record date for such dividends shall be three (3) Business Days before the payment date. The per share dividend amount payable by Parent pursuant to this Section 6.19(b) shall be an amount equal to (i) Parent’s then-most recent quarterly dividend (on a per share basis), multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the Closing Date, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (ii) an additional amount (the “Parent Additional Dividend Amount”) equal to the quotient obtained by dividing the (x) Company Additional Dividend Amount (if any) by (y) the Exchange Ratio divided by 0.80.

6.20         Takeover Laws. The parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Law is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Law is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on the Merger and the other Transactions.

6.21         Delisting. Each of the parties agrees to cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist each of the Company Common Stock and Company Preferred Stock from the NYSE and terminate the Company’s registration under the Exchange Act in such a manner that the Surviving Company will not be required to file any periodic reports under the Exchange Act after the Effective Time; provided that such delisting and termination shall not be effective until after the Effective Time.

6.22         Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement and to consummate the Merger and the other Transactions upon the terms and subject to the conditions set forth in this Agreement.

Article VII.
CONDITIONS PRECEDENT

7.1           Conditions to Each Party’s Obligation to Consummate the Merger. The respective obligation of each party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived jointly by the parties, in whole or in part, to the extent permitted by applicable Law:

(a)            Stockholder Approvals. The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained in accordance with applicable Law, the rules and regulations of the NYSE and the Organizational Documents of the Company and Parent, as applicable.

(b)           No Injunctions or Restraints. No Governmental Entity having jurisdiction over any party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Law (or interpretation thereof by a Governmental Entity) shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited.

(c)           Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no Proceeding to that effect shall have been commenced.

7.2            Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable Law:

(a)           Representations and Warranties of the Company. (i) The representations and warranties of the Company set forth in Section 4.3(a) (Authority), Section 4.6(a) (Company Material Adverse Effect) and Section 4.19 (Brokers) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), (ii) the representations and warranties of the Company set forth in Section 4.2(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the specific date set forth therein, and (iii) all other representations and warranties of the Company set forth in Article IV of this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Performance of Obligations of the Company. The Company shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Effective Time.

(c)           Compliance Certificate. Parent shall have received a certificate of the Company signed by the chief executive officer of the Company, dated the Closing Date, confirming that the conditions in Sections 7.2(a) and 7.2(b) have been satisfied.

(d)           REIT Opinion. Parent shall have received a written opinion of Greenberg Traurig, LLP (or other counsel to Company reasonably acceptable to Parent), dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, commencing with the Company’s taxable year ended December 31, 2009, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled the Company to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code. Such opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by the Company, provided that Parent is given a reasonable opportunity to review such representations and finds them reasonably acceptable.

(e)           Section 368 Opinion. Parent shall have received a written opinion of Alston & Bird LLP (or other counsel to Parent reasonably satisfactory to the Company), dated as of the Closing Date and in form and substance reasonably satisfactory to Parent to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.2(e), counsel shall be entitled to require and rely upon customary representations contained in certificates of officers of the Company and Parent, reasonably satisfactory in form and substance to the Company and Parent.

(f)            Amendment to Company Management Agreement. The Amendment to the Company Management Agreement shall be in full force and effect as of the Closing Date, such that the Company Management Agreement will terminate automatically effective as of the Effective Time.

(g)           Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(h)           Termination of Identified Affiliate Agreements. Each of the Identified Affiliate Agreements shall have been validly terminated with immediate effect on terms that impose no incremental obligations on the Company or the Surviving Company not anticipated by such Identified Affiliate Agreement in effect on the date of this Agreement.

7.3            Additional Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part, to the extent permitted by applicable Law:

(a)           Representations and Warranties of Parent and Merger Sub. (i) The representations and warranties of Parent and Merger Sub set forth in Section 5.3(a) (Authority), Section 5.6(a) (Parent Material Adverse Effect) and Section 5.19 (Brokers) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), (ii) the representations and warranties of Parent and Merger Sub set forth in Section 5.2(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the specific date set forth therein, and (iii) all other representations and warranties of Parent and Merger Sub set forth in Article V of this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Parent Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub each shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Effective Time.

(c)           Compliance Certificate. The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Sections 7.3(a) and 7.3(b) have been satisfied.

(d)           REIT Opinion. The Company shall have received a written opinion of Alston & Bird LLP (or other counsel to Parent reasonably satisfactory to the Company), dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, commencing with Parent’s taxable year ended December 31, 2015, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Parent to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code, and that its past, current and intended future organization and operations will permit Parent to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the Effective Time and thereafter. Such opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in officer’s certificates executed by Parent and the Company, provided that the Company is given a reasonable opportunity to review such representations and finds them reasonably acceptable.

(e)           Section 368 Opinion. The Company shall have received a written opinion of Greenberg Traurig, LLP (or other counsel to the Company reasonably satisfactory to Parent), dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.3(e), counsel shall be entitled to require and rely upon customary representations contained in certificates of officers of the Company and Parent, reasonably satisfactory in form and substance to the Company and Parent.

(f)            Listing; Classification. The shares of Parent Common Stock, Parent Series B Preferred Stock, Parent Series C Preferred Stock and Parent Series D Preferred Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance, and the articles supplementary classifying the Parent Series B Preferred Stock attached hereto as Annex B, the Parent Series C Preferred Stock attached hereto as Annex C and the Parent Series D Preferred Stock attached hereto as Annex D shall have been filed with and accepted for record by the Maryland Department.

(g)           Parent Management Agreement Amendment. The Parent Management Agreement Amendment shall be in full force and effect as of the Closing Date.

(h)           Absence of Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

7.4           Frustration of Closing Conditions. None of the parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement.

Article VIII.

TERMINATION

8.1           Termination. This Agreement may be terminated and the Merger and the other Transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether (except as expressly set forth below) before or after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained:

(a)           by mutual written consent of the Company and Parent;

(b)           by either the Company or Parent:

(i)            if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, or if there shall have been adopted prior to the Effective Time any Law that permanently makes the consummation of the Merger illegal or otherwise permanently prohibited;

(ii)           if the Merger shall not have been consummated on or before 5:00 p.m. New York, New York time, on September 30, 2021 (such date being the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose breach of any representation, warranty, covenant or agreement contained in this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

(iii)          (A) in the event of a breach by the other party of any covenant or other agreement contained in this Agreement (other than Section 6.3 or 6.4) or if any representation and warranty of the other party contained in this Agreement fails to be true and correct which (x) would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) or Section 7.3(a) or 7.3(b), as applicable, if it were continuing as of the Closing Date and (y) cannot be or has not been cured (or is incapable of becoming true or does not become true) by the earlier of (1) the End Date and (2) the date that is 30 days (or five Business Days in the case of any breach of Sections 6.5 or 6.6) after the giving of written notice to the breaching party of such breach or failure to be true and correct and the basis for such notice (a “Terminable Breach”); provided, however, that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement or (B) in the event of a Willful and Material Breach by the other party of Section 6.3 or 6.4;

(iv)          if (A) the Company Stockholder Approval shall not have been obtained upon a vote held at a duly held Company Stockholders Meeting or (B) the Parent Stockholder Approval shall not have been obtained upon a vote held at a duly held Parent Stockholders Meeting;

(c)            by Parent, prior to the time the Company Stockholder Approval is obtained, if the Company Board thereof shall have effected a Company Change of Recommendation, whether or not in accordance with Section 6.3(d)(iii) or Section 6.3(e);

(d)           by the Company:

(i)            if prior to the receipt of the Company Stockholder Approval, and if the Company has complied in all material respects with Section 6.3(b) and Section 6.3(d)(iii) in respect of such Company Superior Proposal, the Company Board (or a committee thereof) determines to terminate this Agreement in accordance with Section 6.3(d)(iii) in connection with a Company Superior Proposal and the Company Board (or a committee thereof) has approved, and concurrently with the termination hereunder, the Company enters into, a definitive agreement providing for the implementation of such Company Superior Proposal; provided, however, that such termination shall not be effective unless the Company concurrently therewith pays or causes to be paid the Termination Fee in accordance with Section 8.3(b); or

(ii)           prior to the time the Parent Stockholder Approval is obtained, if the Parent Board thereof shall have effected a Parent Change of Recommendation whether or not in accordance with Section 6.4(d)(iii) or Section 6.4(e).

8.2           Notice of Termination; Effect of Termination.

(a)           A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and, except as otherwise provided in Section 8.1(d)(i), any termination shall be effective immediately upon delivery of such written notice to the other party.

(b)           In the event of termination of this Agreement by any party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party except with respect to this Section 8.2, Section 6.7(b), Section 8.3, Article I and Article IX, which sections and articles shall not terminate; provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any party from liability for any damages (including, in the case of the Company, damages based on the consideration that would have otherwise been payable to the Company Stockholders, which shall be deemed to be damages of the Company) for a Willful and Material Breach of any covenant, agreement or obligation hereunder or intentional fraud, or as provided in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

8.3           Expenses and Other Payments.

(a)           Except as otherwise provided in this Section 8.3, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated.

(b)           If (i) Parent terminates this Agreement pursuant to Section 8.1(c) (Company Change of Recommendation) or Section 8.1(b)(iii)(B) (Company’s Breach of No Solicitation), then the Company shall pay Parent the Termination Fee in cash by wire transfer of immediately available funds (to an account designated by Parent) no later than two Business Days after notice of termination of this Agreement or (ii) the Company terminates this Agreement pursuant to Section 8.1(d)(i) (Company Superior Proposal), then the Company shall pay Parent the Termination Fee in cash by wire transfer of immediately available funds (to an account designated by Parent) concurrently with notice of termination of this Agreement.

(c)           If the Company terminates this Agreement pursuant to Section 8.1(d)(ii) (Parent Change of Recommendation) or Section 8.1(b)(iii)(B) (Parent’s Breach of No Solicitation), then Parent shall pay the Company the Termination Fee in cash by wire transfer of immediately available funds (to an account designated by the Company) no later than two Business Days after notice of termination of this Agreement.

(d)           (i) If (A) either the Company or Parent terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) (and the Parent Stockholder Approval has been obtained but the Company Stockholder Approval has not been obtained) or Section 8.1(b)(iv)(A) (Failure to Obtain Company Stockholder Approval), or (B) Parent terminates this Agreement pursuant to Section 8.1(b)(iii)(A) (Company Terminable Breach), then the Company shall pay Parent the Parent Expenses or (ii) if (A) either the Company or Parent terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) (and the Company Stockholder Approval has been obtained) or Section 8.1(b)(iv)(B) (Failure to Obtain Parent Stockholder Approval) or (B) the Company terminates this Agreement pursuant to Section 8.1(b)(iii)(A) (Parent Terminable Breach), then Parent shall pay the Company the Company Expenses, in each case, in cash by wire transfer of immediately available funds (to an account designated by the receiving party) no later than two Business Days after notice of termination of this Agreement.

(e)           If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) (and the Parent Stockholder Approval has been obtained but the Company Stockholder Approval has not been obtained) or (B) Parent terminates this Agreement pursuant to Section 8.1(b)(iii)(A) (Company Terminable Breach), (ii) on or before the date of any such termination a Company Competing Proposal shall have been publicly announced or publicly disclosed or otherwise publicly communicated to the Company Board and not withdrawn prior to such date, and (iii) within 12 months after the date of such termination, the Company or any Subsidiary of the Company enters into a definitive agreement with respect to any Company Competing Proposal or consummates any Company Competing Proposal, then the Company shall pay Parent the Termination Fee less any amount previously paid by the Company pursuant to Section 8.3(d). For purposes of this Section 8.3(e), any reference in the definition of Company Competing Proposal to “25%” or “75%” shall be deemed to be a reference to “50%.”

(f)           If (i) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv)(A) (Failure to Obtain Company Stockholder Approval), (ii) on or before the date of the Company Stockholders Meeting a Company Competing Proposal shall have been publicly announced or publicly disclosed and not withdrawn prior to such date, and (iii) within 12 months after the date of such termination, the Company or any Subsidiary of the Company enters into a definitive agreement with respect to any Company Competing Proposal or consummates any Company Competing Proposal, then the Company shall pay Parent the Termination Fee less any amount previously paid by the Company pursuant to Section 8.3(d). For purposes of this Section 8.3(f), any reference in the definition of Company Competing Proposal to “25%” or “75%” shall be deemed to be a reference to “50%.”

(g)           If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) (and the Company Stockholder Approval has been obtained but the Parent Stockholder Approval has not been obtained), or Section 8.1(b)(iv)(B) (Failure to Obtain Parent Stockholder Approval) or (B) the Company terminates this Agreement pursuant to Section 8.1(b)(iii)(A) (Parent Terminable Breach), (ii) on or before the date of any such termination any Parent Competing Proposal shall have been publicly announced or publicly disclosed or otherwise publicly communicated to the Parent Board and not withdrawn prior to such date, and (iii) within 12 months after the date of such termination, Parent or any Subsidiary of Parent enters into a definitive agreement with respect to any Parent Competing Proposal or consummates any Parent Competing Proposal, then Parent shall pay the Company the Termination Fee less any amount previously paid by Parent pursuant to Section 8.3(d). For purposes of this Section 8.3(g), any reference in the definition of Parent Competing Proposal to “25%” or “75%” shall be deemed to be a reference to “50%.”

(h)           In no event shall Parent be entitled to receive more than one payment of a Termination Fee or Parent Expenses. In addition, if Parent receives a full Termination Fee, then Parent will not be entitled to also receive a payment of the Parent Expenses. In no event shall the Company be entitled to receive more than one payment of a Termination Fee or Company Expenses. In addition, if the Company receives a full Termination Fee, then the Company will not be entitled to also receive a payment of the Company Expenses. The parties agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. If a party fails promptly to pay the amount due by it pursuant to this Section 8.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of 7% per annum. If, in order to obtain such payment, the other party commences a Proceeding that results in judgment for such party for such amount, the defaulting party shall pay the other party its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding. The parties agree that the monetary remedies set forth in this Section 8.3 and the specific performance remedies set forth in Section 9.11 shall be the sole and exclusive remedies of (i) the Company and its Subsidiaries against Parent and Merger Sub and any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only Parent shall be liable for damages for such intentional fraud or Willful and Material Breach), and upon payment of such amount, none of Parent or Merger Sub or any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of Parent in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation; and (ii) Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such intentional fraud or Willful and Material Breach), and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of the Company in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation.

(i)            In the event that Parent is required to pay the Termination Fee:

(i)            The amount payable to the Company in any tax year of the Company shall not exceed the lesser of (A) the Termination Fee payable to the Company and (B) the sum of (1) the maximum amount that can be paid to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and the Company has income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by the Company’s independent accountants, plus (2) in the event that the Company received either (x) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS as described below or (y) an opinion from the Company’s outside counsel as described below, an amount equal to the excess of the Termination Fee less the amount payable under clause (A) above.

(ii)            To secure Parent’s obligation to pay the amounts described in Section 8.3(i)(i), Parent shall deposit into escrow the amount in cash equal to the Termination Fee with an escrow agent selected by Parent on such terms (subject to this Section 8.3) as shall be mutually and reasonably agreed upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Termination Fee pursuant to this Section 8.3 shall be made at the time Parent is obligated to pay the Termination Fee. The escrow agent shall provide that the Termination Fee in escrow or any portion thereof shall not be released to the Company unless the escrow agent receives any one or a combination of the following: (A) a letter from the Company’s independent accountants indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) or 856(c)(3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and the Company has income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to the Company, or (B) a letter from the Company’s counsel indicating that (1) the Company has received a ruling from the IRS holding that the receipt by the Company of the Termination Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code or (2) the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Company of the Termination Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code, in which case the escrow agent shall release the remainder of the Termination Fee to the Company. Parent agrees to amend this Section 8.3(i) at the reasonable request of the Company in order to (x) maximize that portion of the Termination Fee that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code or (y) assist the Company in obtaining a favorable ruling from the IRS or legal opinion from its outside counsel, in each case, as described in this Section 8.3(i)(ii). Any amount of the Termination Fee that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitation of this Section 8.3(i).

(j)            In the event that the Company is required to pay the Termination Fee:

(i)            The amount payable to Parent in any tax year of Parent shall not exceed the lesser of (A) the Termination Fee payable to Parent, and (B) the sum of (1) the maximum amount that can be paid to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute Qualifying Income and Parent has income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by Parent’s independent accountants, plus (2) in the event that Parent received either (x) a letter from Parent’s counsel indicating that Parent has received a ruling from the IRS as described below or (y) an opinion from Parent’s outside counsel as described below, an amount equal to the excess of the Termination Fee, less the amount payable under clause (A) above.

(ii)            To secure the Company’s obligation to pay the amounts described in Section 8.3(j)(i), the Company shall deposit into escrow the amount in cash equal to the Termination Fee with an escrow agent selected by the Company on such terms (subject to this Section 8.3) as shall be mutually and reasonably agreed upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Termination Fee pursuant to this Section 8.3 shall be made at the time the Company is obligated to pay the Termination Fee. The escrow agent shall provide that the Termination Fee in escrow or any portion thereof shall not be released to Parent unless the escrow agent receives any one or a combination of the following: (A) a letter from Parent’s independent accountants indicating the maximum amount that can be paid by the escrow agent to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) or 856(c)(3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and Parent has income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to Parent, or (B) a letter from Parent’s counsel indicating that (1) Parent has received a ruling from the IRS holding that the receipt by Parent of the Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code or (2) Parent’s outside counsel has rendered a legal opinion to the effect that the receipt by Parent of the Termination Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code, in which case the escrow agent shall release the remainder of the Termination Fee to Parent. The Company agrees to amend this Section 8.3(j) at the reasonable request of Parent in order to (x) maximize that portion of the Termination Fee that may be distributed to Parent hereunder without causing Parent to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code or (y) assist Parent in obtaining a favorable ruling from the IRS or legal opinion from its outside counsel, in each case, as described in this Section 8.3(j)(ii). Any amount of the Termination Fee that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitation of this Section 8.3(j).

Article IX.

GENERAL PROVISIONS

9.1           Schedule Definitions. All capitalized terms in the Company Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein (including in Annex A) except as otherwise defined therein.

9.2           Survival. Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, the agreements of the parties in Article I, Article II, Article III, Article IX, Section 6.10, Section 6.14, Section 6.18 and Section 8.3(a) will survive the Closing. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

9.3           Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by facsimile (but only upon confirmation of transmission by the transmitting equipment); (c) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received); or (d) if transmitted by national overnight courier, in each case as addressed as follows:

(i) if to Parent or Merger Sub, to:

Ready Capital Corporation

1251 Avenue of the Americas, 50th Floor

New York, NY 10020

Attention: Andrew Ahlborn

Facsimile: (212) 843-8909

E-mail: AAhlborn@waterfallam.com

with a required copy to (which copy shall not constitute notice):

Alston & Bird LLP

90 Park Avenue

New York, NY 10016

Attention: Michael Kessler;

David E. Brown, Jr.

Facsimile: (212) 210-9444

E-mail: michael.kessler@alston.com;

david.brown@alston.com

(ii) if to the Company, to:

Anworth Mortgage Asset Corporation

1299 Ocean Avenue, 2nd Floor

Santa Monica, CA 90401

Attention: Joseph E. McAdams

Facsimile: (310) 255-4567

E-mail: jmcadams@anworth.com

with a required copy to (which copy shall not constitute notice):

Greenberg Traurig, LLP

1840 Century Park East, Suite 1900

Los Angeles, CA 90067

Attention: Mark J. Kelson

Facsimile (310) 586-7800

E-mail: kelsonm@gtlaw.com

9.4           Rules of Construction.

(a)           Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(b)           The inclusion of any information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such information is required to be listed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The headings, if any, of the individual sections of each of the Parent Disclosure Letter and Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and Parent Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent from such item, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Letter or Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.

(c)           The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d)           All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to New York, New York time.

(e)           In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity include any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; and (iv) “days” mean calendar days.

9.5           Counterparts. This Agreement may be executed in two or more counterparts, including via facsimile or email in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.6           Entire Agreement; Third Party Beneficiaries.

(a)           This Agreement (together with the Confidentiality Agreement, the other Transaction Agreements and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(b)           Except for the provisions of Article III (including, for the avoidance of doubt, the rights of the former holders of Company Common Stock, Company Preferred Stock and Vesting Phantom Shares to receive the applicable Merger Consideration or Phantom Share Consideration) and Sections 2.6 and 6.10 (which from and after the Effective Time are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.7           Governing Law; Venue; Waiver of Jury Trial.

(a)           THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b)           THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE CIRCUIT COURT OF BALTIMORE CITY, MARYLAND AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE STATE OF MARYLAND AND ANY APPELLATE COURTS THEREOF (COLLECTIVELY, THE “MARYLAND COURTS”) IN ANY ACTION OR PROCEEDING THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THE MARYLAND COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH COURTS. IN ANY SUCH JUDICIAL PROCEEDING, EACH OF THE PARTIES FURTHER CONSENTS TO THE ASSIGNMENT OF ANY PROCEEDING IN THE CIRCUIT COURT FOR BALTIMORE CITY, MARYLAND TO THE BUSINESS AND TECHNOLOGY CASE MANAGEMENT PROGRAM PURSUANT TO MARYLAND RULE 16-205 (OR ANY SUCCESSOR THEREOF). THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH MARYLAND COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.

9.9           Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.9 shall be void.

9.10         Affiliate Liability.

(a)            Each of the following is herein referred to as a “Company Affiliate”: (i) any direct or indirect holder of equity interests or securities in the Company (whether limited or general partners, members, stockholders or otherwise), and (ii) any director, officer, employee or other Representative of (A) the Company, (B) the Company Manager or (C) any Person who controls the Company. To the fullest extent permitted by applicable Law, no Company Affiliate shall have any liability or obligation to Parent or Merger Sub of any nature whatsoever in connection with or under this Agreement or the Transactions, and Parent and Merger Sub hereby waive and release all claims of any such liability and obligation.

(b)           Each of the following is herein referred to as a “Parent Affiliate”: (i) any direct or indirect holder of equity interests or securities in Parent (whether limited or general partners, members, stockholders or otherwise), and (ii) any director, officer, employee or other Representative of (A) Parent, (B) the Parent Manager or (C) any Person who controls Parent. To the fullest extent permitted by applicable Law, no Parent Affiliate shall have any liability or obligation to the Company or any of its stockholders of any nature whatsoever in connection with or under this Agreement or the Transactions, and the Company (for itself and for its stockholders) hereby waives and releases all claims of any such liability and obligation.

9.11         Remedies; Specific Performance.

(a)           Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b)          The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. Prior to the termination of this Agreement pursuant to Section 8.1, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.11, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity.

(c)          This parties’ rights in this Section 9.11 are an integral part of the Transactions and each party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 9.11. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the End Date, any party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended by such other time period established by the court presiding over such action.

9.12         Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors at any time before or after adoption of this Agreement by the Company Stockholders or the Parent Stockholders, but, after any such adoption, no amendment shall be made which by Law would require the further approval by such stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

9.13         Extension; Waiver. At any time prior to the Effective Time, either the Company, on the one hand, and Parent and Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or acts of the other party hereunder; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Notwithstanding the foregoing, no failure or delay by the Company, on the one hand, or Parent and Merger Sub, on the other hand, in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party.

[Signature Pages Follow]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

PARENT:

READY CAPITAL CORPORATION

By:	/s/ Thomas E. Capasse
By:	Thomas E. Capasse
Its:	Chairman of the Board and Chief Executive Officer

MERGER SUB:

RC MERGER SUBSIDIARY, LLC

By:	/s/ Thomas E. Capasse
By:	Thomas E. Capasse
Its:	Chairman of the Board and Chief Executive Officer

COMPANY:

ANWORTH MORTGAGE ASSET CORPORATION

By:	/s/ Joseph E. McAdams
By:	Joseph E. McAdams
Its:	Chief Executive Officer and President

SIGNATURE PAGE

AGREEMENT AND PLAN OF MERGER

ANNEX A

Certain Definitions

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise.

“Agency RMBS” means residential mortgage-backed securities whose principal and interest payments are guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association, or the Federal Home Loan Mortgage Corporation.

“beneficial ownership,” including the correlative term “beneficially owning,” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Business Day” means a day other than a day on which banks in the State of New York or the State of Maryland are authorized or obligated to be closed.

“Company Capital Stock” means the Company Common Stock and Company Preferred Stock.

“Company Competing Proposal” means any proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with Parent or any of its Subsidiaries) involving: (a) any acquisition or purchase by any Person or group, directly or indirectly, of more than 25% of any class of outstanding voting or equity securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning more than 25% of any class of outstanding voting or equity securities of the Company; (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a Person or group pursuant to which the Company Stockholders immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity of such transaction; or (c) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a Person or group of more than 25% of the consolidated assets of the Company and its Subsidiaries (measured by the fair market value thereof).

“Company Dividend Equivalent Right” means the right to receive the equivalent value of a dividend paid on a share of Company Common Stock, if any.

“Company Equity Compensation Plans” means the Company’s 2014 Equity Compensation Plan, the Company’s 2007 Dividend Equivalent Rights Plan and the Company’s 2004 Equity Compensation Plan, in each case as amended and in effect on the date hereof.

“Company Expenses” means a cash amount equal to $3,000,000 to be paid in respect of the Company’s costs and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions.

“Company Intellectual Property” means the Intellectual Property used in the operation of the business of each of the Company and its Subsidiaries as presently conducted.

“Company Management Agreement” means that certain Management Agreement, dated as of December 31, 2011, by and between the Company and Company Manager.

“Company Manager” means Anworth Management, LLC.

“Company Outstanding Share Number” means the sum of the number of shares of Company Common Stock issued and outstanding (excluding any Cancelled Shares) plus the number of Vesting Phantom Shares issued and outstanding and any shares of Company Common Stock issuable upon conversion or exchange of any outstanding securities that are convertible into or exchangeable for shares of Company Common Stock (other than shares issuable upon conversion of the Company Series B Preferred Stock).

“Company Phantom Share” means a right to receive an amount equal to the fair market value of a share of Company Common Stock, settled in shares of Company Common Stock or cash, as determined by the Company and set forth in, and pursuant to the terms and conditions of, the applicable award agreement related thereto, which is granted under the Company Equity Compensation Plans.

“Company Preferred Stock” means Company Series A Preferred Stock, Company Series B Preferred Stock and Company Series C Preferred Stock.

“Company Stockholder Approval” means the approval of the Merger and the other Transactions by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote on the Merger in accordance with the MGCL and the Organizational Documents of the Company.

“Company Superior Proposal” means a bona fide Company Competing Proposal (with references to “25%” being deemed replaced with references to “50%” and references to “75%” being deemed to be replaced with references to “50%”) by a third party, which the Company Board or any committee thereof determines in good faith after consultation with the Company’s outside legal and financial advisors and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the Person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable to the Company Stockholders than the Transactions.

“Company Termination Expenses” means any fees, expenses or other amounts paid to the Company Manager in connection with the termination of the Company Management Agreement and any amounts paid in connection with the termination of the Identified Affiliate Agreements.

“Company Transaction Expenses” means the cumulative fees and expenses incurred by the Company and any of its Subsidiaries in connection with the Transactions, including fees and expenses for services rendered to the Company for the Company’s financial and legal advisers, financial printer, transfer agent and virtual data room provider, other than (i) the Company Termination Expenses, (ii) premiums and other costs related to the “tail” insurance policies put in place pursuant to Section 6.10(c) and (iii) Transfer Taxes. Set forth in Schedule 1.2 of the Company Disclosure Letter is an estimate of the Company Transaction Expenses expected to be incurred in connection with the Transactions.

“Consent” means any approval, consent, ratification, clearance, permission, waiver, or authorization.

“control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“DRSPP” means the Company’s Dividend Reinvestment and Stock Purchase Plan.

“Duration Gap” means, as of any date of determination, the Company’s duration gap measured in a manner consistent with the Company’s past practice.

“Duration Gap Limit” means a Duration Gap of absolute 1.0 years, to account for both positive (long duration) and negative (short duration).

“Employee Benefit Plan” of any Person means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any personnel policy (oral or written), equity option, restricted equity, equity purchase plan, equity compensation plan, phantom equity or appreciation rights plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and any other employee benefit plan, agreement, arrangement, program, practice, or understanding for any present or former director, employee or contractor of the Person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Excess Amount” means the amount, if any, by which the sum of the Company Termination Expenses and Company Transaction Expenses exceed $32,500,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Exchange Ratio” means 0.1688, as adjusted in accordance with Section 3.1(c).

“Governmental Entity” means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Identified Affiliate Agreements” means those certain Anworth Mortgage Asset Corporation Change in Control and Arbitration Agreements, by and between the Company and certain employees of the Company Manager, in each case, as amended.

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) obligations of such Person to pay the deferred purchase or acquisition price for any property or services of such Person or as the deferred purchase price of a business or assets; (d) obligations in respect of repurchase agreements, “dollar roll” transactions and similar financing arrangements; (e) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (f) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; (g) indebtedness of others as described in clauses (a) through (f) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Intellectual Property” means any and all proprietary and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (a) patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof; (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof (including all goodwill associated with the foregoing); (c) copyrightable works and copyrights; and (d) trade secrets, know-how, and rights in confidential information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the U.S. Internal Revenue Service.

“knowledge” means the actual knowledge, after reasonable investigation, of, (a) in the case of the Company, the individuals listed in Schedule 1.1 of the Company Disclosure Letter and (b) in the case of Parent, the individuals listed in Schedule 1.1 of the Parent Disclosure Letter.

“Law” means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

“Leverage Ratio” means, as of any date of determination, the quotient obtained by dividing (i) the aggregate principal amount outstanding under the repurchase agreements, credit lines and to-be-announced dollar roll financings of the Company and its Subsidiaries, as determined on a consolidated basis, by (ii) the Company’s total consolidated common stockholder’s equity plus the aggregate liquidation preference of the Company Preferred Stock plus the principal balance of the Company’s junior subordinated notes.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, option, right of first refusal, easement, right of way, encroachment, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law.

“Liquidity” means, as of any date of determination, the sum of: (i) the mark-to-market value of the Company’s unpledged Agency RMBS portfolio and unpledged non-agency mortgage-backed securities portfolio and (ii) unrestricted cash, in each case of the Company and its Subsidiaries, on a consolidated basis.

“Material Adverse Effect” means, when used with respect to any Person, any fact, circumstance, occurrence, state of fact, effect, change, event or development that, individually or in the aggregate, materially adversely affects (a) the financial condition, business, assets, properties or results of operations of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person and its Subsidiaries to consummate the Transactions before the End Date; provided, however, that no effect (by itself or when aggregated or taken together with any and all other effects) resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect,” and no effect (by itself or when aggregated or taken together with any and all other such effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur: (i) general economic conditions (or changes in such conditions) or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (iii) conditions (or changes in such conditions) in any industry or industries in which the Person operates (including changes in general market prices and regulatory changes affecting the industry); (iv) political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism); (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, other natural disasters or other weather conditions; (vi) any pandemic (including the SARS-CoV-2 virus and COVID-19 disease), epidemic, plague or other outbreak of illness or public health event or any Law, directive, pronouncement or guideline issued by a Governmental Entity, including the Centers for Disease Control and Prevention, or the World Health Organization or other industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, any pandemic (including the SARS-CoV-2 virus and COVID-19 disease), epidemic, plague or other outbreak of illness or public health event or any change in such Law, directive, pronouncement or guideline or any interpretation thereof following the date of this Agreement or such Person’s or any of such Person’s Subsidiaries’ compliance therewith; (vii) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof); (viii) the announcement of this Agreement or the pendency or consummation of the Transactions, (ix) any actions taken or failure to take action, in each case, at the written request of another party to this Agreement; (x) compliance with the terms of, or the taking of any action expressly required by, this Agreement; (xi) any changes in such Person’s stock price or the trading volume of such Person’s stock, or any failure by such Person to meet any analysts’ estimates or expectations of such Person’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such Person or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); or (xii) any Proceedings made or brought by any of the current or former stockholders of such Person (on their own behalf or on behalf of such Person) against the Company, Parent, Merger Sub or any of their directors or officers, arising out of the Merger or in connection with any other transactions contemplated by this Agreement; except to the extent such effects resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i) through (vii) disproportionately adversely affect such Person and its Subsidiaries, taken as a whole, as compared to other Persons that conduct business in the regions in the world and in the industries in which such Person and its Subsidiaries conduct business (in which case, the incremental adverse effects (if any) shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur solely to the extent they are disproportionate).

“Maximum Leverage Ratio” means a Leverage Ratio no greater than 6.5x.

“Merger Consideration” means the aggregate amount of Per Share Common Merger Consideration, the aggregate amount of Per Share Preferred Merger Consideration, and the Company DER Consideration.

“Minimum Distribution Dividend” means such amount, if any, with respect to any taxable year of the Company ending on or prior to the Closing Date, which is required to be paid by the Company prior to the Effective Time to (a) satisfy the distribution requirements set forth in Section 857(a) of the Code and (b) avoid, to the extent possible, the imposition of income tax under Section 857(b) of the Code and the imposition of excise tax under Section 4981 of the Code.

“Minimum Liquidity” means a minimum Liquidity of $125,000,000.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means (a) with respect to a corporation, the charter, articles, articles supplementary or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement thereof, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“other party” means (a) when used with respect to the Company, Parent and Merger Sub and (b) when used with respect to Parent or Merger Sub, the Company.

“Parent Capital Stock” means Parent Common Stock and Parent Preferred Stock.

“Parent Common Stock” means the common stock of Parent, par value $0.0001 per share.

“Parent Competing Proposal” means any proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with the Company or any of its Subsidiaries) involving: (a) any acquisition or purchase by any Person or group, directly or indirectly, of more than 25% of any class of outstanding voting or equity securities of Parent, or any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning more than 25% of any class of outstanding voting or equity securities of Parent; (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving Parent and a Person or group pursuant to which the Parent Stockholders immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity of such transaction; or (c) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a Person or group of more than 25% of the consolidated assets of Parent and its Subsidiaries (measured by the fair market value thereof).

“Parent Expenses” means a cash amount equal to $3,000,000 to be paid in respect of Parent’s costs and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions.

“Parent Intellectual Property” means the Intellectual Property used in the operation of the business of each of Parent and its Subsidiaries as presently conducted.

“Parent Management Agreement” means that certain Amended and Restated Management Agreement by and among Parent, Parent Manager and the other parties thereto, dated May 9, 2016.

“Parent Preferred Stock” means the (i) Pre-Merger Parent Preferred Stock, (ii) Parent Series B Preferred Stock, (iii) Parent Series C Preferred Stock and (iv) Parent Series D Preferred Stock, in each case of clauses (ii), (iii) and (iv), to be issued in connection with the Merger.

“Parent Series B Preferred Stock” means Parent’s 8.625% Series B Cumulative Preferred Stock, with the terms of the Parent Series B Preferred Stock set forth in the articles supplementary substantially in the form attached hereto as Annex B, having the rights, preferences, privileges and voting powers substantially the same as those of the Company Series A Preferred Stock immediately prior to the Merger.

“Parent Series C Preferred Stock” means Parent’s 6.25% Series C Cumulative Convertible Preferred Stock, with the terms of the Parent Series C Preferred Stock set forth in the articles supplementary substantially in the form attached hereto as Annex C, having the rights, preferences, privileges and voting powers substantially the same as those of the Company Series B Preferred Stock immediately prior to the Merger.

“Parent Series D Preferred Stock” means Parent’s 7.625% Series C Cumulative Redeemable Preferred Stock, with the terms of the Parent Series D Preferred Stock set forth in the articles supplementary substantially in the form attached hereto as Annex D, having the rights, preferences, privileges and voting powers substantially the same as those of the Company Series C Preferred Stock immediately prior to the Merger.

“Parent Stockholder Approval” means the approval of the Parent Common Stock Issuance by the affirmative vote of a majority of the votes cast at the Parent Stockholders Meeting in accordance with the rules and regulations of the NYSE and the Organizational Documents of Parent.

“Parent Stockholders Meeting” means a meeting of Parent Stockholders to consider the approval of the Parent Common Stock Issuance, including any postponement, adjournment or recess thereof.

“Parent Superior Proposal” means a bona fide Parent Competing Proposal (with references to “25%” being deemed replaced with references to “50%” and references to “75%” being deemed to be replaced with references to “50%”) by a third party, which the Parent Board or any committee thereof determines in good faith after consultation with the Parent’s outside legal and financial advisors and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the Person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable to the Parent Stockholders than the Transactions.

“party” or “parties” means a party or the parties to this Agreement, except as the context may otherwise require.

“Per Share Cash Consideration” means a cash amount (rounded to the nearest whole cent) equal to (i) $0.61 minus (ii) the Per Share Excess Amount, in each case as adjusted in accordance with Section 3.1(c).

“Per Share Excess Amount” means the quotient obtained by dividing (i) the Excess Amount by (ii) the Company Outstanding Share Number.

“Permitted Lien” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet delinquent or that is being contested in good faith by appropriate proceedings, (ii) relating to any Indebtedness incurred in the ordinary course of business consistent with past practice; (iii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising by operation of Law in the ordinary course of business for amounts not yet delinquent, (iv) which is not material in amount and would not reasonably be expected to materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries as currently conducted or materially impair the use, occupancy, value or marketability of the applicable property, (v) which is a statutory or common law Lien or encumbrance to secure landlords, lessors or renters under leases or rental agreements, and (vi) which is imposed on the underlying fee interest in real property subject to a Company lease.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Entity or a political subdivision, agency or instrumentality of a Governmental Entity).

“Pre-Merger Parent Preferred Stock” means Parent’s 12.5% Series A Cumulative Non-Voting Preferred Stock, $0.0001 par value per share.

“Proceeding” means any actual or threatened claim (including a claim of a violation of applicable Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other takeover or anti-takeover statute or similar statute enacted under applicable Law.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including, income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

“Tax Returns” means any return, report, certificate, claim for refund, election, estimated tax filing or declaration filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendments thereof.

“Taxing Authority” means any Governmental Entity having jurisdiction in matters relating to Tax matters.

“Termination Fee” means a cash amount equal to $15,000,000.

“Transaction Agreements” means this Agreement and each other agreement to be executed and delivered in connection herewith and therewith.

“Transfer Taxes” means any stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes); provided, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar Taxes arising from the Transactions.

“Voting Debt” of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of such Person may vote.

“Willful and Material Breach” shall mean a material breach that is a consequence of an act or failure to take an act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) may constitute a breach of this Agreement.

ANNEX B

READY CAPITAL CORPORATION

ARTICLES SUPPLEMENTARY ESTABLISHING AND FIXING THE

RIGHTS AND PREFERENCES OF A SERIES OF SHARES OF

PREFERRED STOCK

READY CAPITAL CORPORATION, a Maryland corporation (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 2-208 of the Maryland General Corporation Law and Article VI of the Corporation’s Charter (the “Charter”), the Board of Directors of the Corporation (the “Board”), by duly adopted resolutions, classified and designated 1,919,378 shares of the unissued preferred stock, par value $.0001 per share, of the Corporation (“Preferred Stock”) as 8.625% Series B Cumulative Preferred Stock and has provided for the issuance of such series. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Charter.

SECOND: The terms of the Preferred Stock as set by the Board, including preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, are as follows:

(1)          Designation and Number. A series of Preferred Stock of the Corporation, designated the “8.625% Series B Cumulative Preferred Stock” (the “Series B Preferred Stock”), is hereby established. The par value of the Series B Preferred Stock is $.0001 per share. The number of shares of Series B Preferred Stock shall be 1,919,378.

(2)          Rank. The Series B Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (i) prior or senior to any class or series of common stock of the Corporation and any other class or series of equity securities, if the holders of Series B Preferred Stock are entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series (“Junior Stock”); (ii) on a parity with any class or series of the equity securities of the Corporation if, pursuant to the specific terms of such class or series of equity securities, the holders of such class or series of equity securities and the holders of the Series B Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other (“Parity Stock”); (iii) junior to any class or series of equity securities of the Corporation if, pursuant to the specific terms of such class or series, the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Series B Preferred Stock (“Senior Stock”); and (iv) junior to all of the existing and future indebtedness of the Corporation. The term “equity securities” does not include convertible debt securities, which will rank senior to the Series B Preferred Stock.

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(3)          Dividends.

(a)            Holders of Series B Preferred Stock will be entitled to receive, when and as authorized by the Board and declared by the Corporation, out of funds legally available for payment, cash dividends at the rate of 8.625% per annum on the $25.00 liquidation preference (equivalent to $2.15625 per annum per share). Such dividends will be cumulative from [ • ], 20211, whether or not in any dividend period or periods (i) such dividends shall be declared, (ii) there shall be funds legally available for the payment of such dividends or (iii) any agreement prohibits payment of such dividends, and such dividends shall be payable quarterly the 15th day of January, April, July and October of each year (or, if not a Business Day (as defined in Article VII of the Charter), the next succeeding Business Day), commencing [ • ], 20212. Any dividend payable on the Series B Preferred Stock for any partial dividend period will be computed on the basis of twelve 30-day months and a 360-day year. Dividends will be payable in arrears to holders of record as they appear on the records of the Corporation at the close of business on the last day of each of March, June, September and December, as the case may be, immediately preceding the applicable dividend payment date. Holders of Series B Preferred Stock will not be entitled to receive any dividends in excess of cumulative dividends on the Series B Preferred Stock at the dividend rate specified in this paragraph. No interest will be paid in respect of any dividend payment or payments on the Series B Preferred Stock that may be in arrears.

(b)            When dividends are not paid in full upon the Series B Preferred Stock or any other class or series of Parity Stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series B Preferred Stock and any other class or series of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series B Preferred Stock and accumulated, accrued and unpaid on such Parity Stock. Except as set forth in the preceding sentence, unless dividends on the Series B Preferred Stock equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment for all past dividend periods, no dividends (other than dividends paid in Junior Stock or options, warrants or rights to subscribe for or purchase such Junior Stock) shall be declared or paid or set aside for payment with respect to any class or series of Parity Stock. Unless full cumulative dividends on the Series B Preferred Stock have been paid or declared and set apart for payment for all past dividend periods, no dividends (other than dividends paid in Junior Stock or options, warrants or rights to subscribe for or purchase such Junior Stock) shall be declared or paid or set apart for payment with respect to any Junior Stock, nor shall any Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired (except for purposes of an employee benefit plan) for any consideration, or any monies be paid to or made available for a sinking fund for the redemption of any Junior Stock or Parity Stock (except by conversion or exchange for Junior Stock, or options, warrants or rights to subscribe for or purchase Junior Stock), nor shall any other cash or property be paid or distributed to or for the benefit of holders of Junior Stock or Parity Stock. Notwithstanding the foregoing, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any Parity Stock or (ii) redeeming, purchasing or otherwise acquiring any Junior Stock or Parity Stock, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain the Corporation’s qualification as a real estate investment trust for federal income tax purposes (“REIT”).

1 To be the last dividend payment date before the Effective Time of the Merger (provided that if such Effective Time occurs after the dividend record date for a dividend and before the dividend payment date for such dividend, such date shall be the dividend payment date for such dividend).

2 To be the first dividend payment date after the Effective Time of the Merger (provided that if such Effective Time occurs after the dividend record date for a dividend and before the dividend payment date for such dividend, such date shall be the scheduled dividend payment date for the next succeeding dividend).

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(c)            No dividends on Series B Preferred Stock shall be authorized by the Board or declared or paid or set apart for payment at such time as the terms and provisions of any agreement, including any agreement relating to the Corporation’s indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.

(d)            If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code) any portion of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of capital stock, then the portion of the capital gains amount that shall be allocable to the holders of Series B Preferred Stock shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series B Preferred Stock for the year bears to the total dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of capital stock.

(e)            In determining for purposes of Section 2-311 of the Maryland General Corporation Law or otherwise under the Maryland General Corporation Law whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation), by dividend, redemption or otherwise, is permitted, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the liquidation preference of any series of preferred stock with preferential rights on dissolution senior to the Series B Preferred Stock (as discussed in Section 4 below) will not be added to the Corporation’s total liabilities.

(4)          Liquidation Preference.

(a)            Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution shall be made to or set apart for the holders of any Junior Stock, the holders of Series B Preferred Stock shall be entitled to receive a liquidation preference of $25.00 per share, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, but such holders shall not be entitled to any further payment. If upon any liquidation, dissolution or winding up of the Corporation, its assets, or proceeds thereof, distributable among the holders of Series B Preferred Stock shall be insufficient to pay in full the above described preferential amount and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Series B Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series B Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full.

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(b)            Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Series B Preferred Stock and any Parity Stock, any other series or class or classes of Junior Stock shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series B Preferred Stock shall not be entitled to share therein.

(c)            Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 or more than 60 days prior to the payment date stated therein, to each record holder of the Series B Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

(d)            None of a consolidation or merger of the Corporation with or into another entity, a merger of another entity with or into the Corporation, a statutory stock exchange by the Corporation or a sale, lease or conveyance of all or substantially all of the Corporation’s property or business shall be considered a liquidation, dissolution or winding up of the Corporation.

(e)            The liquidation preference of the outstanding shares of Series B Preferred Stock will not be added to the liabilities of the Corporation for the purpose of determining whether under the Maryland General Corporation Law a distribution may be made to stockholders of the Corporation whose preferential rights upon dissolution of the Corporation are junior to those of holders of Series B Preferred Stock.

(5)          Redemption by Holders. Shares of Series B Preferred Stock are not redeemable at any time at the option of the holders thereof.

(6)          Redemption by the Corporation.

(a)          Redemption Right

(i)            The Series B Preferred Stock shall not be subject to any sinking fund or mandatory redemption. In addition, the Series B Preferred Stock shall be subject to the provisions of Article VII of the Charter pursuant to which Series B Preferred Stock owned by a stockholder in excess of the Aggregate Stock Ownership Limit shall automatically be transferred to a Trust for the exclusive benefit of a Charitable Beneficiary, as provided in Article VII of the Charter.

(ii)           The Corporation, at its option, upon giving notice as provided below, may redeem Series B Preferred Stock, in whole or from time to time in part, at a cash redemption price equal to 100% of the liquidation preference plus all accrued and unpaid dividends to the date fixed for redemption. The redemption date shall be selected by the Corporation and shall not be less than 30 days nor more than 60 days after the date notice of redemption is sent. Any date fixed for redemption pursuant to this Section 6 is referred to herein as a “Redemption Date.”

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(b)           Limitations on Redemption.

(i)            If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed at the option of the Corporation pursuant to Section 6(a) above, the number of shares to be redeemed shall be determined by the Board and the shares to be redeemed will be selected by the Board pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders or by lot or by any other equitable manner as prescribed by the Board. If such redemption is to be by lot and, as a result of such redemption, any holder of shares of Series B Preferred Stock would Beneficially Own or Constructively Own, in excess of the Aggregate Stock Ownership Limit because such holder’s shares of Series B Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Charter, the Corporation will redeem the requisite number of shares of Series B Preferred Stock from such holder such that he will not hold in excess of the Aggregate Stock Ownership Limit subsequent to such redemption.

(ii)           Notwithstanding anything to the contrary contained herein, unless full cumulative dividends on all shares of Series B Preferred Stock shall have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series B Preferred Stock shall be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock. In addition, unless full cumulative dividends on all outstanding shares of Series B Preferred Stock have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, the Corporation shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or made available for a sinking fund for the redemption of, any shares of Series B Preferred Stock or any other class or series of Junior Stock or Parity Stock (except by conversion into or exchange for shares of any class or series of Junior Stock).

(iii)          The foregoing provisions of subsections 6(b)(i) and (ii) shall not prevent any other action by the Corporation pursuant to the Charter or otherwise in order to ensure that the Corporation remains qualified as a REIT for federal income tax purposes.

(c)            Procedures for Redemption.

(i)            Notice of redemption of the Series B Preferred Stock shall be mailed to each holder of record of the shares to be redeemed by first class mail, postage prepaid at such holder’s address as the same appears on the stock records of the Corporation. Any notice which was mailed as described above shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. In addition to any information required by law or by the applicable rules of the exchange upon which the Series B Preferred Stock may be listed or admitted to trading, each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series B Preferred Stock to be redeemed; and (iv) the place or places where certificates for such shares of Series B Preferred Stock are to be surrendered for cash. Any such redemption may be made conditional on such factors as may be determined by the Board and as set forth in the notice of redemption.

B-5

(ii)           On or after the Redemption Date, each holder of shares of Series B Preferred Stock to be redeemed shall present and surrender the certificates representing his shares of Series B Preferred Stock to the Corporation at the place designated in the notice of redemption and thereupon the cash redemption price of such shares shall be paid to or on the order of the person whose name appears on such certificate representing shares of Series B Preferred Stock as the owner thereof and each surrendered certificate shall be canceled. If fewer than all the shares represented by any such certificate representing shares of Series B Preferred Stock are to be redeemed, a new certificate shall be issued representing the unredeemed shares.

(iii)          If notice of redemption has been mailed in accordance with Section 6(c)(i) above and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of the Series B Preferred Stock so called for redemption, then from and after the Redemption Date (unless the Corporation defaults in payment of the redemption price), all dividends on the shares of Series B Preferred Stock called for redemption in such notice shall cease to accumulate and all rights of the holders thereof, except the right to receive the redemption price thereof (including all accumulated and unpaid dividends up to the Redemption Date), shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the Corporation’s books, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Corporation, prior to a Redemption Date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends) of the Series B Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the shares of Series B Preferred Stock to be redeemed shall (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price and (iii) require such holders to surrender the certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the Redemption Date) against payment of the redemption price (including all accumulated and unpaid dividends to the Redemption Date). Any interest or other earnings earned on the redemption price (including accumulated and unpaid dividends) deposited with a bank or trust company shall be paid to the Corporation. Any monies so deposited which remain unclaimed by the holders of Series B Preferred Stock at the end of two years after the Redemption Date shall be returned by such bank or trust company to the Corporation.

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(d)           Status of Redeemed Shares. Any shares of Series B Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Stock, without designation as to class or series until such shares are once more designated as part of a particular class or series by the Board.

(7)          Voting Rights.

(a)            Holders of the Series B Preferred Stock shall not have any voting rights, except as provided by law and as described below.

(b)           If and whenever dividends on any shares of Series B Preferred Stock shall be in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive (a “Preferred Dividend Default”), the holders of such shares of Series B Preferred Stock (voting together as a single class with all other classes or series of capital stock ranking on a parity with the Series B Preferred Stock as to the payment of dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation upon which like voting rights have been conferred and are exercisable (“Parity Preferred Stock”)) shall be entitled to vote for the election of a total of two additional directors of the Corporation (the “Preferred Stock Directors”) who shall each be elected for one-year terms. Such election shall be held at a special meeting called by an officer of the Corporation at the request of the holders of record of at least 10% of the outstanding shares of Series B Preferred Stock or the holders of shares of any other class or series of Parity Preferred Stock so in arrears, unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, in which case the vote for such two directors will be held at the earlier of the next annual or special meeting of the stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series B Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared or authorized and a sum sufficient for the payment thereof set aside for payment in full. In such cases, the entire Board automatically shall be increased by two directors. On any matter on which the holders of Series B Preferred Stock are entitled to vote (as expressly provided herein or as may be required by law), including any action by written consent, each share of Series B Preferred Stock shall have one vote per share, except that when shares of any other series of Preferred Stock shall have the right to vote with the Series B Preferred Stock as a single class on any matter, then the Series B Preferred Stock and such other class or series shall have with respect to such matters one vote per $25.00 of stated liquidation preference. With respect to each matter on which the holders of Series B Preferred Stock are entitled to vote, the holder of each share of Series B Preferred Stock may designate a number of proxies equal to the number of votes to which the share is entitled, with each such proxy having the right to vote a whole number of votes on behalf of such holder.

The procedures in this Section 7(b) for the calling of meetings and the election of directors will, to the extent permitted by law, supersede anything inconsistent contained in the Charter or Bylaws of the Corporation and, without limitation to the foregoing, the Bylaws of the Corporation will not be applicable to the election of directors by holders of Series B Preferred Stock pursuant to this Section 7. Notwithstanding the Bylaws of the Corporation, the number of directors constituting the entire Board will be automatically increased to include the directors to be elected pursuant to this Section 7(b).

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(c)            If and when all accumulated dividends and the dividend for the current dividend period on the Series B Preferred Stock shall have been paid in full or set aside for payment in full, the holders of shares of Series B Preferred Stock shall be divested of the voting rights set forth in Section 7(b) herein (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the current dividend period have been paid in full or set aside for payment in full on all other classes or series of Parity Preferred Stock, the term of office of each Preferred Stock Director so elected shall terminate and the number of directors constituting the board of directors shall be reduced accordingly. So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if there is no such remaining director, by vote of holders of a majority of the outstanding shares of Series B Preferred Stock and any other such series of Parity Preferred Stock voting as a single class. Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series B Preferred Stock and any other series of Parity Preferred Stock voting as a single class. The Preferred Stock Directors shall each be entitled to one vote per director on any matter presented to the Board.

(d)           The affirmative vote or consent of at least 66-2/3% of the votes entitled to be cast by the holders of the outstanding shares of Series B Preferred Stock and the holders of all other classes or series of preferred stock entitled to vote on such matters, voting as a single class, in addition to any other vote required by the Charter or Maryland law, will be required to: (i) authorize the creation of, the increase in the authorized amount of, or the issuance of any shares of any class of Senior Stock or any security convertible into shares of any class of Senior Stock or (ii) amend, alter or repeal any provision of, or add any provision to, the Charter, including the articles supplementary establishing the Series B Preferred Stock, whether by merger, consolidation or other business combination (in any such case, an “Event”) or otherwise if such action would materially adversely affect the powers, rights or preferences of the holders of the Series B Preferred Stock. Neither (i) an amendment of the Charter to authorize, create, or increase the authorized amount of Junior Stock or any shares of any class of Parity Stock, including additional Series B Preferred Stock, nor (ii) an Event, so long as the Series B Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of such Event the Corporation may not be the surviving entity, shall be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series B Preferred Stock. No such vote of the holders of Series B Preferred Stock as described above shall be required if provision is made to redeem all Series B Preferred Stock at or prior to the time such amendment, alteration or repeal is to take effect, or when the issuance of any such shares or convertible securities is to be made, as the case may be.

(e)            The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

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(8)          Restrictions on Transfer, Acquisition and Redemption of Shares. The Series B Preferred Stock is governed by and issued subject to all of the limitations, terms and conditions of the Corporation’s Charter, including but not limited to the terms and conditions (including exceptions and exemptions) of Article VII of the Charter; provided, however, that the terms and conditions (including exceptions and exemptions) of Article VII of the Charter shall also be applied to the Series B Preferred Stock separately and without regard to any other series or class. The foregoing sentence shall not be construed to limit the applicability of any other term or provision of the Charter to the Series B Preferred Stock. In addition to the legend contemplated by Article VII, Section 7.2.9 of the Charter, each certificate for Series B Preferred Stock shall bear substantially the following legend:

“The Corporation will furnish to any stockholder on request and without charge a full statement of the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the stock of each class which the Corporation is authorized to issue, to the extent they have been set, and of the authority of the Board of Directors to set the relative rights and preferences of a subsequent series of a preferred or special class of stock. Such request may be made to the Secretary of the Corporation or to its transfer agent.”

(9)          Conversion. The shares of Series B Preferred Stock are not convertible or exchangeable for any other property or securities of the Corporation.

(10)        Settlement. Nothing in this Article Second shall be interpreted to preclude the settlement of any transaction entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and witnessed by its Secretary on [__________], 2021.

WITNESS:	READY CAPITAL CORPORATION

By:	By:
Andrew Ahlborn, Secretary	Thomas E. Capasse, Chief Executive Officer

THE UNDERSIGNED, Chief Executive Officer of the Corporation, who executed on behalf of the Corporation the foregoing Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

By:
Thomas E. Capasse, Chief Executive Officer

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ANNEX C

READY CAPITAL CORPORATION

ARTICLES SUPPLEMENTARY ESTABLISHING AND FIXING THE

RIGHTS AND PREFERENCES OF A SERIES OF SHARES OF

PREFERRED STOCK

READY CAPITAL CORPORATION, a Maryland corporation (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 2-208 of the Maryland General Corporation Law and Article VI of the Corporation’s charter (the “Charter”), the Board of Directors of the Corporation (the “Board”) by resolutions duly adopted, classified and designated 779,743 shares of the unissued preferred stock, par value $.0001 per share, of the Corporation (“Preferred Stock”), as 6.25% Series C Cumulative Convertible Preferred Stock and has provided for the issuance of such series. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Charter.

SECOND: The terms of the Preferred Stock as set by the Board and the pricing committee thereof, including preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, are as follows:

(1)            Designation and Number. A series of Preferred Stock of the Corporation, designated as “6.25% Series C Cumulative Convertible Preferred Stock” (the “Series C Preferred Stock”), is hereby established. The par value of the Series C Preferred Stock is $.0001 per share. The number of shares of Series C Preferred Stock shall be 779,743.

(2)            Rank. The Series C Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock of the Corporation and to all equity securities the terms of which specifically provide that such equity securities rank junior to such Series C Preferred Stock; (b) on parity with the Parity Stock; and (c) junior to all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank senior to the Series C Preferred Stock. The term “equity securities” shall not include convertible debt securities. The term “Parity Stock” means all classes and series of preferred stock that the Corporation may issue ranking on parity with the Series C Preferred Stock, including the Series A Preferred Stock, with respect to the payments of distributions and rights to payment upon liquidation, dissolution or winding up.

(3)            Dividends.

(a)            Holders of the then outstanding shares of Series C Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 6.25% of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $1.5625 per share). Such dividends shall be cumulative from [ • ], 20211 and shall be payable quarterly in arrears on or before January 15, April 15, July 15 and October 15 of each year or, if not a business day, the next succeeding business day (each, a “Dividend Payment Date”). Any dividend payable on the Series C Preferred Stock for any partial dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the last day of each of March, June, September and December, as the case may be, immediately preceding the applicable Dividend Payment Date (each, a “Dividend Record Date”).

1 To be the last dividend payment date that occurs before the Effective Time of the Merger (provided that if such Effective Time occurs after the dividend record date for a dividend and before the dividend payment date for such dividend, such date shall be the dividend payment date for such dividend).

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(b)            No dividends on shares of Series C Preferred Stock shall be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c)            Notwithstanding the foregoing, dividends on the Series C Preferred Stock shall accrue whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series C Preferred Stock shall accumulate as of the Dividend Payment Date on which they first become payable.

(d)            Except as provided in Section 3(e) below, unless full cumulative dividends on the Series C Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than dividends in shares of Common Stock or dividends in shares of any series of Preferred Stock ranking junior to the Series C Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any Preferred Stock of the Corporation ranking junior to or on a parity with the Series C Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any shares of Preferred Stock of the Corporation ranking junior to or on a parity with the Series C Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other capital stock of the Corporation ranking junior to the Series C Preferred Stock as to dividends and upon liquidation and except for transfers made pursuant to the provisions of Article VII of the Charter).

(e)            When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series C Preferred Stock and the shares of any other series of Parity Stock, all dividends declared upon the Series C Preferred Stock and the shares of any other series of Parity Stock shall be declared pro rata so that the amount of dividends declared per share of Series C Preferred Stock and the shares of any other series of Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series C Preferred Stock and the shares of any other series of Parity Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series C Preferred Stock which may be in arrears.

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(f)            Any dividend payment made on shares of the Series C Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. Holders of Series C Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock in excess of full cumulative dividends on the Series C Preferred Stock as described above.

(4)            Liquidation Preference.

(a)            Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series C Preferred Stock then outstanding are entitled to be paid out of the assets of the Corporation, legally available for distribution to its stockholders, a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to the date of payment, before any distribution of assets is made to holders of Common Stock or any series of Preferred Stock of the Corporation that ranks junior to the Series C Preferred Stock as to liquidation rights.

(b)            In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series C Preferred Stock and the corresponding amounts payable on all shares of other classes or series of Parity Stock in the distribution of assets, then the holders of shares of Series C Preferred Stock and stockholders of such classes or series of Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c)            After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

(d)            Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series C Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

(e)            The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the assets or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

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(5)            Redemption. Shares of Series C Preferred Stock are not redeemable at any time by the Corporation or at the option of the holders thereof.

(6)            Conversion.

(a)             Conversion Rights.

(i)            Subject to and upon compliance with the provisions of this Section 6, a holder of any share or shares of Series C Preferred Stock shall have the right, at its option, to convert all or any portion of such holder’s outstanding Series C Preferred Stock (the “Conversion Right”), subject to the conditions described below, into (i) an amount in cash equal to $[____]2 per share of Series C Preferred Stock (the “Conversion Cash”) and (ii) the number of fully paid and non-assessable shares of Common Stock initially at a conversion rate of [____________]3 shares of Common Stock per $25.00 liquidation preference (the “Conversion Rate”), which is equivalent to an initial Conversion Price of approximately $[______]4 per share of Common Stock (subject to adjustment in accordance with the provisions of Section 7). Such holder shall surrender to the Corporation such shares of Series C Preferred Stock to be converted in accordance with the provisions in paragraph (b) and (c) of this Section 6, as applicable.

(ii)           In connection with the conversion of any shares of Series C Preferred Stock, no fractional shares of Common Stock shall be issued, but the Corporation shall pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the Closing Sale Price (as defined below) on a day during which trading in securities generally occurs on the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which the Common Stock is then listed (including the Nasdaq Global Market and the Nasdaq Capital Market) or, if the Common Stock is not listed on a United States national or regional securities exchange, on the principal other market on which the Common Stock is then traded (“Trading Day”) immediately prior to the Conversion Date (as defined below) or the Corporation Conversion Option Date (as defined below). If more than one share of Series C Preferred Stock shall be surrendered for conversion by the same holder at the same time, the number of full shares of Common Stock issuable on conversion of those shares of Series C Preferred Stock shall be computed on the basis of the total number of shares of Series C Preferred Stock so surrendered. “Closing Sale Price” means with regard to shares of the Common Stock, on any date, the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States national or regional securities exchange on which shares of the Common Stock are traded (including the Nasdaq Global Market and the Nasdaq Capital Market) or, if shares of the Common Stock are not listed on a United States national or regional securities exchange, as reported by the National Quotation Bureau Incorporated, or in the absence of such a quotation, the Corporation shall determine the closing sale price, in good faith, on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

2 Amount equal to the product of (i) the final Per Share Cash Consideration payable in the Merger and (ii) the Conversion Rate applicable to shares of Anworth Series B Preferred Stock immediately prior to the Effective Time of the Merger.

3 Amount equal to the product of (i) the final Exchange Ratio in the Merger and (ii) the Conversion Rate applicable to shares of Anworth Series B Preferred Stock immediately prior to the Effective Time of the Merger.

4 Amount equal to the product of (i) the final Exchange Ratio in the Merger and (ii) the Conversion Price applicable to shares of Anworth Series B Preferred Stock immediately prior to the Effective Time of the Merger.

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(iii)          A holder of Series C Preferred Stock is not entitled to any rights of a holder of shares of Common Stock until that holder has converted its Series C Preferred Stock, and only to the extent the Series C Preferred Stock are deemed to have been converted to shares of Common Stock in accordance with the provisions of this Section 6.

(iv)          The Corporation shall, prior to issuance of any shares of Series C Preferred Stock hereunder, and from time to time as may be necessary, reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the shares of Series C Preferred Stock, such number of its duly authorized Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Series C Preferred Stock then outstanding into such Common Stock at any time (assuming that, at the time of the computation of such number of shares of Common Stock, all such shares of Series C Preferred Stock would be held by a single holder). The Corporation covenants that all shares of Common Stock which may be issued upon conversion of Series C Preferred Stock shall upon issue be fully paid and nonassessable and free from all liens and charges and, except as provided in Section 6(c), taxes with respect to the issue thereof. The Corporation further covenants that, if at any time the shares of Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange (including the Nasdaq Global Market and the Nasdaq Capital Market) or quoted on an automated quotation system, the Corporation shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed or quoted, so long as the Common Stock shall be so listed or quoted on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Series C Preferred Stock. Before the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the shares of Series C Preferred Stock, the Corporation shall comply with all applicable federal and state laws and regulations.

(b)            Corporation Conversion Option.

(i)            The Corporation shall have the option to require the holders of the Series C Preferred Stock to convert all of the outstanding shares of Series C Preferred Stock into that amount of Conversion Cash and that number of shares of Common Stock that are issuable at the Conversion Rate (as adjusted, the “Corporation Conversion Option”). The Corporation may exercise the Corporation Conversion Option only if the Closing Sale Price equals or exceeds 130% of the Conversion Price of the Series C Preferred Stock for at least 20 Trading Days in a period of 30 consecutive Trading Days (including the last Trading Day of such period), ending on the Trading Day prior to the Corporation’s issuance of a press release announcing its intent to exercise the Corporation Conversion Option in accordance with Section 6(b)(ii).

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(ii)           To exercise the Corporation Conversion Option right set forth in this Section 6(b), the Corporation must issue a press release for publication on the Dow Jones & Company, Inc., Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) prior to the opening of business on the first Trading Day following any date on which the conditions set forth in Section 6(b)(i) shall have been satisfied, announcing the Corporation’s intention to exercise the Corporation Conversion Option. The Corporation shall also give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the Series C Preferred Stock (“Notice”) (not more than four Trading Days after the date of the press release) of the Corporation Conversion Option announcing the Corporation’s intention to exercise the Corporation Conversion Option. The conversion date (the “Corporation Conversion Option Date”) shall be on the date that is five Trading Days after the date on which the Corporation issues such press release. In addition to any information required by applicable law or regulation, the press release and Notice of a Corporation Conversion Option shall state, as appropriate:

(1)            the Corporation Conversion Option Date;

(2)            the amount of Conversion Cash to be payable and the number of shares of Common Stock to be issued upon conversion of each Series C Preferred Stock;

(3)            the number of shares of Series C Preferred Stock to be converted; and

(4)            that dividends on the Series C Preferred Stock to be converted shall cease to accrue on the Corporation Conversion Option Date.

(iii)          Upon exercise of the Corporation Conversion Option and the surrender of shares of the Series C Preferred Stock by a holder thereof, the Corporation shall issue and shall deliver or cause to be issued and delivered to such holder, or to such other person on such holder’s written order (a) certificates representing the number of validly issued, fully paid and non-assessable full shares of Common Stock to which a holder of shares of Series C Preferred Stock being converted, or a holder’s transferee, shall be entitled plus (b) the Conversion Cash plus (c) any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in Section 6(a).

(iv)          Each conversion shall be deemed to have been made at the close of business on the Corporation Conversion Option Date so that the rights of the holder thereof as to the Series C Preferred Stock being converted shall cease except for the right to receive the Conversion Cash and the number of fully paid and non-assessable shares of Common Stock at the Conversion Rate (subject to adjustment in accordance with the provisions of Section 7), and the person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time.

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(v)           In lieu of the foregoing procedures, if the shares of Series C Preferred Stock are held in global form, each holder of beneficial interest in Series C Preferred Stock must comply with the procedures of The Depository Trust Company (“DTC”) to convert such holder’s beneficial interest in respect of the Series C Preferred Stock evidenced by a global share of the Series C Preferred Stock.

(vi)          In case any shares of Series C Preferred Stock are to be converted pursuant to this Section 6(b), such holder’s right to voluntarily convert its Series C Preferred Stock shall terminate at 5:00 p.m., New York City time, on the Trading Day immediately preceding the Corporation Conversion Option Date.

(c)             Conversion Right Procedures.

(i)            To exercise the Conversion Right as set forth in Section 6(a), a holder of the Series C Preferred Stock must surrender to the Corporation at its principal office or at the office of the transfer agent of the Corporation, as may be designated by the Board of Directors, the certificate or certificates for the shares of Series C Preferred Stock to be converted accompanied by a written notice stating that the holder of Series C Preferred Stock elects to convert all or a specified whole number of those shares in accordance with this Section 6(c) and specifying the name or names in which the holder wishes the certificate or certificates for the shares of Common Stock to be issued (“Conversion Notice”). In case the notice specifies that the Conversion Cash or shares of Common Stock are to be issued in a name or names other than that of the holder of Series C Preferred Stock, the notice shall be accompanied by payment of all transfer taxes payable upon the payment of the Conversion Cash and the issuance of shares of Common Stock in that name or names. Other than those transfer taxes payable pursuant to the preceding sentence, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of Conversion Cash or shares of Common Stock upon conversion of the shares of Series C Preferred Stock.

(ii)           As promptly as practicable after the surrender of the certificate or certificates for the shares of Series C Preferred Stock in accordance with Section 6(c)(i), the receipt of the Conversion Notice and payment of all required transfer taxes, if any, or the demonstration to the Corporation’s satisfaction that those taxes have been paid, the Corporation shall issue and shall deliver or cause to be issued and delivered to such holder, or to such other person on such holder’s written order, (a) the Conversion Cash and certificates representing the number of validly issued, fully paid and non-assessable full shares of Common Stock to which the holder of the Series C Preferred Stock being converted, or the holder’s transferee, shall be entitled, (b) if less than the full number of Series C Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares of Series C Preferred Stock evidenced by the surrendered certificate or certificates, less the number of shares being converted, and (c) any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in Section 6(a)(ii).

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(iii)          Each conversion shall be deemed to have been made at the close of business on the date of giving the notice and of surrendering the certificate or certificates representing the shares of the Series C Preferred Stock to be converted (the “Conversion Date”) so that the rights of the holder thereof as to the Series C Preferred Stock being converted shall cease except for the right to receive the Conversion Cash and the number of fully paid and non-assessable shares of Common Stock at the Conversion Rate (subject to adjustment in accordance with the provisions of Section 7), and, if applicable, the person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time.

(iv)          In lieu of the foregoing procedures, if the shares of Series C Preferred Stock are held in global form, each holder of beneficial interest in Series C Preferred Stock must comply with the procedures of DTC to convert such holder’s beneficial interest in respect of the Series C Preferred Stock evidenced by a global share of the Series C Preferred Stock.

(v)           If a holder of Series C Preferred Stock has exercised its right to require the Corporation to repurchase shares of Series C Preferred Stock in accordance with Section 13 hereof, such holder’s Conversion Rights with respect to the Series C Preferred Stock so subject to repurchase shall expire at 5:00PM, New York City time, on the Trading Day immediately preceding the repurchase date, unless the Corporation defaults on the payment of the purchase price. If a holder of Series C Preferred Stock has submitted any such share for repurchase, such share may be converted only if such holder submits a notice of withdrawal or complies with applicable DTC procedures.

(d)            Payment of Dividends.

(i)            Optional Conversion.

(A)           If a holder of shares of Series C Preferred Stock exercises its Conversion Right, upon delivery of the Series C Preferred Stock for conversion, those shares of Series C Preferred Stock shall cease to cumulate dividends as of the end of the day immediately preceding the Conversion Date and the holder shall not receive any cash payment representing accrued and unpaid dividends of the Series C Preferred Stock, except in those limited circumstances discussed in this Section 6(d). Except as provided herein, the Corporation shall make no payment for accrued and unpaid dividends, whether or not in arrears, on Series C Preferred Stock converted at a holder’s election pursuant to a Conversion Right, or for dividends on shares of Common Stock issued upon such conversion.

(B)            If the Corporation receives a Conversion Notice before the close of business on a Dividend Record Date, the holder shall not be entitled to receive any portion of the dividend payable on such converted Series C Preferred Stock on the corresponding Dividend Payment Date.

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(C)            If the Corporation receives a Conversion Notice after the Dividend Record Date but prior to the corresponding Dividend Payment Date, the holder on the Dividend Record Date shall receive on that Dividend Payment Date accrued dividends on those Series C Preferred Stock, notwithstanding the conversion of those Series C Preferred Stock prior to that Dividend Payment Date, because that holder shall have been the holder of record on the corresponding Divided Record Date. However, at the time that such holder surrenders the Series C Preferred Stock for conversion, the holder shall pay to the Corporation an amount equal to the dividend that has accrued and that shall be paid on the related Dividend Payment Date.

(D)           A holder of shares of Series C Preferred Stock on a Dividend Record Date who exercises its Conversion Right and converts such Series C Preferred Stock into Conversion Cash and Common Stock on or after the corresponding Dividend Payment Date shall be entitled to receive the dividend payable on such Series C Preferred Stock on such Dividend Payment Date, and the converting holder need not include payment of the amount of such dividend upon surrender for conversion of Series C Preferred Stock.

(ii)           Corporation Conversion Option.

(A)           If the Corporation exercises the Corporation Conversion Option, whether the Corporation Conversion Option Date is prior to, on or after the Dividend Record Date for the current period, all unpaid dividend which are in arrears as of the Corporation Conversion Option Date shall be payable to the holder of the Series C Preferred Stock.

(B)            If the Corporation exercises the Corporation Conversion Option and the Corporation Conversion Option Date is a date that is prior to the close of business on any Dividend Record Date, the holder shall not be entitled to receive any portion of the dividend payable for such period on such converted shares on the corresponding Dividend Payment Date.

(C)            If the Corporation exercises the Corporation Conversion Option and the Corporation Conversion Option Date is a date that is on, or after the close of business on, any Dividend Record Date and prior to the close of business on the corresponding Dividend Payment Date, all dividends, including accrued and unpaid dividends, whether or not in arrears, with respect to the Series C Preferred Stock called for conversion on such date, shall be payable on such Dividend Payment Date to the record holder of such shares on such record date.

(7)            Adjustment of Conversion Rate.

(a)            If the Corporation shall, while any shares of Series C Preferred Stock are outstanding, issue Common Stock as a dividend or distributions to all or substantially all of the holders of Common Stock (other than pursuant to the Corporation’s existing dividend reinvestment and share purchase plan or any future dividend reinvestment and share purchase plan the Corporation adopts which is not materially adverse to the holders of shares of Series C Preferred Stock and in any case which is without duplication subject to an adjustment under Section 7(e)), then the Conversion Rate in effect immediately prior to the close of business on the Record Date (as defined below) fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be adjusted by multiplying such Conversion Rate by a fraction:

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(i)            the numerator of which shall be the sum of (x) the total number of shares of Common Stock outstanding at the close of business on such Record Date and (y) the total number of shares of Common Stock constituting such dividend or other distribution; and

(ii)           the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on such Record Date.

An adjustment made pursuant to this Section 7(a) shall become effective immediately prior to the opening of business on the day following the Record Date fixed for such determination. If any dividend or distribution of the type described in this Section 7(a) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate which would then be in effect if such dividend or distribution had not been declared. “Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

(b)            If the Corporation shall, at any time or from time to time while any shares of Series C Preferred Stock are outstanding, subdivide, combine reclassify, or split its outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, the Conversion Rate in effect immediately prior to the opening of business on the day following the day upon which such subdivision, combination, reclassification or split becomes effective shall be adjusted by multiplying such Conversion Rate by a fraction:

(i)            the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the opening of business on the day following the day such subdivision, combination, reclassification or split becomes effective; and

(ii)           the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the opening of business on the day that such subdivision, combination, reclassification or split becomes effective.

An adjustment made pursuant to this Section 7(b) shall become effective immediately prior to the opening of business on the day following the day upon which such subdivision, reclassification, split or combination becomes effective.

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(c)            If the Corporation shall, at any time or from time to time while any shares of Series C Preferred Stock are outstanding, issue rights or warrants for a period expiring within 60 days to all or substantially all holders of its outstanding Common Stock entitling them to subscribe for or purchase Common Stock (or securities convertible into or exchangeable or exercisable for Common Stock), at a price per share of Common Stock (or having a conversion, exchange or exercise price per share of Common Stock) less than the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the date of the announcement by public notice of such issuance or distribution (treating the conversion, exchange or exercise price per share of Common Stock of the securities convertible, exchangeable or exercisable into Common Stock as equal to (x) the sum of (i) the price for a unit of the security convertible into or exchangeable or exercisable for Common Stock and (ii) any additional consideration initially payable upon the conversion of or exchange or exercise for such security into Common Stock divided by (y) the number of shares of Common Stock initially underlying such convertible, exchangeable or exercisable security), then the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect at the opening of business on the date after such date of announcement by a fraction:

(i)            the numerator of which shall be the sum of (x) the number of shares of Common Stock outstanding at the close of business on the date of announcement, and (y) the total number of additional shares of Common Stock issuable pursuant to such rights, warrants, options, other securities, or convertible securities; and

(ii)           the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding on the close of business on the date of announcement, and (y) the number of shares of Common Stock equal to the aggregate exercise price or conversion price payable to exercise or convert such rights, warrants, options, other securities or convertible securities divided by the average of the daily Closing Sale Prices per share of Common Stock for the 10 consecutive Trading Days immediately prior to such date (subject to any adjustment as required pursuant to Section 7(g)) (“Current Market Price”) immediately preceding the date of announcement of the issuance of such rights, warrants, options, other securities or convertible securities.

An adjustment made pursuant to this Section 7(c) shall become effective immediately prior to the opening of business on the day following the Record Date for such issuance. If the shares of Common Stock are not delivered pursuant to such rights, warrants, options, other securities, or convertible securities upon the expiration or termination of such rights, warrants, options, other securities, or convertible securities, the Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect had the adjustments made upon the issuance of such rights, warrants, options, other securities, or convertible securities have been made on the basis of the delivery of only the number of shares of Common Stock actually issued (or the number of shares of Common Stock actually issued upon conversion, exchange, or exercise of such other securities). In determining whether any rights, warrants options, other securities, or convertible securities entitle the holders to subscribe for or purchase shares of Common Stock at less than such Closing Sale Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received for such rights, warrants options, other securities, or convertible securities, the value of such consideration if other than cash, to be determined by the Board of Directors.

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(d)            (i) If the Corporation shall, at any time or from time to time while any shares of Series C Preferred Stock are outstanding, by dividend or otherwise, distribute to all or substantially all of the holders of its outstanding shares of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation and the shares of Common Stock are not changed or exchanged), shares of its capital stock, evidences of the Corporation’s indebtedness, or other assets or property, including securities, (including capital stock of any subsidiary of the Corporation) but excluding (i) dividends or distributions of Common Stock referred to in Section 7(a), (ii) any rights or warrants referred to in Section 7(c), (iii) dividends and distributions paid exclusively in cash referred to in Section 7(e) and (iv) dividends and distributions of stock, securities or other property or assets (including cash) in connection with the reclassification, change, merger, consolidation, combination, sale or conveyance to which Section 7 applies (such capital stock, evidence of its indebtedness, other assets or property or securities being distributed hereinafter in this Section 7(d) called the “Distributed Assets”), then, in each such case, the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior to the close of business on the Record Date with respect to such distribution by a fraction:

(A)           the numerator of which shall be the Current Market Price; and

(B)            the denominator of which shall be (x) such Current Market Price, less (y) the Fair Market Value (as defined below) on such date of the portion of the Distributed Assets so distributed with respect to each share of Common Stock outstanding on the Record Date for such distribution. “Fair Market Value” means the amount which a willing buyer would pay a willing seller in an arm’s length transaction (as determined by the Board of Directors, whose determination shall be made in good faith and, absent manifest error, shall be final and binding on holders of the Series C Preferred Stock).

An adjustment made pursuant to Section 7(d)(i) shall become effective immediately prior to the opening of business on the day following the Record Date for such distribution. If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such dividend or distribution had not been declared.

(ii)           If the Board of Directors determines the Fair Market Value of any distribution for purposes of this Section 7(d) by reference to the actual or when issued trading market for any Distributed Assets comprising all or part of such distribution, it must in doing so consider the prices in such market over the same period (the “Reference Period”) used in computing the Current Market Price pursuant to this Section 7(d) to the extent possible, unless the Board of Directors determines in good faith that determining the Fair Market Value during the Reference Period would not be in the best interest of the holders of the Series C Preferred Stock.

(iii)           If any such distribution consists of shares of capital stock of, or similar equity interests in, one or more of the Corporation’s subsidiaries (a “Spin Off”), the Fair Market Value of the securities to be distributed shall equal the average of the Closing Sale Prices of such securities for the 10 consecutive Trading Days commencing on and including the first Trading Day of those securities after the effectiveness of the Spin Off, and the Current Market Price shall be measured for the same period. If, however, an underwritten initial public offering of the securities in the Spin Off occurs simultaneously with the Spin Off, Fair Market Value of the securities distributed in the Spin Off shall mean the initial public offering price of such securities and the Current Market Price shall mean the Closing Sale Price for the Common Stock on the same Trading Day.

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(iv)          Rights or warrants distributed by the Corporation to all or substantially all holders of the outstanding shares of Common Stock entitling them to subscribe for or purchase equity securities of the Corporation (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”), (x) are deemed to be transferred with such shares of Common Stock, (y) are not exercisable and (z) are also issued in respect of future issuances of shares of Common Stock, shall be deemed not to have been distributed for purposes of this Section 7(d) (and no adjustment to the Conversion Rate under this Section 7(d) shall be required) until the occurrence of the earliest Trigger Event. If such right or warrant is subject to subsequent events, upon the occurrence of which such right or warrant shall become exercisable to purchase different Distributed Assets, or entitle the holder to purchase a different number or amount of the foregoing Distributed Assets or to purchase any of the foregoing Distributed Assets at a different purchase price, then the occurrence of each such event shall be deemed to be the date of issuance and Record Date with respect to a new right or warrant (and a termination or expiration of the existing right or warrant without exercise by the holder thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto, that resulted in an adjustment to the Conversion Rate under this Section 7(d):

(A)            in the case of any such rights or warrants which shall all have been repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share repurchase price received by a holder of shares Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all or substantially all holders of Common Stock as of the date of such repurchase; and

(B)            in the case of such rights or warrants which shall have expired or been terminated without exercise, the Conversion Rate shall be readjusted as if such rights and warrants had never been issued.

(v)           For purposes of this Section 7(d) and Section 7(a), Section 7(b) and Section 7(c), any dividend or distribution to which this Section 7(d) is applicable that also includes (x) shares of Common Stock, (y) a subdivision, split or combination of shares of Common Stock to which Section 7(b) applies or (z) rights or warrants to subscribe for or purchase shares of Common Stock to which Section 7(c) applies (or any combination thereof), shall be deemed instead to be:

(A)           a dividend or distribution of the evidences of indebtedness, assets, shares of capital stock, rights or warrants, other than such shares of Common Stock, such subdivision, split or combination or such rights or warrants to which Section 7(a), Section 7(b) and Section 7(c) apply, respectively (and any Conversion Rate adjustment required by this Section 7(d) with respect to such dividend or distribution shall then be made), immediately followed by

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(B)           a dividend or distribution of such shares of Common Stock, such subdivision, split or combination or such rights or warrants (and any further Conversion Rate increase required by Section 7(a), Section 7(b) and Section 7(c) with respect to such dividend or distribution shall then be made), except:

(I)            the Record Date of such dividend or distribution shall be substituted as (i) “the date fixed for the determination of stockholders entitled to receive such dividend or other distribution,” “Record Date fixed for such determinations” and “Record Date” within the meaning of Section 7(a), (ii) “the day upon which such subdivision or split becomes effective” or “the day upon which such combination becomes effective” (as applicable) within the meaning of Section 7(b), and (iii) as “the Record Date fixed for the determination of the stockholders entitled to receive such rights or warrants” and such “Record Date” within the meaning of Section 7(c); and

(II)           any reduction or increase in the number of shares of Common Stock resulting from such subdivision, split or combination (as applicable) shall be disregarded in connection with such dividend or distribution.

(e)            If the Corporation shall, at any time or from time to time while any shares of Series C Preferred Stock are outstanding, by dividend or otherwise, distribute to all or substantially all holders of its outstanding shares of Common Stock during any quarterly fiscal period, cash (including any quarterly cash dividends, but excluding any cash that is distributed upon a reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance to which Section 8 applies or as part of a distribution referred to in Section 7(d)) which results in an annualized Common Stock dividend yield which is greater than 6.25% (the “Dividend Threshold Amount”), then, and in each case, immediately after the close of business on such date, the Conversion Rate shall be adjusted based on the following formula:

(i) CR1 = CRo +(($25.00 x (CSY — 6.25%)/4)/SP) where,

(A)           CRo = the Conversion Rate in effect immediately prior to the Record Date for such distribution;

(B)            CR1 = the Conversion Rate in effect immediately after the Record Date for such distribution;

(C)            SP = the average of the Closing Sale price per share of Common Stock over the 10 consecutive Trading Day period prior to the Trading Day immediately preceding the earlier of the Record Date or the ex-dividend date of such cash excess dividend or cash excess distribution; and

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(D)            CSY = the annualized Common Stock dividend yield, calculated as all cash dividends and cash distributions paid to the Corporation’s holders of Common Stock during the fiscal quarter, multiplied by four, divided by SP.

Such increase shall become effective immediately prior to the opening of business on the day following the Record Date for such distribution. In the event that such distribution is not so made, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such distribution had not been declared.

(f)            (i) If any tender offer made by the Corporation or any of its subsidiaries for all or any portion of Common Stock shall expire, then, if the tender offer shall require the payment to the holders of Common Stock of consideration per share of Common Stock having a Fair Market Value that exceeds the Closing Price per share of Common Stock on the Trading Day next succeeding the last date (the “Expiration Date”) tenders could have been made pursuant to such tender offer (as it may be amended) (the last time at which such tenders could have been made on the Expiration Date is hereinafter sometimes called the “Expiration Time”), the Conversion Rate shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the close of business on the Expiration Date by a fraction:

(A)           the numerator of which shall be the sum of (x) the Fair Market Value of the aggregate consideration payable to holder of the Common Stock based on the acceptance (up to any maximum specified in the terms of the tender offer) of all shares validly tendered and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the “Purchased Shares”) and (y) the product of (i) the number of shares of Common Stock outstanding (less any Purchased Shares and excluding any shares held in the treasury of the Corporation) at the Expiration Time and (ii) the Current Market Price on the Trading Day next succeeding the Expiration Date; and

(B)            the denominator of which shall be the product of (x) the number of shares of Common Stock outstanding (including Purchased Shares but excluding any shares held in the treasury of the Corporation) at the Expiration Time multiplied by (y) the Current Market Price on the Trading Day next succeeding the Expiration Date.

(ii)           An adjustment pursuant to Section 7(f)(i) shall become effective immediately prior to the opening of business on the day following the Expiration Date.

(iii)          If the Corporation is obligated to purchase shares pursuant to any such tender offer, but the Corporation is permanently prevented by applicable law from effecting any or all such purchases or any or all such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate which would have been in effect based upon the number of shares actually purchased, if any. If the application of this Section 7(f) to any tender offer would result in a decrease in the Conversion Rate, no adjustment shall be made for such tender offer under this Section 7(f).

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(iv)          For purposes of this Section 7, the term “tender offer” shall mean and include both tender offers and exchange offers, all references to “purchases” of shares in tender offers (and all similar references) shall mean and include both the purchase of shares in tender offers and the acquisition of shares pursuant to exchange offers, and all references to “tendered shares” (and all similar references) shall mean and include shares tendered in both tender offers and exchange offers.

(g)           Notwithstanding the foregoing and to the extent permitted by law, whenever successive adjustments to the Conversion Rate are called for pursuant to this Section 7, such adjustments shall be made as may be necessary or appropriate to effectuate the intent of this Section 7 and to avoid unjust or inequitable results as determined in good faith by the Board of Directors.

(h)           The Corporation shall be entitled to make such additional increases in the Conversion Rate, in addition to those required by Section 7(a), Section 7(b), Section 7(c), Section 7(d), Section 7(e) or Section 7(f), if the Board of Directors determines that it is advisable, in order that any dividend or distribution of Common Stock, any subdivision, reclassification or combination of Common Stock or any issuance of rights or warrants referred to above, or any event treated as such for United States federal income tax purposes, shall not be taxable to the holders of Common Stock for United States federal income tax purposes or to diminish any such tax. The Corporation shall give holders of Series C Preferred Stock at least 15 Trading Days’ notice of any increase in the Conversion Rate.

(i)            To the extent permitted by law, the Corporation may, from time to time, increase the Conversion Rate for a period of at least 20 Trading Days if the Board of Directors determines that such an increase would be in the Corporation’s best interests. Any such determination by Board of Directors shall be conclusive. The Corporation shall give holders of Series C Preferred Stock at least 15 Trading Days’ notice of any increase in the Conversion Rate.

(j)            The Corporation shall not adjust the Conversion Rate pursuant to this Section 7 to the extent that the adjustments would reduce the Conversion Price below $0.0001. The Corporation shall not be required to make an adjustment in the Conversion Rate unless the adjustment would require a change of at least one percent in the Conversion Rate. However, any adjustments that are not required to be made because they would have required an increase or decrease of less than one percent shall be carried forward and taken into account in any subsequent adjustment of the Conversion Rate. Except as described in this Section 7, the Corporation shall not adjust the Conversion Rate for any issuance of shares of Common Stock or any securities convertible into or exchangeable or exercisable for its shares of Common Stock or rights to purchase its shares of Common Stock or such convertible, exchangeable or exercisable securities.

(k)           In the event that at any time, as a result of an adjustment made pursuant to this Section 7, the holder of any Series C Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of the Corporation other than Common Stock into which the Series C Preferred Stock originally were convertible, the Conversion Rate of such other shares so receivable upon conversion of any such Series C Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in subparagraphs (a) through (1) of this Section 7, and any other applicable provisions of the Charter with respect to the Common Stock shall apply on like or similar terms to any such other shares.

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(l)            To the extent the Corporation has a rights plan in effect upon conversion of the Series C Preferred Stock into shares of Common Stock, the holder shall receive (except to the extent the Corporation settles its conversion obligations in cash), in addition to the shares of Common Stock, the rights under the rights plan unless the rights have separated from the shares of Common Stock prior to the time of conversion, in which case the Conversion Rate shall be adjusted at the time of separation as if the Corporation made a distribution referred to in Section 7(d) above (without regard to any of the exceptions therein).

(8)          Consolidation or Merger of the Corporation.

(a)           In the case of the following events (each, a “Business Combination”): (i) any recapitalization, reclassification or change of the Common Stock, other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of subdivision or a combination; (ii) a consolidation, merger or binding share exchange of the Corporation with another Person; (iii) a sale, conveyance or lease to another corporation of all or substantially all of the property and assets of the Corporation; or (iv) a statutory share exchange; in each case, as a result of which holders of Common Stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for Common Stock, the Corporation or the successor or purchasing corporation, as the case may be, shall provide that the holders of Series C Preferred Stock will be entitled thereafter to convert such Series C Preferred Stock into the Conversion Cash together with the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) which such holder of Series C Preferred Stock would have owned or been entitled to receive upon such Business Combination had such shares been converted into Conversion Cash and Common Stock immediately prior to such Business Combination. If holders of Common Stock have the opportunity to elect the form of consideration to be received in such Business Combination, the Corporation will make adequate provision whereby the holders of the Series C Preferred Stock shall have a reasonable opportunity to determine the form of consideration into which all of the Series C Preferred Stock, treated as a single class, shall be convertible from and after the effective date of such Business Combination. Such determination shall be based on the weighted average of elections made by the holders of the Series C Preferred Stock who participate in such determination, shall be subject to any limitations to which all of the holders of Common Stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in such Business Combination, and shall be conducted in such a manner as to be completed by the date which is the earliest of (i) the deadline for elections to be made by holders of Common Stock, and (ii) two Trading Days prior to the anticipated effective date of the Business Combination. The Corporation shall provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by the holders of the Series C Preferred Stock (and the weighted average of elections), by issuing a press release or providing other appropriate notice, and by providing a copy of such notice to the Board of Directors. If the effective date of the Business Combination is delayed beyond the initially anticipated effective date, the holders of the Series C Preferred Stock shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. The documents governing the rights of such securities shall provide for adjustments of the Conversion Rate and other appropriate numerical thresholds which shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Rate provided for in Section 7. If, in the case of any such Business Combination, the stock or other securities and assets receivable thereupon by a holder of shares of Common Stock includes shares of stock or other securities and assets of a corporation other than the successor or purchasing corporation, as the case may be, in such Business Combination, then such documents governing the rights of such securities shall also be executed by such other corporation and shall contain such additional provisions to protect the interests of the holders of the Series C Preferred Stock as the Board of Directors shall reasonably consider necessary by reason of the foregoing, including to the extent practicable the provisions providing for the repurchase rights set forth in Section 12(a) hereof.

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(b)           The Corporation shall cause notice of the execution of such documents governing the rights of such securities to be mailed to each holder of Series C Preferred Stock, at the address of such holder as it appears on the Register, within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such documents governing the rights of such securities.

(c)           The above provisions of this Section 8 shall similarly apply to successive Business Combinations.

(d)           The Corporation shall not become a party to any Business Combination unless its terms are consistent in all material respects with the provisions of this Section 8.

(e)           None of the provisions of this Section 8 shall affect the right of a Series C Preferred Stockholder to convert its shares of Series C Preferred Stock into Common Stock prior to the effective date of a Business Combination.

(f)            If this Section 8 applies to any event or occurrence, Section 7 hereof shall not apply.

(9)          Notice of Adjustment. Whenever an adjustment in the Conversion Rate with respect to the Series C Preferred Stock is required:

(a)           the Corporation shall forthwith place on file with the transfer agent for the Series C Preferred Stock a certificate of the Chief Financial Officer (or such person having similar responsibilities of the Corporation), stating the adjusted Conversion Rate determined as provided herein and setting forth in reasonable detail such facts as shall be necessary to show the reason for and the manner of computing such adjustment; and

(b)           a Notice stating that the Conversion Rate has been adjusted and setting forth the adjusted Conversion Rate shall forthwith be given by the Corporation to each holder of Series C Preferred Stock. Any Notice so given shall be conclusively presumed to have been duly given, whether or not the holder receives such Notice.

(10)        Notice in Certain Events. In case of:

(a)            a consolidation or merger to which the Corporation is a party and for which approval of any holders of Common Stock of the Corporation is required, or of the sale or conveyance to another person or entity or group of persons or entities acting in concert as a partnership, limited partnership, syndicate or other group (within the meaning of Rule 13d-3 under the Exchange Act of 1934, as amended (the “Exchange Act”)) of all or substantially all of the property and assets of the Corporation; or

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(b)           the voluntary or involuntary dissolution, liquidation or winding up of the Corporation; or

(c)           any action triggering an adjustment of the Conversion Rate referred to in clauses (x) or (y) below; then, in each case, the Corporation shall cause to be given, to the holders of the Series C Preferred Stock, at least 15 days prior to the applicable date hereinafter specified, a Notice stating:

(x)            the date on which a record is to be taken for the purpose of any distribution or grant of rights or warrants triggering an adjustment to the Conversion Rate pursuant to Section 7 hereof, or, if a record is not to be taken, the date as of which the holders of record of Common Stock entitled to such distribution, rights or warrants are to be determined; or

(y)           the date on which any reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up triggering an adjustment to the Conversion Rate pursuant to this Section 10 hereof is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up.

Failure to give such Notice or any defect therein shall not affect the legality or validity of the proceedings described in Section 10(a), Section 10(b) or Section 10(c).

(11)        Purchase of Series C Preferred Stock upon a Fundamental Change.

(a)            In the event of a fundamental change, a holder of Series C Preferred Stock shall have the right to require the Corporation to purchase (the “Repurchase Right”) for cash all or any part of such holder’s shares of Series C Preferred Stock at a purchase price (the “Fundamental Change Repurchase Price”) equal to 100% of the liquidation preference of the Series C Preferred Stock to be purchased plus accrued and unpaid dividends (including additional dividends, if any) to, but not including, the Fundamental Change Repurchase Date (as defined below). Shares of Series C Preferred Stock submitted for purchase must be $25.00 liquidation preference or an integral multiple thereof.

(b)           Within 30 calendar days after the occurrence of a fundamental change, the Corporation shall provide to all holders of Series C Preferred Stock and the transfer agent a Notice of the occurrence of the fundamental change and of the resulting Repurchase Right. Such Notice shall state:

(i)            the events constituting the fundamental change;

(ii)            the date of the fundamental change;

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(iii)          the last date on which a holder may exercise the Repurchase Right;

(iv)          the Fundamental Change Repurchase Price;

(v)           the Fundamental Change Repurchase Date;

(vi)          the name and address of the transfer agent;

(vii)         that Series C Preferred Stock with respect to which a repurchase notice is given by the holder may be converted, if otherwise convertible, only if the repurchase notice has been properly withdrawn; and

(viii)        the procedures that a holder must follow to exercise the Repurchase Right.

(c)           Simultaneously with providing such Notice, the Corporation shall publish a notice containing this information in a newspaper of general circulation in the City of New York or through such other public medium as the Corporation may use at that time and publish such information on its corporate website.

(d)           To exercise the Repurchase Right, subject to Section 11(e), a holder of the Series C Preferred Stock must deliver, on or before the twentieth Trading Day after the date of the Corporation’s delivery of Notice of a fundamental change (subject to extension to comply with applicable law), the Series C Preferred Stock to be purchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” duly completed to the transfer agent. The repurchase notice must state:

(i)            the applicable Fundamental Change Repurchase Date;

(ii)           the portion of the liquidation preference of Series C Preferred Stock to be purchased, in integral multiples of $25.00; and

(iii)          that the shares of Series C Preferred Stock are to be purchased by the Corporation pursuant to this Section 11.

(e)            If the shares of Series C Preferred Stock are not in certificated form, a holder’s repurchase notice must comply with applicable DTC procedures.

(f)            A holder of Series C Preferred Stock may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the Corporation prior to the close of business on the Trading Day prior to the Repurchase Date. The notice of withdrawal shall state:

(i)            the liquidation preference of the withdrawn Series C Preferred Stock, in integral multiples of $25.00;

(ii)           if certificated shares of Series C Preferred Stock have been issued, the certificate numbers of the withdrawn Series C Preferred Stock; and

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(iii)          the liquidation preference, if any, which remains subject to the repurchase notice.

(g)           If the shares of Series C Preferred Stock are not in certificated form, a holder’s notice of withdrawal must comply with applicable DTC procedures.

(h)          The Corporation shall be required to purchase the Series C Preferred Stock no less than 30 days nor more than 45 days after the date of the Corporation’s delivery of Notice of the fundamental change, subject to extension to comply with applicable law (as set forth in the Notice of the fundamental change, the “Fundamental Change Repurchase Date”). A holder of Series C Preferred Stock shall receive payment of the Fundamental Change Repurchase Price promptly following the later of the Fundamental Change Repurchase Date or the time of book-entry transfer or delivery of the Series C Preferred Stock.

(i)            If the transfer agent holds cash sufficient to pay the Fundamental Change Repurchase Price of the Series C Preferred Stock on the Trading Day following the Fundamental Change Repurchase Date, then:

(i)            the Series C Preferred Stock shall cease to be outstanding and dividends (including additional dividends, if any) shall cease to accrue (whether or not book-entry transfer of the Series C Preferred Stock is made or whether or not the Series C Preferred Stock certificate, if applicable, is delivered to the transfer agent); and

(ii)           all other rights of the holder shall terminate (other than the right to receive the Fundamental Change Repurchase Price upon delivery or transfer of the Series C Preferred Stock).

(j)            In connection with a fundamental change repurchase, the Corporation shall comply with all U.S. federal and state securities laws in connection with any offer by the Corporation to purchase the Series C Preferred Stock upon a fundamental change.

(k)          The Corporation shall not be required to repurchase the Series C Preferred Stock upon a fundamental change if a third party (1) makes an offer to purchase the Series C Preferred Stock in the manner, at the times and otherwise in compliance with the requirements applicable to the Corporation to repurchase Series C Preferred Stock upon a fundamental change and (2) purchases all of the Series C Preferred Stock validly delivered and not withdrawn under such offer to purchase Series C Preferred Stock.

(l)            A “fundamental change” shall be deemed to occur upon a change of control or a termination of trading.

(m)          A “change of control” shall be deemed to have occurred at such time, after the Effective Time of the merger of Anworth Mortgage Asset Corporation, a Maryland corporation, with and into a wholly owned subsidiary of the Corporation, when the following has occurred:

(i)            any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires the beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of 50% or more of the total voting power of the Corporation’s total outstanding voting stock other than an acquisition by the Corporation or any of subsidiaries of the Corporation;

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(ii)            the Corporation consolidates with, or merges with or into, another person or conveys, transfers, leases or otherwise disposes of all or substantially all of the Corporation assets to any person, or any person consolidates with or merges with or into the Corporation, other than: (1) any transaction (A) that does not result in any reclassification, exchange or cancellation of outstanding shares of the Corporation’s capital stock and (B) pursuant to which the Corporation’s capital stockholders immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of the Corporation’s capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or (2) any merger solely for the purpose of changing the Corporation’s jurisdiction of formation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

(iii)           the Corporation approves a plan of liquidation or dissolution.

(n)           A “termination of trading” is deemed to occur if the Common Stock (or other common stock into which the shares of Series C Preferred Stock are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States. Notwithstanding the foregoing, it shall not constitute a change of control if 100% of the consideration for the Common Stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the change of control consists of common stock traded on a United States National securities exchange (including the Nasdaq Global Market and Nasdaq Capital Market), or which shall be so traded when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the shares of Series C Preferred Stock become convertible solely into such common stock.

(12)        Voting Rights.

(a)           Holders of the Series C Preferred Stock shall not have any voting rights, except as set forth below.

(b)          Whenever dividends on any shares of Series C Preferred Stock shall be in arrears for six or more quarterly periods (whether or not consecutive) (a “Preferred Dividend Default”), the holders of such shares of Series C Preferred Stock (voting separately as a class with all other series of Parity Stock, upon which like voting rights have been conferred and are exercisable), shall be entitled to vote for the election of a total of two additional directors of the Corporation (the “Preferred Stock Directors”), and the number of directors on the Board of Directors shall increase by two, at a special meeting called by the holders of record of at least 10% of the Series C Preferred Stock or the holders of any other series of Parity Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series C Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.

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(c)            If and when all accumulated dividends and the dividend for the then current dividend period on the Series C Preferred Stock shall have been paid in full or set aside for payment in full, the holders of shares of Series C Preferred Stock shall be divested of the voting rights set forth in Section 12(b) hereof (subject to revesting in the event of each and every subsequent Preferred Dividend Default) and, if all accumulated dividends and the dividend for the current dividend period have been paid in full or set aside for payment in full on all other series of Parity Stock upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall terminate and the number of directors on the Board of Directors shall decrease by two. Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series C Preferred Stock when they have the voting rights set forth in Section 12(b) (voting separately as a class with the Parity Stock upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series C Preferred Stock when they have the voting rights set forth in Section 12(b) (voting separately as a class with all other series of Parity Stock upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(d)           So long as any shares of Series C Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least two-thirds of the shares of the Series C Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class, together with all other series of Parity Stock upon which like voting rights have been conferred and are exercisable), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to the Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized capital stock of the Corporation into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock or the holders thereof; provided, however, that with respect to the occurrence of any event set forth in (ii) above, so long as the Series C Preferred Stock remains outstanding with the terms thereof materially unchanged, the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Series C Preferred Stock and; provided, further, that any increase in the amount of the authorized preferred stock, including the Series C Preferred Stock, or the creation or issuance of any additional Series C Preferred Stock or any other series of preferred stock, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

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(13)        Restrictions on Transfer. The Series C Preferred Stock is governed by and issued subject to all of the limitations, terms and conditions of the Charter, including but not limited to the terms and conditions (including exceptions and exemptions) of Article VII of the Charter; provided, however, that the terms and conditions (including exceptions and exemptions) of Article VII of the Charter shall also be applied to the Series C Preferred Stock separately and without regard to any other series or class. The foregoing sentence shall not be construed to limit the applicability of any other term or provision of the Charter to the Series C Preferred Stock. In addition to the legend contemplated by Article VII, Section 7.2.9 of the Charter, each certificate for Series C Preferred Stock shall bear substantially the following legend:

“The Corporation will furnish to any stockholder on request and without charge a full statement of the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the stock of each class which the Corporation is authorized to issue, to the extent they have been set, and of the authority of the Board of Directors to set the relative rights and preferences of a subsequent series of a preferred or special class of stock. Such request may be made to the Secretary of the Corporation or to its transfer agent.”

(14)        Settlement. Nothing in this Article Second of these Articles Supplementary shall be interpreted to preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or other securities exchange (including Nasdaq) or an automated inter-dealer quotation system.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and witnessed by its Secretary on [__________], 2021.

WITNESS:	READY CAPITAL CORPORATION

By:	By:
Andrew Ahlborn, Secretary	Thomas E. Capasse, Chief Executive Officer

THE UNDERSIGNED, Chief Executive Officer of the Corporation, who executed on behalf of the Corporation the foregoing Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

By:
Thomas E. Capasse, Chief Executive Officer

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ANNEX D

READY CAPITAL CORPORATION

ARTICLES SUPPLEMENTARY ESTABLISHING AND FIXING THE

RIGHTS AND PREFERENCES OF A SERIES OF SHARES OF

PREFERRED STOCK

READY CAPITAL CORPORATION, a Maryland corporation (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 2-208 of the Maryland General Corporation Law and Article VI of the Corporation’s Charter (the “Charter”), the Board of Directors of the Corporation (the “Board”), by duly adopted resolutions, classified and designated 1,919,378 shares of the unissued preferred stock, par value $.0001 per share, of the Corporation (“Preferred Stock”) as 8.625% Series B Cumulative Preferred Stock and has provided for the issuance of such series. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Charter.

SECOND: The terms of the Preferred Stock as set by the Board, including preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, are as follows:

(1)            Designation and Number. A series of Preferred Stock of the Corporation, designated the “8.625% Series B Cumulative Preferred Stock” (the “Series B Preferred Stock”), is hereby established. The par value of the Series B Preferred Stock is $.0001 per share. The number of shares of Series B Preferred Stock shall be 1,919,378.

(2)            Rank. The Series B Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (i) prior or senior to any class or series of common stock of the Corporation and any other class or series of equity securities, if the holders of Series B Preferred Stock are entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series (“Junior Stock”); (ii) on a parity with any class or series of the equity securities of the Corporation if, pursuant to the specific terms of such class or series of equity securities, the holders of such class or series of equity securities and the holders of the Series B Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other (“Parity Stock”); (iii) junior to any class or series of equity securities of the Corporation if, pursuant to the specific terms of such class or series, the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Series B Preferred Stock (“Senior Stock”); and (iv) junior to all of the existing and future indebtedness of the Corporation. The term “equity securities” does not include convertible debt securities, which will rank senior to the Series B Preferred Stock.

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(3)            Dividends.

(a)            Holders of Series B Preferred Stock will be entitled to receive, when and as authorized by the Board and declared by the Corporation, out of funds legally available for payment, cash dividends at the rate of 8.625% per annum on the $25.00 liquidation preference (equivalent to $2.15625 per annum per share). Such dividends will be cumulative from [ • ], 2021[1], whether or not in any dividend period or periods (i) such dividends shall be declared, (ii) there shall be funds legally available for the payment of such dividends or (iii) any agreement prohibits payment of such dividends, and such dividends shall be payable quarterly the 15th day of January, April, July and October of each year (or, if not a Business Day (as defined in Article VII of the Charter), the next succeeding Business Day), commencing [April 15], 2021[2]. Any dividend payable on the Series B Preferred Stock for any partial dividend period will be computed on the basis of twelve 30-day months and a 360-day year. Dividends will be payable in arrears to holders of record as they appear on the records of the Corporation at the close of business on the last day of each of March, June, September and December, as the case may be, immediately preceding the applicable dividend payment date. Holders of Series B Preferred Stock will not be entitled to receive any dividends in excess of cumulative dividends on the Series B Preferred Stock at the dividend rate specified in this paragraph. No interest will be paid in respect of any dividend payment or payments on the Series B Preferred Stock that may be in arrears.

(b)            When dividends are not paid in full upon the Series B Preferred Stock or any other class or series of Parity Stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series B Preferred Stock and any other class or series of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series B Preferred Stock and accumulated, accrued and unpaid on such Parity Stock. Except as set forth in the preceding sentence, unless dividends on the Series B Preferred Stock equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment for all past dividend periods, no dividends (other than dividends paid in Junior Stock or options, warrants or rights to subscribe for or purchase such Junior Stock) shall be declared or paid or set aside for payment with respect to any class or series of Parity Stock. Unless full cumulative dividends on the Series B Preferred Stock have been paid or declared and set apart for payment for all past dividend periods, no dividends (other than dividends paid in Junior Stock or options, warrants or rights to subscribe for or purchase such Junior Stock) shall be declared or paid or set apart for payment with respect to any Junior Stock, nor shall any Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired (except for purposes of an employee benefit plan) for any consideration, or any monies be paid to or made available for a sinking fund for the redemption of any Junior Stock or Parity Stock (except by conversion or exchange for Junior Stock, or options, warrants or rights to subscribe for or purchase Junior Stock), nor shall any other cash or property be paid or distributed to or for the benefit of holders of Junior Stock or Parity Stock. Notwithstanding the foregoing, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any Parity Stock or (ii) redeeming, purchasing or otherwise acquiring any Junior Stock or Parity Stock, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain the Corporation’s qualification as a real estate investment trust for federal income tax purposes (“REIT”).

1 Note to Draft: To be the last dividend payment date before the Effective Time of the Anworth merger (provided that if such Effective Time occurs after the dividend record date for a dividend and before the dividend payment date for such dividend, such date shall be the dividend payment date for such dividend).

2 Note to Draft: To be the first dividend payment date after the Effective Time of the Anworth merger (provided that if such Effective Time occurs after the dividend record date for a dividend and before the dividend payment date for such dividend, such date shall be the scheduled dividend payment date for the next succeeding dividend).

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(c)            No dividends on Series B Preferred Stock shall be authorized by the Board or declared or paid or set apart for payment at such time as the terms and provisions of any agreement, including any agreement relating to the Corporation’s indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.

(d)            If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code) any portion of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of capital stock, then the portion of the capital gains amount that shall be allocable to the holders of Series B Preferred Stock shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series B Preferred Stock for the year bears to the total dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of capital stock.

(e)            In determining for purposes of Section 2-311 of the Maryland General Corporation Law or otherwise under the Maryland General Corporation Law whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation), by dividend, redemption or otherwise, is permitted, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the liquidation preference of any series of preferred stock with preferential rights on dissolution senior to the Series B Preferred Stock (as discussed in Section 4 below) will not be added to the Corporation’s total liabilities.

(4)            Liquidation Preference.

(a)            Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution shall be made to or set apart for the holders of any Junior Stock, the holders of Series B Preferred Stock shall be entitled to receive a liquidation preference of $25.00 per share, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, but such holders shall not be entitled to any further payment. If upon any liquidation, dissolution or winding up of the Corporation, its assets, or proceeds thereof, distributable among the holders of Series B Preferred Stock shall be insufficient to pay in full the above described preferential amount and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Series B Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series B Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full.

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(b)            Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Series B Preferred Stock and any Parity Stock, any other series or class or classes of Junior Stock shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series B Preferred Stock shall not be entitled to share therein.

(c)            Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 or more than 60 days prior to the payment date stated therein, to each record holder of the Series B Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

(d)            None of a consolidation or merger of the Corporation with or into another entity, a merger of another entity with or into the Corporation, a statutory stock exchange by the Corporation or a sale, lease or conveyance of all or substantially all of the Corporation’s property or business shall be considered a liquidation, dissolution or winding up of the Corporation.

(e)            The liquidation preference of the outstanding shares of Series B Preferred Stock will not be added to the liabilities of the Corporation for the purpose of determining whether under the Maryland General Corporation Law a distribution may be made to stockholders of the Corporation whose preferential rights upon dissolution of the Corporation are junior to those of holders of Series B Preferred Stock.

(5)            Redemption by Holders. Shares of Series B Preferred Stock are not redeemable at any time at the option of the holders thereof.

(6)            Redemption by the Corporation.

(a)            Redemption Right

(i)            The Series B Preferred Stock shall not be subject to any sinking fund or mandatory redemption. In addition, the Series B Preferred Stock shall be subject to the provisions of Article VII of the Charter pursuant to which Series B Preferred Stock owned by a stockholder in excess of the Aggregate Stock Ownership Limit shall automatically be transferred to a Trust for the exclusive benefit of a Charitable Beneficiary, as provided in Article VII of the Charter.

(ii)            The Corporation, at its option, upon giving notice as provided below, may redeem Series B Preferred Stock, in whole or from time to time in part, at a cash redemption price equal to 100% of the liquidation preference plus all accrued and unpaid dividends to the date fixed for redemption. The redemption date shall be selected by the Corporation and shall not be less than 30 days nor more than 60 days after the date notice of redemption is sent. Any date fixed for redemption pursuant to this Section 6 is referred to herein as a “Redemption Date.”

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(b)            Limitations on Redemption.

(i)            If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed at the option of the Corporation pursuant to Section 6(a) above, the number of shares to be redeemed shall be determined by the Board and the shares to be redeemed will be selected by the Board pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders or by lot or by any other equitable manner as prescribed by the Board. If such redemption is to be by lot and, as a result of such redemption, any holder of shares of Series B Preferred Stock would Beneficially Own or Constructively Own, in excess of the Aggregate Stock Ownership Limit because such holder’s shares of Series B Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Charter, the Corporation will redeem the requisite number of shares of Series B Preferred Stock from such holder such that he will not hold in excess of the Aggregate Stock Ownership Limit subsequent to such redemption.

(ii)           Notwithstanding anything to the contrary contained herein, unless full cumulative dividends on all shares of Series B Preferred Stock shall have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series B Preferred Stock shall be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock. In addition, unless full cumulative dividends on all outstanding shares of Series B Preferred Stock have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, the Corporation shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or made available for a sinking fund for the redemption of, any shares of Series B Preferred Stock or any other class or series of Junior Stock or Parity Stock (except by conversion into or exchange for shares of any class or series of Junior Stock).

(iii)          The foregoing provisions of subsections 6(b)(i) and (ii) shall not prevent any other action by the Corporation pursuant to the Charter or otherwise in order to ensure that the Corporation remains qualified as a REIT for federal income tax purposes.

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(c)            Procedures for Redemption.

(i)            Notice of redemption of the Series B Preferred Stock shall be mailed to each holder of record of the shares to be redeemed by first class mail, postage prepaid at such holder’s address as the same appears on the stock records of the Corporation. Any notice which was mailed as described above shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. In addition to any information required by law or by the applicable rules of the exchange upon which the Series B Preferred Stock may be listed or admitted to trading, each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series B Preferred Stock to be redeemed; and (iv) the place or places where certificates for such shares of Series B Preferred Stock are to be surrendered for cash. Any such redemption may be made conditional on such factors as may be determined by the Board and as set forth in the notice of redemption.

(ii)           On or after the Redemption Date, each holder of shares of Series B Preferred Stock to be redeemed shall present and surrender the certificates representing his shares of Series B Preferred Stock to the Corporation at the place designated in the notice of redemption and thereupon the cash redemption price of such shares shall be paid to or on the order of the person whose name appears on such certificate representing shares of Series B Preferred Stock as the owner thereof and each surrendered certificate shall be canceled. If fewer than all the shares represented by any such certificate representing shares of Series B Preferred Stock are to be redeemed, a new certificate shall be issued representing the unredeemed shares.

(iii)          If notice of redemption has been mailed in accordance with Section 6(c)(i) above and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of the Series B Preferred Stock so called for redemption, then from and after the Redemption Date (unless the Corporation defaults in payment of the redemption price), all dividends on the shares of Series B Preferred Stock called for redemption in such notice shall cease to accumulate and all rights of the holders thereof, except the right to receive the redemption price thereof (including all accumulated and unpaid dividends up to the Redemption Date), shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the Corporation’s books, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Corporation, prior to a Redemption Date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends) of the Series B Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the shares of Series B Preferred Stock to be redeemed shall (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price and (iii) require such holders to surrender the certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the Redemption Date) against payment of the redemption price (including all accumulated and unpaid dividends to the Redemption Date). Any interest or other earnings earned on the redemption price (including accumulated and unpaid dividends) deposited with a bank or trust company shall be paid to the Corporation. Any monies so deposited which remain unclaimed by the holders of Series B Preferred Stock at the end of two years after the Redemption Date shall be returned by such bank or trust company to the Corporation.

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(d)            Status of Redeemed Shares. Any shares of Series B Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Stock, without designation as to class or series until such shares are once more designated as part of a particular class or series by the Board.

(7)            Voting Rights.

(a)            Holders of the Series B Preferred Stock shall not have any voting rights, except as provided by law and as described below.

(b)            If and whenever dividends on any shares of Series B Preferred Stock shall be in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive (a “Preferred Dividend Default”), the holders of such shares of Series B Preferred Stock (voting together as a single class with all other classes or series of capital stock ranking on a parity with the Series B Preferred Stock as to the payment of dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation upon which like voting rights have been conferred and are exercisable (“Parity Preferred Stock”)) shall be entitled to vote for the election of a total of two additional directors of the Corporation (the “Preferred Stock Directors”) who shall each be elected for one-year terms. Such election shall be held at a special meeting called by an officer of the Corporation at the request of the holders of record of at least 10% of the outstanding shares of Series B Preferred Stock or the holders of shares of any other class or series of Parity Preferred Stock so in arrears, unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, in which case the vote for such two directors will be held at the earlier of the next annual or special meeting of the stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series B Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared or authorized and a sum sufficient for the payment thereof set aside for payment in full. In such cases, the entire Board automatically shall be increased by two directors. On any matter on which the holders of Series B Preferred Stock are entitled to vote (as expressly provided herein or as may be required by law), including any action by written consent, each share of Series B Preferred Stock shall have one vote per share, except that when shares of any other series of Preferred Stock shall have the right to vote with the Series B Preferred Stock as a single class on any matter, then the Series B Preferred Stock and such other class or series shall have with respect to such matters one vote per $25.00 of stated liquidation preference. With respect to each matter on which the holders of Series B Preferred Stock are entitled to vote, the holder of each share of Series B Preferred Stock may designate a number of proxies equal to the number of votes to which the share is entitled, with each such proxy having the right to vote a whole number of votes on behalf of such holder.

The procedures in this Section 7(b) for the calling of meetings and the election of directors will, to the extent permitted by law, supersede anything inconsistent contained in the Charter or Bylaws of the Corporation and, without limitation to the foregoing, the Bylaws of the Corporation will not be applicable to the election of directors by holders of Series B Preferred Stock pursuant to this Section 7. Notwithstanding the Bylaws of the Corporation, the number of directors constituting the entire Board will be automatically increased to include the directors to be elected pursuant to this Section 7(b).

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(c)            If and when all accumulated dividends and the dividend for the current dividend period on the Series B Preferred Stock shall have been paid in full or set aside for payment in full, the holders of shares of Series B Preferred Stock shall be divested of the voting rights set forth in Section 7(b) herein (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the current dividend period have been paid in full or set aside for payment in full on all other classes or series of Parity Preferred Stock, the term of office of each Preferred Stock Director so elected shall terminate and the number of directors constituting the board of directors shall be reduced accordingly. So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if there is no such remaining director, by vote of holders of a majority of the outstanding shares of Series B Preferred Stock and any other such series of Parity Preferred Stock voting as a single class. Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series B Preferred Stock and any other series of Parity Preferred Stock voting as a single class. The Preferred Stock Directors shall each be entitled to one vote per director on any matter presented to the Board.

(d)            The affirmative vote or consent of at least 66-2/3% of the votes entitled to be cast by the holders of the outstanding shares of Series B Preferred Stock and the holders of all other classes or series of preferred stock entitled to vote on such matters, voting as a single class, in addition to any other vote required by the Charter or Maryland law, will be required to: (i) authorize the creation of, the increase in the authorized amount of, or the issuance of any shares of any class of Senior Stock or any security convertible into shares of any class of Senior Stock or (ii) amend, alter or repeal any provision of, or add any provision to, the Charter, including the articles supplementary establishing the Series B Preferred Stock, whether by merger, consolidation or other business combination (in any such case, an “Event”) or otherwise if such action would materially adversely affect the powers, rights or preferences of the holders of the Series B Preferred Stock. Neither (i) an amendment of the Charter to authorize, create, or increase the authorized amount of Junior Stock or any shares of any class of Parity Stock, including additional Series B Preferred Stock, nor (ii) an Event, so long as the Series B Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of such Event the Corporation may not be the surviving entity, shall be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series B Preferred Stock. No such vote of the holders of Series B Preferred Stock as described above shall be required if provision is made to redeem all Series B Preferred Stock at or prior to the time such amendment, alteration or repeal is to take effect, or when the issuance of any such shares or convertible securities is to be made, as the case may be.

(e)            The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

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(8)            Restrictions on Transfer, Acquisition and Redemption of Shares. The Series B Preferred Stock is governed by and issued subject to all of the limitations, terms and conditions of the Corporation’s Charter, including but not limited to the terms and conditions (including exceptions and exemptions) of Article VII of the Charter; provided, however, that the terms and conditions (including exceptions and exemptions) of Article VII of the Charter shall also be applied to the Series B Preferred Stock separately and without regard to any other series or class. The foregoing sentence shall not be construed to limit the applicability of any other term or provision of the Charter to the Series B Preferred Stock. In addition to the legend contemplated by Article VII, Section 7.2.9 of the Charter, each certificate for Series B Preferred Stock shall bear substantially the following legend:

“The Corporation will furnish to any stockholder on request and without charge a full statement of the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the stock of each class which the Corporation is authorized to issue, to the extent they have been set, and of the authority of the Board of Directors to set the relative rights and preferences of a subsequent series of a preferred or special class of stock. Such request may be made to the Secretary of the Corporation or to its transfer agent.”

(9)            Conversion. The shares of Series B Preferred Stock are not convertible or exchangeable for any other property or securities of the Corporation.

(10)         Settlement. Nothing in this Article Second shall be interpreted to preclude the settlement of any transaction entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and witnessed by its Secretary on [__________], 2021.

WITNESS:	READY CAPITAL CORPORATION

By:	By:
Andrew Ahlborn, Secretary	Thomas E. Capasse, Chief Executive Officer

THE UNDERSIGNED, Chief Executive Officer of the Corporation, who executed on behalf of the Corporation the foregoing Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

By:
Thomas E. Capasse, Chief Executive Officer

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